                         [FORM OF CREDIT AGREEMENT]



                              CREDIT AGREEMENT


                         DATED AS OF MARCH 25, 1996


                                    AMONG


                          ANDROS ACQUISITION INC.,
                                as Borrower,

                         THE LENDERS LISTED HEREIN,
                                 as Lenders,

                          THE BANK OF NOVA SCOTIA,
                           as Documentation Agent

                                     and

                               BANQUE PARIBAS,
                          as Administrative Agent

                          ANDROS ACQUISITION INC.

                              CREDIT AGREEMENT

                            TABLE OF CONTENTS

                                                                   PAGE

SECTION 1. DEFINITIONS................................................  4
      1.1   Certain Defined Terms.........................................4
      1.2   Accounting Terms; Utilization of GAAP for Purposes of Calculations
            Under Agreement..............................................38
      1.3   Other Definitional Provisions and Rules of Construction......38

SECTION 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS................. 39
      2.1   Commitments; Making of Loans; Notes..........................39
      2.2   Interest on the Loans........................................43
      2.3   Fees.........................................................47
      2.4 Repayments, Prepayments and Reductions in Revolving Loan Commitments; General Provisions Regarding Payments; Application of
            Proceeds of Collateral and Payments Under Guaranties.........48
      2.5   Use of Proceeds..............................................57
      2.6   Special Provisions Governing Eurodollar Rate Loans...........57
      2.7   Increased Costs; Taxes; Capital Adequacy.....................60
      2.8   Obligation of Lenders and Issuing Lender to Mitigate.........64
      2.9   Right to Replace Lender......................................65

SECTION 3. LETTERS OF CREDIT.......................................... 65
      3.1   Issuance of Letters of Credit and Lenders' Purchase of
            Participations Therein.......................................66
      3.2   Letter of Credit Fees........................................68
      3.3   Drawings and Reimbursement of Amounts Paid Under Letters
            of Credit.                                                   69
      3.4   Obligations Absolute.........................................72
      3.5   Indemnification; Nature of Issuing Lender's Duties...........73
      3.6   Increased Costs and Taxes Relating to Letters of Credit......74

SECTION 4. CONDITIONS TO LOANS AND LETTERS OF CREDIT.................. 75
      4.1   Conditions to Tender Loans...................................75
      4.2   Conditions to Term Loans and Initial Revolving Loans.........81
      4.3   Conditions to All Loans......................................87
      4.4   Conditions to Letters of Credit..............................88

SECTION 5. COMPANY'S REPRESENTATIONS AND WARRANTIES................... 89
      5.1   Organization, Powers, Qualification, Good Standing, Business and
            Subsidiaries.................................................89
      5.2   Authorization of Borrowing, etc..............................90
      5.3   Financial Condition..........................................92
      5.4   No Material Adverse Change; No Restricted Junior Payments....92
      5.5   Title to Properties; Liens; Real Property....................93
      5.6   Litigation; Adverse Facts....................................93
      5.7   Payment of Taxes.............................................94
      5.8   Performance of Agreements; Materially Adverse Agreements; Material
            Contracts....................................................94
      5.9   Governmental Regulation......................................94
      5.10  Securities Activities........................................95
      5.11  Employee Benefit Plans.......................................95
      5.12  Certain Fees.................................................96
      5.13  Environmental Protection.....................................96
      5.14  Employee Matters.............................................97
      5.15  Solvency.....................................................97
      5.16  Matters Relating to Collateral...............................97
      5.17  Related Agreements...........................................98
      5.18  Disclosure...................................................98

SECTION 6. COMPANY'S AFFIRMATIVE COVENANTS............................ 99
      6.1   Financial Statements and Other Reports.......................99
      6.2   Corporate Existence, etc....................................105
      6.3   Payment of Taxes and Claims; Tax Consolidation..............105
      6.4   Maintenance of Properties; Insurance; Application of Net
            Insurance/Condemnation Proceeds.............................106
      6.5   Inspection Rights; Audits of Inventory and Accounts Receivable;
            Lender Meeting..............................................108
      6.6   Compliance with Laws, etc...................................108
      6.7 Environmental Review, Disclosure, Etc.; Company's Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations
            of Environmental Laws.......................................108
      6.8 Execution of Subsidiary Guaranty and Personal Property Collateral Documents by Certain Subsidiaries and Future Subsidiaries...111
      6.9   Matters Relating to Additional Real Property Collateral.....112
      6.10  Interest Rate Protection....................................114
      6.11  Conduct of Business of Merger Sub...........................114
      6.12  Conduct of Business of Target...............................114
      6.13  Merger......................................................115
      6.14  Leaseholds..................................................115
      6.15  Transaction Costs...........................................117

SECTION 7. COMPANY'S NEGATIVE COVENANTS...............................117
      7.1   Indebtedness................................................117
      7.2   Liens and Related Matters...................................118
      7.3   Investments; Joint Ventures.................................119
      7.4   Contingent Obligations......................................120
      7.5   Restricted Junior Payments..................................120
      7.6   Financial Covenants.........................................120
      7.7   Restriction on Fundamental Changes; Asset Sales and Acquisitions122
      7.8   Consolidated Capital Expenditures...........................123
      7.9   Restriction on Leases.......................................124
      7.10  Sales and Lease-Backs.......................................124
      7.11  Sale or Discount of Receivables.............................124
      7.12  Transactions with Shareholders and Affiliates...............124
      7.13  Disposal of Subsidiary Stock................................125
      7.14  Conduct of Business.........................................125
      7.15  Amendments or Waivers of Certain Related Agreements; Amendments of
            Documents Relating to Subordinated Indebtedness.............125
      7.16  Fiscal Year.................................................126
      7.17  Management Fee..............................................126

SECTION 8. EVENTS OF DEFAULT..........................................126
      8.1   Failure to Make Payments When Due...........................127
      8.2   Default in Other Agreements.................................127
      8.3   Breach of Certain Covenants.................................127
      8.4   Breach of Warranty..........................................127
      8.5   Other Defaults Under Loan Documents.........................128
      8.6   Involuntary Bankruptcy; Appointment of Receiver, etc........128
      8.7   Voluntary Bankruptcy; Appointment of Receiver, etc..........128
      8.8   Judgments and Attachments...................................129
      8.9   Dissolution.................................................129
      8.10  Employee Benefit Plans......................................129
      8.11  Change in Control...........................................129
      8.12  Invalidity of Guaranties; Failure of Security; Repudiation of
            Obligations.................................................130
      8.13  Unwinding of Merger.........................................130
      8.14  Conduct of Business By Holdings.............................130

SECTION 9. ADMINISTRATIVE AGENT.......................................131
      9.1   Appointment.................................................131
      9.2   Powers and Duties; General Immunity.........................132
      9.3   Representations and Warranties; No Responsibility For Appraisal of
            Creditworthiness............................................134
      9.4   Right to Indemnity..........................................134

      9.5   Successor Administrative Agent..............................135
      9.6   Collateral Documents and Guaranties.........................135

SECTION 10.MISCELLANEOUS..............................................136
      10.1  Assignments and Participations in Loans and Letters of Credit136
      10.2  Expenses....................................................139
      10.3  Indemnity...................................................140
      10.4  Set-Off.....................................................141
      10.5  Ratable Sharing.............................................142
      10.6  Amendments and Waivers......................................143
      10.7  Independence of Covenants...................................144
      10.8  Notices.....................................................144
      10.9  Survival of Representations, Warranties and Agreements......144
      10.10 Failure or Indulgence Not Waiver; Remedies Cumulative.......144
      10.11 Marshalling; Payments Set Aside.............................145
      10.12 Severability................................................145
      10.13 Obligations Several; Independent Nature of Lenders' Rights..145
      10.14 Headings....................................................145
      10.15 Applicable Law..............................................146
      10.16 Successors and Assigns......................................146
      10.17 Waiver of Jury Trial........................................146
      10.18 Confidentiality.............................................147
      10.19 Counterparts; Effectiveness.................................147

Signatures

                                 EXHIBITS

I           FORM OF NOTICE OF BORROWING
II          FORM OF NOTICE OF CONVERSION/CONTINUATION
III         FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
IV          FORM OF TENDER NOTE
V           FORM OF TERM NOTE
VI          FORM OF REVOLVING NOTE
VII         FORM OF COMPLIANCE CERTIFICATE
VIII        FORM OF BORROWING BASE CERTIFICATE
IX          FORM OF ASSIGNMENT AGREEMENT
X           FORM OF CERTIFICATE RE NON-BANK STATUS
XI          FORM OF COMPANY SECURITY AGREEMENT
XII         FORM OF COMPANY PATENT SECURITY AGREEMENT
XIII        FORM OF COMPANY TRADEMARK SECURITY AGREEMENT
XIV         FORM OF ASSUMPTION AGREEMENT

                                 SCHEDULES


2.1     LENDERS' COMMITMENTS AND PRO RATA SHARES
4.1B    CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP; MANAGEMENT
5.1     SUBSIDIARIES OF COMPANY
5.5     REAL PROPERTY
5.6     LITIGATION
5.8     MATERIAL CONTRACTS
5.11    CERTAIN EMPLOYEE BENEFIT PLANS
6.14    ORIGINAL MORTGAGED PROPERTIES

                                  EXHIBITS

I              FORM OF NOTICE OF BORROWING
II             FORM OF NOTICE OF CONVERSION/CONTINUATION
III            FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
IV             FORM OF TENDER NOTE
V              FORM OF TERM NOTE
VI             FORM OF REVOLVING NOTE
VII            FORM OF COMPLIANCE CERTIFICATE
VIII           FORM OF BORROWING BASE CERTIFICATE
IX             FORM OF ASSIGNMENT AGREEMENT
X              FORM OF CERTIFICATE RE NON-BANK STATUS
XI             FORM OF COMPANY SECURITY AGREEMENT
XII            FORM OF COMPANY PATENT SECURITY AGREEMENT
XIII           FORM OF COMPANY TRADEMARK SECURITY AGREEMENT
XIV            FORM OF ASSUMPTION AGREEMENT

                          ANDROS ACQUISITION INC.

                             CREDIT AGREEMENT



            This CREDIT AGREEMENT is dated as of March 25, 1996 and entered into by and among ANDROS ACQUISITION INC., a Delaware corporation ("MERGER Sub"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "LENDER" and collectively as "LENDERS"), THE BANK OF NOVA SCOTIA ("SCOTIABANK"), as Documentation Agent for Lenders (in such capacity, "DOCUMENTATION AGENT"), and BANQUE PARIBAS ("PARIBAS"), as agent for Lenders (in such capacity, "ADMINISTRATIVE Agent").


                         PRELIMINARY STATEMENTS:

      A. Holdings (this and other capitalized terms used in these recitals without definition being used as defined in subsection 1.1) and its direct wholly owned Subsidiary, Merger Sub, have been formed by Genstar for the purpose of acquiring all of the outstanding shares of the common stock, par value $.01 per share, of Target ("TARGET COMMON STOCK").

      B. On or before the Closing Date, Genstar will purchase all of the outstanding shares of Holdings Common Stock for cash consideration of not less than $17,000,000 and Holdings will contribute such cash to the capital of Merger Sub.

      C. On or before the Closing Date, Merger Sub will issue and sell not less than $15,000,000 in aggregate principal amount of Subordinated Notes.

      D. Merger Sub has offered to purchase all of the issued and outstanding shares of Target Common Stock for $18.00 per share pursuant to the Tender Offer.

      E. On or before the Closing Date, approximately 98,400 Target Stock Options held by the management of Target will be exchanged for equity units with respect to Holdings Common Stock.

      F. Merger Sub, Holdings and Target have entered into the Merger Agreement pursuant to which, upon completion of the Tender Offer and, with respect to clauses (i) and (ii), upon receipt of the approval by holders of at least a majority of the outstanding shares of Target Common Stock (if required by law):

             (i) Merger Sub will merge with Target pursuant to the Merger Agreement with Target being the surviving corporation in such merger (such surviving corporation is sometimes referred to herein as the "SURVIVING Corporation");

            (ii) Each of the shares of Target Common Stock outstanding immediately before the consummation of the Merger (other than shares to be cancelled as described in clause (iii) below and shares held by those who perfect appraisal rights under Delaware state law if such rights are available) will be converted into the right to receive a cash payment;

           (iii) Each of the shares of Target Common Stock outstanding immediately before the consummation of the Merger held by Holdings, Merger Sub, Target or any of their respective direct or indirect Subsidiaries (the "OTHER TARGET SHARES") shall be cancelled and retired without payment of any consideration therefor;

            (iv) Approximately 573,000 options to purchase shares of Target Common Stock ("TARGET STOCK OPTIONS") shall be cashed out at a price equal to the difference between $18.00 and the exercise price thereof;

             (v) As a result of the Merger, each of the shares of the capital stock of Merger Sub outstanding immediately before the consummation of the Merger will be converted into shares of common stock, par value $.01 per share, of Surviving Corporation (the "SURVIVING CORPORATION COMMON Stock"); and

            (vi) Following the Merger, all of the outstanding shares of Surviving Corporation Common Stock will be owned by Holdings and all of the outstanding shares of the Holdings Common Stock will be owned by Genstar.

      G. Merger Sub desires that: (i) Lenders extend certain credit facilities to Merger Sub to provide for the purchase of the Tendered Target Shares, the payment of a portion of the Transaction Fees and the payment of reasonable costs and expenses associated with the Tender Offer; (ii) Lenders extend certain credit facilities to Merger Sub to provide for the purchase pursuant to the Merger of all shares of Target Common Stock (other than Other Target Shares) not tendered in the Tender Offer, the refinancing of the Tender Loans, the payment of the balance of the Transaction Fees and reasonable costs and expenses, the payment of other costs and expenses associated with the Merger and the working capital and other general corporate purposes of the Surviving Corporation; and (iii) upon the consummation of the Merger, the Surviving Corporation assume all the rights and obligations of Merger Sub with respect to this Agreement and the other Loan Documents.

      H. Lenders have agreed to extend certain credit facilities to Company, the proceeds of which will be used (i) together with the proceeds of the issuance and sale of the Subordinated Notes and the proceeds of the issuance of shares of Holdings Common Stock described above, to fund the Acquisition Financing Requirements, and (ii) to provide financing for working capital and other general corporate purposes of Company and its Subsidiaries.

      I. Merger Sub desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on the Tendered Target Shares and causing Target to guaranty the Obligations hereunder and under the other Loan Documents on a limited recourse basis and to secure that guaranty by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on cash in the amount of $25,000,000.

      J. Holdings has agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure its guaranty by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on the capital stock of Company.

      K. On the Merger Date, Company will secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on substantially all of its real, personal and mixed property, including, without limitation, a pledge of all of the capital stock of each of its Domestic Subsidiaries and a pledge of 66% of the capital stock of each of its Foreign Subsidiaries.

      L. On the Merger Date, Company will cause each of its Domestic Subsidiaries to guarantee the Obligations hereunder and under the other Loan Documents and will cause each of its Domestic Subsidiaries to secure their guaranties by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on substantially all of their respective real, personal and mixed property.

            NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders and Administrative Agent agree as follows:

SECTION 1. DEFINITIONS

1.1  CERTAIN DEFINED TERMS.

            The following terms used in this Agreement shall have the following meanings:

            "ACCOUNT" means any present or future right to payment for goods sold or leased or for services rendered, whether due or to become due, whether now existing or hereafter arising and whether or not it has been earned by performance.

            "ACCOUNT DEBTOR" means each Person obligated in any way on an Account.

            "ACQUISITION FINANCING REQUIREMENTS" means the aggregate of all amounts necessary (i) to finance the purchase of Tendered Target Shares pursuant to the Tender Offer, (ii) to finance the purchase of shares of Target Common Stock that have been converted into the right to receive a cash payment pursuant to the Merger, (iii) to finance the purchase of certain options to acquire shares of Target Common Stock held by members of management of Target and (iv) to pay Transaction Fees and reasonable costs and expenses in connection with the Tender Offer and the Merger.

            "ADDITIONAL MORTGAGE" has the meaning assigned to that term in subsection 6.9B.

            "ADDITIONAL MORTGAGE POLICY" has the meaning assigned to that term in subsection 6.9B.

            "ADDITIONAL MORTGAGED PROPERTY" has the meaning assigned to that term in subsection 6.9B.

            "ADJUSTED EURODOLLAR RATE" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by DIVIDING (i) the offered quotation
(rounded upward to the nearest 1/16 of one percent) to first class banks in the London interbank market by Administrative Agent for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan of Administrative Agent for which the Adjusted Eurodollar Rate is then being determined (which principal amount shall be deemed to be the highest principal amount of the Eurodollar Rate Loans of the other Lenders in the event Administrative Agent is not making, converting to or continuing such a Eurodollar Rate Loan) with maturities comparable to such Interest Period as of approximately 10:00 A.M. (Los Angeles time) on such Interest Rate Determination Date BY (ii) a percentage equal to 100% MINUS the stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve

System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).

            "ADMINISTRATIVE AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5.

            "AFFECTED LENDER" has the meaning assigned to that term in subsection 2.6C.

            "AFFECTED LOANS" has the meaning assigned to that term in subsection 2.6C.

            "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Any Person, other than a Lender, who owns beneficially or of record Securities representing more than 10% of the total outstanding Securities of Holdings, Target or Company shall be an Affiliate of Company.

            "AGGREGATE AMOUNTS DUE" has the meaning assigned to that term in subsection 10.5.

            "AGREEMENT" means this Credit Agreement dated as of March 25, 1996, as it may be amended, supplemented or otherwise modified from time to time.

            "APPLICABLE BASE RATE MARGIN" means the following:

             (i) if the Consolidated Senior Debt Ratio as determined in accordance with subsection 2.2A is greater than 2.50 to 1.00, 1.75%;

            (ii) if the Consolidated Senior Debt Ratio as determined in accordance with subsection 2.2A is greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00, 1.25%; and

           (iii) if the Consolidated Senior Debt Ratio as determined in accordance with subsection 2.2A is less than or equal to 2.00 to 1.00, 0.75%.

            "APPLICABLE EURODOLLAR RATE MARGIN" means the following:

             (i) if the Consolidated Senior Debt Ratio as determined in accordance with subsection 2.2A is greater than 2.50 to 1.00, 3.0%;

            (ii) if the Consolidated Senior Debt Ratio as determined in accordance with subsection 2.2A is greater than 2.00 but less than or equal to 2.50 to 1.00, 2.5%; and

           (iii) if the Consolidated Senior Debt Ratio as determined in accordance with subsection 2.2A is less than or equal to 2.00 to 1.00, 2.0%.

            "APPLIED AMOUNT" has the meaning assigned to that term in subsection 2.4B(iv)(b).

            "ARRANGERS" means Paribas Capital Markets and Scotiabank.

            "ASSET SALE" means the sale by Company or any of its Subsidiaries to any Person other than Company or any of its wholly owned Subsidiaries of (i) any of the stock of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business and (b) any such other assets to the extent that (1) the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $100,000 or less and (2) the aggregate value of such assets sold in any calendar year is less than $500,000). Without limiting the foregoing, "ASSET SALE" also includes any sale by Merger Sub to any Person of any shares of Target Common Stock.

            "ASSIGNMENT AGREEMENT" means an Assignment Agreement substantially in the form of EXHIBIT IX annexed hereto.

            "ASSUMPTION AGREEMENT" means an Assumption Agreement substantially in the form of EXHIBIT XIV annexed hereto.

            "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

            "BASE RATE" means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

            "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

            "BORROWING BASE" means an amount equal to the sum of the following: (i) 80% of Eligible Domestic Accounts PLUS (ii) the lesser of (a) $8,000,000 and (b) 70% of Eligible Foreign Accounts PLUS (iii) $500,000 of Eligible Other Foreign Accounts PLUS (iv) the lesser of (a) $7,500,000 and (b) 50% of Eligible Inventory.

            "BORROWING BASE CERTIFICATE" means a certificate substantially in the form of EXHIBIT VIII annexed hereto delivered to Administrative Agent and Lenders by Company pursuant to subsection 6.1(viii), with appropriate insertions, and all related reports and supporting documentation as reasonably requested by Lenders.

            "BUSINESS DAY" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

            "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

            "CASH" means money, currency or a credit balance in a Deposit
Account.

            "CASH ACCOUNTS" has the meaning assigned to that term in the Target Pledge Agreement.

            "CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("MOODY'S"); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

            "CERTIFICATE RE NON-BANK STATUS" means a certificate substantially in the form of EXHIBIT X annexed hereto delivered by a Lender to Administrative Agent pursuant to subsection 2.7B(iii).

            "CLOSING DATE" means the date on or before April 15, 1996, on which the Tender Loans are made.

            "CLOSING DATE LOAN DOCUMENTS" means, collectively, this Agreement, the Holdings Guaranty, the Holdings Pledge Agreement, the Company Pledge Agreement, the Tender Notes, the Target Guaranty, and the Target Pledge Agreement, which are to be executed and delivered on the Closing Date pursuant to subsection 4.1.

            "COLLATERAL" means, collectively, all of the real, personal and mixed property (including capital stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

            "COLLATERAL ACCESS AGREEMENT" means any landlord waiver, mortgagee waiver, bailee letter or any similar acknowledgement or agreement of any landlord or mortgagee in respect of any Real Property Asset where any Collateral is located or any warehouseman or processor in possession of any Inventory of any Loan Party, in form and substance satisfactory to Requisite Lenders, with such changes thereto as may be agreed to by Administrative Agent in the reasonable exercise of its discretion.

            "COLLATERAL ACCOUNT" has the meaning assigned to that term in the Collateral Account Agreement.

            "COLLATERAL ACCOUNT AGREEMENT" means the Collateral Account Agreement executed and delivered by Company and Administrative Agent on the Closing Date, in form and substance satisfactory to Requisite Lenders, as such Collateral Account Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

            "COLLATERAL DOCUMENTS" means the Holdings Pledge Agreement, the Company Pledge Agreement, the Company Security Agreement, the Company Patent Security Agreement, the Company Trademark Security Agreement, the Target Pledge Agreement, the Collateral Account Agreement, the Subsidiary Pledge Agreements, the Subsidiary Security Agreements, the Subsidiary Patent Security Agreements, the Subsidiary Trademark Security Agreements, the Mortgages and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

            "COMMERCIAL LETTER OF CREDIT" means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

            "COMMITMENTS" means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

            "COMPANY" means (i) for purposes of Section 5, prior to consummation of the Tender Offer, Target and Merger Sub, (ii) prior to the consummation of the Merger, Merger Sub, and (iii) after the consummation of the Merger, Target as the surviving corporation in the Merger.

            "COMPANY PATENT SECURITY AGREEMENT" means the Company Patent Security Agreement executed and delivered by Company on the Merger Date, substantially in the form of EXHIBIT XII annexed hereto, as such Company Patent Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

            "COMPANY PLEDGE AGREEMENT" means the Company Pledge Agreement executed and delivered by Company on the Closing Date, in form and substance satisfactory to Requisite Lenders, as such Company Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

            "COMPANY SECURITY AGREEMENT" means the Company Security Agreement executed and delivered by Company on the Merger Date, substantially in the form of EXHIBIT XI annexed hereto, as such Company Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

            "COMPANY TRADEMARK SECURITY AGREEMENT" means the Company Trademark Security Agreement executed and delivered by Company on the Merger Date, substantially in the form of EXHIBIT XIII annexed hereto, as such Company Trademark Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

            "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of EXHIBIT VII annexed hereto delivered to Administrative Agent and Lenders by Company pursuant to subsection 6.1(iv).

            "CONSOLIDATED ADJUSTED EBITDA" means, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, and (vi) other non-cash items reducing Consolidated Net Income LESS other non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP; provided, however, that for purposes of subsection 7.6, (a) Consolidated Adjusted EBITDA for the period ending September 30, 1996 shall be equal to Consolidated Adjusted EBITDA for the six-month period then ended times 2; and (b) Consolidated Adjusted EBITDA for the period ending December 31, 1996 shall be equal to Consolidated Adjusted EBITDA for the nine-month period then ended times 1.333; provided further, however, that for the 1996 Fiscal Year, restructuring charges of up to $500,000 shall be added back during the relevant periods to Consolidated Net Income to the extent deducted from Consolidated Net Income for such periods.

            "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries PLUS (ii) to the extent not covered by clause (i) of this definition, the aggregate of all expenditures by Company and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of Company; provided, however, an acquisition of the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person or any division or line of business of any Person permitted by subsection 7.7(v) shall not constitute a Consolidated Capital Expenditure.

            "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period, Consolidated Interest Expense for such period EXCLUDING, HOWEVER, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).

            "CONSOLIDATED EXCESS CASH FLOW" means, for any period, an amount (if positive) equal to (i) Consolidated Adjusted EBITDA for such period MINUS
(ii) the sum, without duplication, of the amounts for such period of (a) Consolidated Principal Payments (excluding repayments of Revolving Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments), (b) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures), (c) Consolidated Cash Interest Expense, and (d) the provision for current taxes based on income of Company and its Subsidiaries payable in cash with respect to such period.

            "CONSOLIDATED FIXED CHARGES" means, for any period, the sum
(without duplication) of the amounts for such period of (i) Consolidated Interest Expense, (ii) Consolidated Capital Expenditures, and (iii) Consolidated Scheduled Principal Payments, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP; provided, however, that for purposes of subsection 7.6, (a) Consolidated Fixed Charges for the period ending September 30, 1996 shall be equal to Consolidated Fixed Charges for the six-month period then ended times 2; and (b) Consolidated Fixed Charges for the period ending December 31, 1996 shall be equal to Consolidated Fixed Charges for the nine-month period then ended times 1.333..

            "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but EXCLUDING, HOWEVER, any amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders on or before the Closing Date and all amounts payable to the holders of the Subordinated Notes on or before the Closing Date; provided, however, that for purposes of subsection 7.6, (a) Consolidated Interest Expense for the period ending September 30, 1996 shall be equal to Consolidated Interest Expense for the six-month period then ended times 2; and
(b) Consolidated Interest Expense for the period ending December 31, 1996 shall be equal to Consolidated Interest Expense for the nine-month period then ended times 1.333.

            "CONSOLIDATED NET INCOME" means, for any period, the net income
(or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; PROVIDED that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any

Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

            "CONSOLIDATED PRINCIPAL PAYMENTS" means, for any period, the aggregate amount of all voluntary and scheduled repayments of principal by Company and its Subsidiaries on a consolidated basis during such period under all Indebtedness of Company or any of its Subsidiaries (including the principal component of Capital Leases).

            "CONSOLIDATED RENTAL PAYMENTS" means, for any period, the aggregate amount of all rents paid or payable by Company and its Subsidiaries on a consolidated basis during such period under all Operating Leases to which Company or any of its Subsidiaries is a party as lessee.

            "CONSOLIDATED RESEARCH AND DEVELOPMENT EXPENDITURES" means, for any period, the sum of (i) the aggregate amount of all expenses of Company and its Subsidiaries on a consolidated basis for research and development during such period and (ii) the aggregate amount of all capitalized costs of Company and its Subsidiaries on a consolidated basis for research and development during such period.

            "CONSOLIDATED SENIOR DEBT" means, as at any date of determination, an amount equal to (i) the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, MINUS (ii) the aggregate stated balance sheet amount of all Subordinated Indebtedness, in each case determined on a consolidated basis in accordance with GAAP.

            "CONSOLIDATED SENIOR DEBT RATIO" means, on the last day of any Fiscal Quarter, the ratio of (i) Consolidated Senior Debt on such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such day.

            "CONSOLIDATED SCHEDULED PRINCIPAL PAYMENTS" means, for any period, the aggregate amount of all scheduled repayments of principal by Company and its Subsidiaries on a consolidated basis during such period under all Indebtedness of Company or any of its Subsidiaries (including the principal component of Capital Leases).

            "CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

            "CONSOLIDATED TOTAL SALES" means, for any period, the aggregate amount of sales of Company and its Subsidiaries on a consolidated basis for such period determined in conformity with GAAP.

            "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or
(y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (x) or (y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

            "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

            "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

            "CUT OFF DATE" has the meaning assigned to that term in subsection 10.3.

            "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

            "DOCUMENTATION AGENT" has the meaning assigned to that term in the introduction to this Agreement.

            "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

            "DOMESTIC ACCOUNT DEBTOR" means an Account Debtor which maintains a place of business in the United States of America.

            "DOMESTIC SUBSIDIARY" means any Subsidiary of Company incorporated in a jurisdiction of the United States of America.

            "EFFECTIVE TIME" means the date and time that the Merger becomes effective in accordance with the terms of the Merger Agreement, with the effect set forth in Section 259 of the General Corporation Law of the State of Delaware.

            "ELIGIBLE ACCOUNTS" means, at any date of determination, all Accounts of Company and any of its wholly owned Domestic Subsidiaries other than any Account:

             (i) which does not represent a bona fide sale or lease and delivery of goods of or rendition of services by Company in the ordinary course of Company's business, or which is not for a liquidated amount payable by the Account Debtor thereon on the terms set forth in the invoice therefor;

            (ii)  which represents a progress billing;

           (iii) which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, repurchase or return basis;

            (iv) which is evidenced by a promissory note or other instrument or by chattel paper;

             (v) with respect to which more than 90 days have elapsed since the date of the original invoice therefor; provided, however, that during the period from and including the Closing Date to and including September 30, 1996, Accounts owed by a Foreign Account Debtor shall not be excluded under this clause (v) unless more than 120 days have elapsed since the date of the original invoice therefor; and provided further that there shall not be excluded under this clause (v) Accounts which are owed by the government of the United States of America, any department, agency, public corporation, or state, municipality, or other political subdivision thereof and which do not exceed $500,000 in the aggregate;

            (vi) which is not evidenced by an invoice rendered to the Account Debtor;

           (vii) owed by an Account Debtor which is a director, officer, shareholder, employee or Affiliate of Company or any of its Subsidiaries;

          (viii) if the aggregate dollar amount of all Accounts owed by the Account Debtor thereon exceeds 15% of the aggregate amount of all Accounts at such time, but only to the extent of such excess;

            (ix) which is owed by an Account Debtor which, at the time of any determination of Eligible Accounts, owes any amount with respect to any Account that has been outstanding more than 90 days, or with respect to any Foreign Account Debtor during the period from and including the Closing Date to and including September 30, 1996, 120 days, since the date of the original invoice therefor, other than amounts which in total do not exceed 25% of the aggregate of all Accounts owing by such Account Debtor and which are the subject of BONA FIDE disputes between such Account Debtor and Company;

             (x) which is owed by the government of the United States of America, any department, agency, public corporation, or state, municipality, or other political subdivision thereof, unless, if requested by Administrative Agent, the Federal Assignment of Claims Act of 1940, as amended, and any other steps necessary to perfect Administrative Agent's security interest therein, have been complied with to Administrative Agent's reasonable satisfaction with respect to such Account;

            (xi) except as provided in clause (x) above, as to which either the perfection, enforceability, or validity of the security interest in such Account, or Administrative Agent's right or ability to obtain direct payment to Administrative Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC;

           (xii) with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

          (xiii) which is owed by an Account Debtor to which Company is indebted in any way unless the Account Debtor has entered into an agreement acceptable to Administrative Agent in its commercially reasonable judgment to waive setoff rights; or if the Account Debtor thereon has disputed liability, asserted a right of setoff or made any claim with respect to such Account; but in each such case only to the extent of such indebtedness, setoff, dispute, or claim;

           (xiv) as to which any one or more of the following events has occurred with respect to the Account Debtor on such Account: death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition in a proceeding that is then pending for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States of America, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors in a proceeding that is then pending; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including the appointment of or taking possession by a "custodian," as defined in the Bankruptcy Code in a proceeding that is then pending; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States of America or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor in a proceeding that is then pending; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;

            (xv) if Administrative Agent believes in its commercially reasonable judgment that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor's financial inability to pay;

           (xvi) on which Administrative Agent does not have a First Priority Lien; and

          (xvii) which represents a rebilling of an Account Debtor for a discount or other adjustment inappropriately applied to an Account by such Account Debtor.

            "ELIGIBLE ASSIGNEE" means (i) (a) a commercial bank organized under the laws of the United States or any state thereof and having a combined capital and surplus of at least $500,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States of America or any state thereof and having a combined capital and surplus of at least $500,000,000; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof and having a combined capital and surplus of at least $500,000,000; PROVIDED that (x) such bank is acting through a branch or agency located in the United States of America or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies; and (ii) any Lender and any Affiliate of any Lender; PROVIDED that no Affiliate of Company or Genstar shall be an Eligible Assignee.

            "ELIGIBLE DOMESTIC ACCOUNTS" means, at any date of determination, all Eligible Accounts of Company and its wholly owned Domestic Subsidiaries which are (i) owed by a Domestic Account Debt, (ii) payable in the United States of America and (iii) payable in Dollars.

            "ELIGIBLE FOREIGN ACCOUNT DEBTOR" means an Account Debtor (i) which does not maintain a place of business in the United States of America; and
(ii) the billing address of which is in France, Germany, Holland, Italy, Japan, the United Kingdom or any other country approved from time to time by Requisite Lenders.

            "ELIGIBLE FOREIGN ACCOUNTS" means, at any date of determination, all Eligible Accounts of Company and its wholly owned Domestic Subsidiaries which are (i) owed by an Eligible Foreign Account Debtor, (ii) payable in the United States of America and (iii) payable in Dollars.

            "ELIGIBLE INVENTORY" means, at any time, any Inventory of Company and its wholly owned Domestic Subsidiaries arising in the ordinary course of their respective businesses:

             (i) that is not, in the commercially reasonable judgment of Administrative Agent, obsolete or unmerchantable;

            (ii)  that is located in the United States of America;

           (iii) that is insured in accordance with Company's normal practice and to the reasonable satisfaction of Administrative Agent;

            (iv)  upon which Administrative Agent has a First Priority Lien;

             (v)  title to which has passed to Company; and

            (vi) that is not repair and maintenance Inventory, or Inventory delivered to Company on consignment.

            "ELIGIBLE OTHER FOREIGN ACCOUNT DEBTOR" means an Account Debtor
(i) which does not maintain a place of business in the United States of America; and (ii) the billing address of which is not in the United States of America, France, Germany, Holland, Italy, Japan or the United Kingdom.

            "ELIGIBLE OTHER FOREIGN ACCOUNTS" means, at any date of determination, all Eligible Accounts of Company and its wholly owned Domestic Subsidiaries which are (i) owed by an Eligible Other Foreign Account Debtor,
(ii) payable in the United States of America and (iii) payable in Dollars.

            "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

            "ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or
(iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

            "ENVIRONMENTAL LAWS" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of governmental authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 ET SEQ.), the Occupational Safety and Health Act (29
 U.S.C. Section 651 ET SEQ.), the Oil Pollution Act (33 U.S.C. Section 2701 ET
SEQ) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. SEQ.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

            "ERISA AFFILIATE" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of

Company or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

            "ERISA EVENT" means (i) a "reportable event" within the meaning of
Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of
Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or
(xi) the imposition of a

Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

            "EURODOLLAR RATE LOANS" means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

            "EVENT OF DEFAULT" means each of the events set forth in Section
8.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

            "EXCHANGE ASSETS" has the meaning assigned to that term in subsection 2.4B(iii)(a).

            "EXCHANGE RATE" means, on any date when an amount expressed in a currency other than Dollars is to be determined with respect to any Letter of Credit, the nominal rate of exchange of the Issuing Lender in the New York foreign exchange market for the purchase by the Issuing Lender (by cable transfer) of such currency in exchange for Dollars at 12:00 Noon (New York time) one Business Day prior to such date, expressed as a number of units of such currency per one Dollar.

            "FACILITIES" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

            "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

            "FINANCIAL PLAN" has the meaning assigned to that term in subsection 6.1(xv).

            "FINANCIAL PROJECTIONS" has the meaning assigned to that term in subsection 4.1N.

            "FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien has priority over any other Lien on such Collateral and (ii) such Lien is the only Lien (other than Liens permitted by this Agreement) to which such Collateral is subject.

            "FISCAL QUARTER" means a fiscal quarter of any Fiscal Year.

            "FISCAL YEAR" means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

            "FLOOD HAZARD PROPERTY" means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

            "FOREIGN SUBSIDIARY" means any Subsidiary of Company that is not a Domestic Subsidiary.

            "FUNDING AND PAYMENT OFFICE" means (i) the office of
Administrative Agent located at 2029 Century Park East, 39th Floor, Los Angeles, California 90067 or (ii) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

            "FUNDING DATE" means the date of the funding of a Loan.

            "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

            "GENSTAR" means Genstar Capital Partners II, L.P., a Delaware limited partnership.

            "GENSTAR CONTRIBUTION AGREEMENT" has the meaning assigned to that term in subsection 4.1L.

            "GOVERNMENTAL ACTS" has the meaning assigned to that term in subsection 3.5A.

            "GOVERNMENTAL AUTHORIZATION" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

            "GUARANTIES" means the Holdings Guaranty, the Target Guaranty, and the Subsidiary Guaranty.

            "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources;
(iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation;
(viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

            "HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

            "HEDGE AGREEMENT" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

            "HOLDINGS" means Andros Holdings Inc., a Delaware corporation.

            "HOLDINGS COMMON STOCK" means the common stock of Holdings, par value $.01 per share.

            "HOLDINGS GUARANTY" means the Holdings Guaranty executed and delivered by Holdings on the Closing Date, in form and substance satisfactory to Requisite Lenders, as such Holdings Guaranty may thereafter be amended, supplemented or otherwise modified from time to time.

            "HOLDINGS PLEDGE AGREEMENT" means the Holdings Pledge Agreement executed and delivered by Holdings on the Closing Date, in form and substance satisfactory to Requisite Lenders, as such Holdings Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

            "INDEBTEDNESS", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements constitute (x) in the case of Hedge Agreements, Contingent Obligations, and (y) in all other cases, Investments, and in neither case constitute Indebtedness.

            "INDEMNIFIED LIABILITIES" has the meaning assigned to that term in subsection 10.3.

            "INDEMNITEE" has the meaning assigned to that term in subsection
10.3.

            "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

            "INTERCREDITOR AGREEMENT" means the Subordination and Intercreditor Agreement executed and delivered by Administrative Agent, Company and the holders of the Subordinated Notes on the Closing Date, as such Intercreditor Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

            "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 1996, and (ii) with respect to any Eurodollar Rate Loan, the last day of each

Interest Period applicable to such Loan; PROVIDED that in the case of each Interest Period of longer than three months "INTEREST PAYMENT DATE" shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

            "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

            "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

            "INTEREST RATE DETERMINATION DATE" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

            "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

            "INVENTORY" means, with respect to any Person as of any date of determination, all goods, merchandise and other personal property which are then held by such Person for sale or lease, including raw materials and work in process.

            "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary,
(iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

            "IP COLLATERAL" means, collectively, the Collateral under the Company Patent and Trademark Security Agreement and the Subsidiary Patent and Trademark Security Agreements.

            "ISSUING LENDER" means Paribas.

            "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; PROVIDED that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

            "LANDLORD CONSENT AND ESTOPPEL" means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, satisfactory in form and substance to Administrative Agent.

            "LEASEHOLD PROPERTY" means any leasehold interest of any Loan Party as lessee under any lease of real property.

            "LENDER" and "LENDERS" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1.

            "LENDER WARRANTS" means the warrants dated as of the Closing Date to purchase Holdings Common Stock issued to Paribas and Scotiabank, or their respective Affiliates or designees, as the same may thereafter be amended, supplemented or otherwise modified from time to time.

            "LETTER OF CREDIT" or "LETTERS OF CREDIT" means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by the Issuing Lender for the account of Company pursuant to subsection 3.1.

            "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding PLUS (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender and not theretofore reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B). For purposes of this definition, any amount described in clause (i) or
(ii) of the preceding sentence which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination.

            "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

            "LOAN" or "LOANS" means one or more of the Tender Loans, Term Loans or Revolving Loans or any combination thereof.

            "LOAN DOCUMENTS" means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of the Issuing Lender relating to, the Letters of Credit), the Collateral Documents, the Guaranties and the Genstar Contribution Agreement.

            "LOAN PARTY" means each of Holdings, Company, Target and any of Company's Subsidiaries from time to time executing a Loan Document, and "LOAN Parties" means all such Persons, collectively.

            "MARGIN DETERMINATION DATE" has the meaning assigned to that term in subsection 2.2A.

            "MARGIN STOCK" has the meaning assigned to that term in Regulation
U of the Board of Governors of the Federal Reserve System as in effect from time to time.

            "MATERIAL ADVERSE EFFECT" means a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries.

            "MATERIAL CONTRACT" means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

            "MERGER" means the merger of Merger Sub with and into Target in accordance with the terms of the Merger Agreement with Target being the surviving corporation in such Merger.

            "MERGER AGREEMENT" means that certain Agreement and Plan of Merger by and among Holdings, Merger Sub and Target dated as of February 14, 1996, as such agreement may be amended from time to time thereafter to the extent permitted under subsection 7.15A.

            "MERGER DATE" means the date that the Merger becomes effective in accordance with the terms of the Merger Agreement.

            "MERGER DATE LOAN DOCUMENTS" means, collectively, the Company Security Agreement, the Company Patent Security Agreement, the Company Trademark Security Agreement, the Collateral Account Agreement, the Term Notes, the Revolving Notes, the Subsidiary Guaranty, the Subsidiary Pledge Agreements, the Subsidiary Security Agreements, the Subsidiary Patent Security Agreements, the Subsidiary Trademark Security Agreements and the Assumption Agreement, which are to be executed and delivered on the Merger Date pursuant to subsection 4.2.

            "MERGER SUB" has the meaning assigned to that term in the introduction to this Agreement.

            "MINIMUM SHARES" means that number of shares of Target Common
Stock, on a fully-diluted basis, required to be purchased by Merger Sub in order to cause the Merger to occur.

            "MORTGAGE" means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, in form and substance satisfactory to Requisite Lenders, or in such other form as may be approved by Administrative Agent, in each case with such changes thereto as may be recommended by Administrative Agent's local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent's option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may thereafter be amended, supplemented or otherwise modified from time to time. "MORTGAGES" means all such instruments, including the Original Mortgages and any Additional Mortgages, collectively.

            "MORTGAGED PROPERTY" means an Original Mortgaged Property or an Additional Mortgaged Property.

            "MULTIEMPLOYER PLAN" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

            "NET ASSET SALE PROCEEDS" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including, without limitation, (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

            "NET INSURANCE/CONDEMNATION PROCEEDS" means any Cash payments or proceeds received by Company or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof.

            "NET PROCEEDS AMOUNT" has the meaning assigned to that term in subsection 2.4B(iii)(e).

            "NET SECURITIES PROCEEDS" has the meaning assigned to that term in subsection 2.4B(iii)(c).

            "NON-U.S. LENDER" has the meaning assigned to that term in subsection 2.7B(iii).

            "NOTEHOLDER WARRANTS" means the warrants dated as of the Closing Date to purchase 3% of Holdings Common Stock issued to the holders of the Subordinated Notes, as the same may thereafter be amended, supplemented or otherwise modified from time to time.

            "NOTES" means one or more of the Tender Notes, Term Notes or Revolving Notes or any combination thereof.

            "NOTICE OF BORROWING" means a notice substantially in the form of
EXHIBIT I annexed hereto delivered by Company to Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

            "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of EXHIBIT II annexed hereto delivered by Company to Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

            "NOTICE OF ISSUANCE OF LETTER OF CREDIT" means a notice substantially in the form of EXHIBIT III annexed hereto delivered by Company to Administrative Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

            "OBLIGATIONS" means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

            "OFFICERS' CERTIFICATE" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents or its secretary and by its chief financial officer or its treasurer.

            "OPERATING LEASE" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

            "ORIGINAL MORTGAGE" and "ORIGINAL MORTGAGES" have the meanings assigned to those terms in subsection 6.14.


            "ORIGINAL MORTGAGE POLICIES" and "ORIGINAL MORTGAGES POLICIES" have the meanings assigned to those terms in subsection 6.14.

            "ORIGINAL MORTGAGED PROPERTY" and "ORIGINAL MORTGAGED
Properties" have the meanings assigned to those terms in subsection 6.14.

            "OTHER TARGET SHARES" has the meaning assigned to that term in the Preliminary Statements to this Agreement.

            "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

            "PARIBAS" has the meaning assigned to that term in the introduction to this Agreement.

            "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

            "PERMITTED ENCUMBRANCES" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA and any such Lien relating to or imposed in connection with any Environmental Claim):

             (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

            (ii) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (x) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (y) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

           (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

            (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

             (v) any (a) interest or title of a lessor or sublessor under any lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

            (vi) Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement; and

           (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

            "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

            "PLEDGED COLLATERAL" means, collectively, the "Pledged Collateral" as defined in the Holdings Pledge Agreement, the Target Pledge Agreement, the Company Pledge Agreement and the Subsidiary Pledge Agreements.

            "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

            "PRIME RATE" means the rate that Paribas announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Paribas or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

            "PROCEEDINGS" has the meaning assigned to that term in subsection 6.1(xii).

            "PRO RATA SHARE" means, with respect to each Lender, the percentage obtained by DIVIDING (i) the sum of the Tender Loan Exposure of that Lender PLUS the Term Loan Exposure of that Lender PLUS the Revolving Loan Exposure of that Lender BY (ii) the sum of the aggregate Tender Loan Exposure of all Lenders PLUS the aggregate Term Loan Exposure of all Lenders PLUS the aggregate Revolving Loan Exposure of all Lenders, as such percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender is set forth opposite the name of that Lender in SCHEDULE 2.1 annexed hereto.

            "PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

            "Recorded Leasehold Interest" means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Administrative Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term "RECORD DOCUMENT" means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Administrative Agent.

            "REAL PROPERTY ASSET" means, at any time of determination, any interest then owned by any Loan Party in any real property.

            "REFINANCING REVOLVING LOANS" has the meaning assigned to that term in subsection 2.5B.

            "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "REIMBURSEMENT DATE" has the meaning assigned to that term in subsection 3.3B.

            "RELATED AGREEMENTS" means, collectively, the Merger Agreement and the Subordinated Note Purchase Agreement.

            "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

            "REQUISITE LENDERS" means Lenders having or holding more than 66-2/3% of the sum of the aggregate Tender Loan Exposure of all Lenders PLUS the aggregate Term Loan Exposure of all Lenders PLUS the aggregate Revolving Loan Exposure of all Lenders.

            "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company or Holdings now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company or Holdings now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company or Holdings now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

            "REVOLVING LOAN COMMITMENT" means the commitment of a Lender to make Revolving Loans to Company pursuant to subsection 2.1A(iii), and "REVOLVING LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

            "REVOLVING LOAN COMMITMENT TERMINATION DATE" means March 31, 2001.

            "REVOLVING LOAN EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender PLUS (b) in the event that Lender is the Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that

Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) PLUS (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit.

            "REVOLVING LOANS" means the Loans made by Lenders to Company pursuant to subsection 2.1A(iii).

            "REVOLVING NOTES" means (i) the promissory notes of Company issued pursuant to subsection 2.1D(ii)(b) on the Merger Date and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders, in each case substantially in the form of EXHIBIT VI annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

            "SCOTIABANK" has the meaning assigned to that term in the introduction to this Agreement.

            "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

            "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

            "SOLVENT" means, with respect to any Person, that as of the date of determination both (i) (a) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

            "STANDBY LETTER OF CREDIT" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of Company or any of its Subsidiaries, (iii) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, and
(v) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry; PROVIDED that Standby Letters of Credit may not be issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code).

            "STOCKHOLDERS' AGREEMENT" means the Stockholders' Agreement dated as of March 25, 1996 among Holdings, Genstar, Susan M. Fixmer, Donald Madsen, Dane Nelson, William W. Weiss, Paribas, Scotiabank and BG Services Limited.

            "SUBORDINATED INDEBTEDNESS" means (i) the Subordinated Notes and
(ii) any other Indebtedness of Company subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Administrative Agent and Requisite Lenders.

            "SUBORDINATED NOTE PURCHASE AGREEMENT" means the Senior Subordinated Loan Agreement dated as of March 25, 1996 among Merger Sub and BG Services Limited pursuant to which the Subordinated Notes are issued, as such agreement may be amended from time to time to the extent permitted under subsection 7.15B.

            "SUBORDINATED NOTES" means the 13% Subordinated Notes due 2003 of Company in the aggregate original principal amount of $15,000,000 issued pursuant to the Subordinated Note Purchase Agreement.

            "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Target shall be a Subsidiary of Company from and after the Closing Date until the effective time of the Merger.

            "SUBSIDIARY GUARANTOR" means any Domestic Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty on the Merger Date or from time to time thereafter pursuant to subsection 6.8.

            "SUBSIDIARY GUARANTY" means the Subsidiary Guaranty executed and delivered by existing Domestic Subsidiaries of Company on the Merger Date and to be executed and delivered by additional Domestic Subsidiaries of Company from time to time thereafter in accordance with subsection 6.8, in form and substance satisfactory to Requisite Lenders, as such Subsidiary Guaranty may thereafter be amended, supplemented or otherwise modified from time to time.

            "SUBSIDIARY PATENT SECURITY AGREEMENT" means each Subsidiary
Patent Security Agreement executed and delivered by an existing Subsidiary Guarantor on the Merger Date or executed and delivered by any additional Subsidiary Guarantor from time to time thereafter in accordance with subsection 6.8, in each case in form and substance satisfactory to Requisite Lenders, such Subsidiary Patent Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time, and "SUBSIDIARY PATENT Security Agreements" means all such Subsidiary Patent Security Agreements, collectively.

            "SUBSIDIARY PLEDGE AGREEMENT" means each Subsidiary Pledge Agreement executed and delivered by an existing Subsidiary Guarantor on the Merger Date or executed and delivered by any additional Subsidiary Guarantor from time to time thereafter in accordance with subsection 6.8, in each case in form and substance satisfactory to Requisite Lenders, as such Subsidiary
Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time, and "SUBSIDIARY PLEDGE AGREEMENTS" means all such Subsidiary Pledge Agreements, collectively.

            "SUBSIDIARY SECURITY AGREEMENT" means each Subsidiary Security Agreement executed and delivered by an existing Subsidiary Guarantor on the Merger Date or executed and delivered by any additional Subsidiary Guarantor from time to time thereafter in accordance with subsection 6.8, in each case in form and substance satisfactory to Requisite Lenders, as such Subsidiary Security Agreement may be thereafter amended, supplemented or otherwise modified from time to time, and "SUBSIDIARY SECURITY AGREEMENTS" means all such Subsidiary Security Agreements, collectively.

            "SUBSIDIARY TRADEMARK SECURITY AGREEMENT" means each Subsidiary Trademark Security Agreement executed and delivered by an existing Subsidiary Guarantor on the Merger Date or executed and delivered by any additional Subsidiary Guarantor from time to time thereafter in accordance with subsection 6.8, in each case in form and substance satisfactory to Requisite Lenders, as such Subsidiary Trademark Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time, and "SUBSIDIARY TRADEMARK SECURITY AGREEMENTS" means all such Subsidiary Trademark Security Agreements, collectively.

            "SUPPLEMENTAL COLLATERAL AGENT" has the meaning assigned to that term in subsection 9.1B.

            "SURVIVING CORPORATION" has the meaning assigned to that term in the Preliminary Statements to this Agreement.

            "SURVIVING CORPORATION COMMON STOCK" has the meaning assigned to that term in the Preliminary Statements to this Agreement.

            "TARGET" means Andros Incorporated, a Delaware corporation; PROVIDED that, after the consummation of the Merger, Target shall be referred to herein as "COMPANY".

            "TARGET COMMON STOCK" has the meaning assigned to that term in the Preliminary Statements to this Agreement.

            "TARGET PLEDGE AGREEMENT" means the Target Pledge Agreement executed and delivered by Target and Administrative Agent on the Closing Date, in form and substance satisfactory to Requisite Lenders, as such Target Pledge Agreement may hereafter be amended, supplemented or otherwise modified from time to time, pursuant to which Target agrees to pledge not less than $25,000,000 in cash.

            "TARGET GUARANTY" means the Target Limited Recourse Guaranty executed and delivered by Target on the Closing Date, in form and substance satisfactory to Requisite Lenders, as such Target Guaranty may thereafter be amended, supplemented or otherwise modified from time to time.

            "TARGET STOCK OPTIONS" has the meaning assigned to that term in the Preliminary Statements to this Agreement.

            "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; PROVIDED that "TAX ON THE OVERALL NET INCOME" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its lending office).

            "TENDER LOAN COMMITMENT" means the commitment of a Lender to make a Tender Loan to Company pursuant to subsection 2.1A(i) and "TENDER LOAN Commitments" means such commitments of all Lenders in the aggregate.

            "TENDER LOAN EXPOSURE" means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Tender Loan Commitments, that Lender's Tender Loan Commitment and (ii) after the termination of the Tender Loan Commitments, the aggregate outstanding principal amount of the Tender Loans of that Lender.

            "TENDER LOANS" means the Loans made by Lenders to Company pursuant to subsection 2.1A(i).

            "TENDER NOTES" means (i) the promissory notes of Company issued pursuant to subsection 2.1D(i) on the Closing Date and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 10.1B(i) in connection with assignment of the Tender Loan Commitments or Tender Loans of any Lenders, in each case substantially in the form of EXHIBIT IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

            "TENDER OFFER" means the offer to purchase for cash all of the outstanding shares of Target Common Stock by Company pursuant to the Tender Offer Materials.

            "TENDER OFFER MATERIALS" means the Tender Offer Statement on
Schedule 14D-1 filed by Merger Sub on February 21, 1996 with the Securities and Exchange Commission pursuant to Section 14(d)(1) of the Exchange Act, together with all exhibits thereto, including the form of "Offer to Purchase For Cash", set forth in Exhibit [(a)(1)] thereto, including Amendment No. 1, Amendment No. 2, and Amendment No. 3 thereto and any other amendments prior to the date hereof that relate only to any extension of time during which the offer to purchase remains outstanding or to the results of the Tender Offer and other amendments that are approved by Requisite Lenders.

            "TENDERED TARGET SHARES" means all shares of Target Common Stock tendered to and purchased by Merger Sub pursuant to the Tender Offer.

            "TERM LOAN COMMITMENT" means the commitment of a Lender to make a Term Loan to Company pursuant to subsection 2.1A(ii), and "TERM LOAN Commitments" means such commitments of all Lenders in the aggregate.

            "TERM LOAN EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the funding of the Term Loans, that Lender's Term Loan Commitment and (ii) after the funding of the Term Loans, the outstanding principal amount of the Term Loan of that Lender.

            "TERM LOAN MATURITY DATE" means March 31, 2001.

            "TERM LOANS" means the Loans made by Lenders to Company pursuant to subsection 2.1A(ii).

            "TERM NOTES" means (i) the promissory notes of Company issued pursuant to subsection 2.1D(ii)(a) on the Merger Date and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Term Loan Commitments or Term Loans of any Lenders, in each case substantially in the form of EXHIBIT V annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

            "TITLE COMPANY" means, collectively, one or more title insurance companies reasonably satisfactory to Administrative Agent.

            "TOTAL UTILIZATION OF REVOLVING LOAN COMMITMENTS" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing the Issuing Lender for any amount drawn under any Letter of Credit but not yet so applied) PLUS (ii) the Letter of Credit Usage.

            "TRANSACTION COSTS" means the sum of (i) all Transaction Fees,
(ii) all costs and expenses payable by Company in connection with the transactions contemplated by the Loan Documents and the Related Agreements and
(iii) all expenses, damages and settlement payments payable in connection with any litigation relating to the Tender Offer or the Merger.

            "TRANSACTION FEES" means the fees payable by Company on or before the Merger Date in connection with the transactions contemplated by the Loan Documents and the Related Agreements.

            "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

            "WARRANTS" means, collectively, the Lender Warrants and the Noteholder Warrants.

1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER Agreement.

            Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (i), (ii),
(iii) and (xv) of subsection

6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3.

1.3  OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION.

      A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

      B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

      C. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.


SECTION 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1  COMMITMENTS; MAKING OF LOANS; NOTES.

      A. COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans described in subsections 2.1A(i), 2.1A(ii) and 2.1A(iii).

             (i) TENDER LOANS. Each Lender severally agrees to lend to Company on the Closing Date and on May 15, 1996 an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Tender Loan Commitments to be used for the purposes identified in subsection 2.5A.
      The amount of each Lender's Tender Loan Commitment is set forth opposite its name on SCHEDULE 2.1 annexed hereto and the aggregate amount of the Tender Loan Commitments is $50,000,000; PROVIDED that the Tender Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Tender Loan Commitments pursuant to subsection 10.1B. Each Lender's Tender Loan Commitment shall expire immediately and without further action on April 15, 1996 if the initial Tender Loans are not made on or before that date. Company may make only two borrowings under the Tender Loan Commitments. Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed. Anything contained in this Agreement to the contrary notwithstanding, the Tender Loans shall be subject to the limitation that in no event shall the aggregate principal amount of the Tender Loans exceed the difference between (a) the sum of (x) the aggregate number of Tendered Target Shares multiplied by $18.00 per share, (y) all Transaction Fees paid on the Closing Date in an amount not to exceed $6,000,000 and (z) $276,250 MINUS (b) the sum of
      (x) the proceeds of the issuance of the Holdings Common Stock in an amount not less than $17,000,000 and (y) the net proceeds of the issuance of the Subordinated Notes in an amount not less than $15,000,000.

            (ii) TERM LOANS. Each Lender severally agrees to lend to Company on the Merger Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Term Loan Commitments to be used for the purposes identified in subsection 2.5B. The amount of each Lender's Term Loan Commitment is set forth opposite its name on SCHEDULE 2.1 annexed hereto and the aggregate amount of the Term Loan Commitments is $27,000,000; PROVIDED that the Term Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Term Loan Commitments pursuant to subsection 10.1B. Each Lender's Term Loan Commitment shall expire immediately and without further action on April 15, 1996 if the Tender Loans are not made on or before that date. Company may make only one borrowing under the Term Loan Commitments. Amounts borrowed under this subsection 2.1A(ii) and subsequently repaid or prepaid may not be reborrowed.

           (iii) REVOLVING LOANS. Each Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Merger Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5C. The original amount of each Lender's Revolving Loan Commitment is set forth opposite its name on SCHEDULE 2.1 annexed hereto and the aggregate original amount of the Revolving Loan Commitments is $15,000,000; PROVIDED that the Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B; and PROVIDED, FURTHER that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsections 2.4B(ii) and 2.4B(iii). Each Lender's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date; PROVIDED that each Lender's Revolving Loan Commitment shall expire immediately and without further action on April 15, 1996 if the Tender Loans are not made on or before that date. Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

            Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that (i) in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the lesser of
      (x) the Revolving Loan Commitments then in effect and (y) the Borrowing Base then in effect and (ii) in no event shall the aggregate principal amount of Revolving Loans made on the Merger Date exceed $7,800,000.

      B. BORROWING MECHANICS. Loans made on any Funding Date (other than Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing the Issuing Lender for the amount of a drawing under a Letter of Credit issued by it) shall be in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount; PROVIDED that Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess of that amount. Whenever Company desires that Lenders make Loans it shall deliver to Administrative Agent a Notice of Borrowing no later than 10:00 A.M. (Los Angeles time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and type of Loans requested,
(iii) in the case of Tender Loans and any Loans made on the Merger Date, that such Loans shall be Base Rate Loans, (iv) in the case of any Loans (other than Tender Loans) not made on the Merger Date, whether such Loans shall be Base Rate Loans or Eurodollar Rate Loans, and (v) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor. Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; PROVIDED that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

            Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected Loans hereunder.

            Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a recertification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

            Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

      C. DISBURSEMENT OF FUNDS. All Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall make the amount of its Loan available to Administrative Agent not later than 12:00 Noon (Los Angeles time) on the applicable Funding Date, in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 3.3B with respect to Revolving Loans used to reimburse the Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Tender Loans), 4.2 (in the case of Term Loans and Revolving Loans made on the Merger
Date) and 4.3 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Funding and Payment Office.

            Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

      D. NOTES. Company shall execute and deliver (i) on the Closing Date to each Lender (or to Administrative Agent for that Lender) a Tender Note substantially in the form of EXHIBIT IV annexed hereto to evidence that Lender's Tender Loan, in the principal amount of that Lender's Tender Loan and with other appropriate insertions, and (ii) on the Merger Date to each Lender (or to Administrative Agent for that Lender) (a) a Term Note substantially in the form of EXHIBIT V annexed hereto to evidence that Lender's Term Loan, in the principal amount of that Lender's Term Loan and with other appropriate insertions, and (b) a Revolving Note substantially in the form of EXHIBIT VI annexed hereto to evidence that Lender's Revolving Loans, in the principal amount of that Lender's Revolving Loan Commitment and with other appropriate insertions.

            Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent as provided in subsection 10.1B(ii). Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, assignee or transferee of that Note or of any Note or Notes issued in exchange therefor.

2.2  INTEREST ON THE LOANS.

      A.   RATE OF INTEREST.

             (i) Subject to the provisions of subsections 2.6 and 2.7, each Tender Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at the sum of the Base Rate PLUS 1.75% per annum.

            (ii) Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

            Subject to the provisions of subsections 2.2E and 2.7, the Term Loans and the Revolving Loans shall bear interest through maturity as follows:

                  (a) if a Base Rate Loan, then at the sum of the Base Rate PLUS the Applicable Base Rate Margin per annum; or

                  (b) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate PLUS the Applicable Eurodollar Rate Margin per annum.

The Applicable Base Rate Margin and the Applicable Eurodollar Rate Margin shall be determined on the first day of the calendar month following the delivery of each Compliance Certificate pursuant to subsection 6.1(iv) (each a "MARGIN Determination Date"), commencing with the Compliance Certificate for the Fiscal Quarter ended June 30, 1997, by reference to such Compliance Certificate (without regard to any subsequent corrections to reflect year-end audit adjustments). The Applicable Base Rate Margin and the Applicable Eurodollar Rate Margin shall apply to all Base Rate Loans for the period from and including the Margin Determination Date to and excluding the first day of the calendar month following the delivery of the next Compliance Certificate and to all Eurodollar Rate Loans for any Interest Period commencing during the period from and including the Margin Determination Date to and excluding the first day of the calendar month following the delivery of the next Compliance Certificate; PROVIDED, HOWEVER, that (x) if Company fails to deliver any Compliance Certificate in a timely manner pursuant to subsection 6.1(iv), or (y) upon the occurrence and during the continuation of any Event of Default, the highest percentage per annum set forth in the definition of Applicable Base Rate Margin shall apply to all Base Rate Loans for the period from and including the first day of the calendar month following the date on which such Compliance Certificate was required to be delivered to and excluding the date on which Administrative Agent receives such Compliance Certificate or during the continuation of such Event of Default, as the case may be, and the highest percentage per annum set forth in the definition of Applicable Eurodollar Rate Margin shall apply to all Eurodollar Rate Loans for any Interest Period commencing during the period from and including the first day of the calendar month following the date on which such Compliance Certificate was required to be delivered to and excluding the date on which

Administrative Agent receives such Compliance Certificate or during the continuation of such Event of Default, as the case may be.

      B. INTEREST PERIODS. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be, at Company's option, either a one, two, three or six month period; PROVIDED that:

             (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

            (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

           (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; PROVIDED that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

            (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

             (v) no Interest Period with respect to any portion of the Term Loans shall extend beyond the Term Loan Maturity Date and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

            (vi) no Interest Period with respect to any portion of the Term Loans shall extend beyond a date on which Company is required to make a scheduled payment of principal of the Term Loans unless the sum of (a) the aggregate principal amount of Term Loans that are Base Rate Loans PLUS
      (b) the aggregate principal amount of Term Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on the Term Loans on such date;

           (vii) there shall be no more than eight Interest Periods outstanding at any time; and

          (viii) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

      C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity). Interest on each Tender Loan shall also be payable in arrears on and to the date which is 90 days after the Closing Date.

      D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans or Revolving Loans equal to $500,000 and integral multiples of $500,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $500,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan; PROVIDED, HOWEVER, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

            Company shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 10:00 A.M. (Los Angeles time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued,
(iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; PROVIDED that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/ continuation under this subsection 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.

            Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected a conversion or continuation, as the case may be, hereunder.

            Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.


      E. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); PROVIDED that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

      F.   COMPUTATION OF INTEREST.  Interest on the Loans shall be computed
(i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; PROVIDED that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

2.3  FEES.

      A. COMMITMENT FEES. Company agrees to pay to Administrative Agent, for distribution to each Lender in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the Merger Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the sum of (i) the aggregate principal amount of outstanding Revolving Loans PLUS (ii) the Letter of Credit Usage MULTIPLIED BY 1/2 of 1% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Merger Date, and on the Revolving Loan Commitment Termination Date.

      B. ANNUAL ADMINISTRATIVE FEE. Company agrees to pay to Administrative Agent an annual administrative fee in the amount of $50,000, payable in advance on the Closing Date and on each anniversary of the Closing Date.

      C. OTHER FEES. Company agrees to pay to Administrative Agent and Documentation Agent the other fees set forth in that certain letter dated as of February 14, 1996 between Company, Administrative Agent and Documentation Agent in the amounts and at the times specified in such letter.

2.4 REPAYMENTS, PREPAYMENTS AND REDUCTIONS IN REVOLVING LOAN COMMITMENTS; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranties.

      A.   SCHEDULED PAYMENTS OF TENDER LOANS AND TERM LOANS.

             (i) SCHEDULED PAYMENT OF TENDER LOANS. All Tender Loans shall be paid in full on the earlier of (a) June 30, 1966 and (b) the Merger Date.

            (ii) SCHEDULED PAYMENTS OF TERM LOANS. Company shall make principal payments on the Term Loans in installments on the dates and in the amounts set forth below:

                                           Scheduled Repayment
          DATE                             OF TERM LOANS

         June 30, 1996                         $  625,000
         September 31, 1996                    $  625,000
         December 31, 1996                     $  625,000

         March 31, 1997                        $  625,000
         June 30, 1997                         $1,000,000
         September 31, 1997                    $1,000,000
         December 31, 1997                     $1,000,000

         March 31, 1998                        $1,000,000
         June 30, 1998                         $1,375,000
         September 31, 1998                    $1,375,000
         December 31, 1998                     $1,375,000

         March 31, 1999                        $1,375,000
         June 30, 1999                         $1,750,000
         September 31, 1999                    $1,750,000
         December 31, 1999                     $1,750,000

         March 31, 2000                        $1,750,000
         June 30, 2000                         $2,000,000
         September 31, 2000                    $2,000,000
         December 31, 2000                     $2,000,000

         March 31, 2001                        $2,000,000


      ; PROVIDED that the scheduled installments of principal of the Term
      Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); and PROVIDED, FURTHER that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date, and the final installment payable by Company in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Term Loans.

      B.   PREPAYMENTS AND UNSCHEDULED REDUCTIONS IN REVOLVING LOAN
Commitments.

             (i) VOLUNTARY PREPAYMENTS. Company may, upon not less than one Business Day's prior written or telephonic notice given to Administrative Agent by 10:00 A.M. (Los Angeles time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time, subject to subsection 2.6D, prepay any Tender Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. Company may, upon not less than three Business Days' prior written or telephonic notice given to Administrative Agent by 10:00 A.M (Los Angeles time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.
      Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

            (ii) VOLUNTARY REDUCTIONS OF REVOLVING LOAN COMMITMENTS. Company may, upon not less than one Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; PROVIDED that any such partial reduction of the Revolving
      Loan Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess of that amount. Company's notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Company's notice and shall reduce the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share.

           (iii) MANDATORY PREPAYMENTS AND MANDATORY REDUCTIONS OF REVOLVING Loan Commitments. The Loans shall be prepaid and/or the Revolving Loan Commitments shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.4B(iv):

                  (a) PREPAYMENTS AND REDUCTIONS FROM NET ASSET SALE PROCEEDS.

                      (x) No later than the first Business Day following the
                date of receipt by Company of any Net Asset Sale Proceeds in respect of any sale by Company of Tendered Target Shares, Company shall prepay the Tender Loans in an aggregate amount equal to such Net Asset Sale Proceeds; provided, however, that nothing contained in this clause (x) shall be construed to permit any sale of assets prohibited by subsection 7.7.

                      (y) No later than the first Business Day following the
                date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale (other than any sale of Exchange Assets or any sale of assets subject to subclause (x) above), Company shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds. No later than the day following the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any capital assets sold by Company or any of its Subsidiaries that Company or the applicable Subsidiary notifies Administrative Agent in writing at the time of sale that Company or such Subsidiary intends to replace with assets that are comparable in type and equal or superior in quality ("EXCHANGE Assets"), Company shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to the excess of (1) the aggregate amount of such Net Asset Sale Proceeds over (2) an amount equal to the amount of cash expected to be expended by Company and its Subsidiaries to acquire assets that are comparable in type and equal or superior in quality to such Exchange Assets during the 180-day period following the date of receipt by Company or any of its Subsidiaries of such Net Asset Sale Proceeds. Any amounts not expended by Company and its Subsidiaries within such 180-day period shall be prepaid pursuant to clause (e) below. Nothing contained in this clause (y) shall be construed to permit any sale of assets prohibited by subsection 7.7.

                  (b) PREPAYMENTS AND REDUCTIONS FROM NET
            Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Administrative Agent or by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans and/or reduce the Revolving Loan Commitments pursuant to the provisions of subsection 6.4C, Company shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

                  (c) PREPAYMENTS AND REDUCTIONS DUE TO ISSUANCE OF DEBT OR
            Equity Securities. On the date of receipt by Holdings, Company or any other Subsidiary of Holdings of the Cash proceeds (any such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including, without limitation, reasonable legal fees and expenses, being "NET Securities Proceeds") from the issuance of any debt (other than Indebtedness permitted pursuant to subsection 7.1) or equity Securities of Holdings or any of its Subsidiaries (other than pursuant to the exercise of employee stock options) after the Closing Date, Company shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Securities Proceeds.

                  (d) PREPAYMENTS AND REDUCTIONS FROM CONSOLIDATED EXCESS CASH
            Flow.

                      (x) In the event that there shall be Consolidated Excess
                Cash Flow for any Fiscal Year (commencing with Fiscal Year
                1996), Company shall, no later than 120 days after the end of such Fiscal Year, prepay the Term Loans in an aggregate amount equal to 65% of such Consolidated Excess Cash Flow; PROVIDED that the amount of prepayments and reductions in Revolving Loan Commitments made pursuant to this clause (x) shall not exceed $6,000,000.

                      (y) In the event that there shall be Consolidated Excess
                Cash Flow for any Fiscal Year (commencing with Fiscal Year 1996) (excluding the first $9,230,769.23 in aggregate Consolidated Excess Cash Flow of Company for periods commencing with Fiscal Year 1996), Company shall, no later than 120 days after the end of such Fiscal Year, prepay the Term Loans in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow.

                  (e) CALCULATIONS OF NET PROCEEDS AMOUNTS; ADDITIONAL
            Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(a)-(c) and any prepayment of the Term Loans pursuant to subsection 2.4B(iii)(d), Company shall deliver to Administrative Agent an Officers' Certificate demonstrating the calculation of the amount (the "NET PROCEEDS AMOUNT") of the applicable

            Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, or Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment and/or reduction. In the event that Company shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officers' Certificate, Company shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officers' Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

                  (f) PREPAYMENTS DUE TO REDUCTIONS OR RESTRICTIONS OF
            Revolving Loan Commitments. Company shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the lesser of (x) the Revolving Loan Commitments then in effect and (y) the Borrowing Base then in effect.

            (iv) APPLICATION OF PREPAYMENTS AND UNSCHEDULED REDUCTIONS OF Revolving Loan Commitments.

                  (a) APPLICATION OF VOLUNTARY PREPAYMENTS BY TYPE OF LOANS AND
            Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied to the Loans as specified by Company in the applicable notice of prepayment; PROVIDED that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied to repay outstanding Tender Loans, if any, and, if no Tender Loans are then outstanding, FIRST to repay outstanding Revolving Loans to the full extent thereof, and SECOND to repay outstanding Term
            Loans to the full extent thereof. Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) shall be applied on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each scheduled installment of principal of the Term Loans set forth in subsection 2.4A(ii) that is unpaid at the time of such payment.

                  (b) APPLICATION OF MANDATORY PREPAYMENTS BY TYPE OF LOANS.
            Any amount (the ``APPLIED AMOUNT'') required to be applied as a mandatory prepayment of the Loans and/or a reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(a)-(e) shall be applied to prepay outstanding Tender Loans, if any, and, if no Tender Loans are then outstanding, FIRST, to prepay the Term Loans to the full extent thereof, SECOND, to the extent of any remaining portion of the Applied Amount, to prepay the Revolving Loans to the full extent thereof and to permanently reduce the Revolving Loan Commitments by the amount of such prepayment, THIRD, to the extent of any remaining portion of the Applied Amount, to cash collateralize the Letters of Credit to the full extent thereof and to further permanently reduce the Revolving Loan Commitments by the amount of such prepayment, and FOURTH, to the extent of any remaining portion of the Applied Amount, to further permanently reduce the Revolving Loan Commitments to the full extent thereof.

                  (c) APPLICATION OF MANDATORY PREPAYMENTS OF TERM LOANS BY
            Order of Maturity. Any mandatory prepayments of the Term Loans pursuant to subsection 2.4B(iii) shall be applied to reduce the scheduled installments of principal of the Term Loans set forth in subsection 2.4A(ii) as follows:

                      (1) NET ASSET SALE PROCEEDS AND CERTAIN PAYMENTS FROM
                  Consolidated Excess Cash Flow. Any such mandatory prepayments pursuant to subsections 2.4B(iii)(a) and (d)(y) shall be applied on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each such scheduled installment that is unpaid at the time of such prepayment.

                      (2) NET INSURANCE/CONDEMNATION PROCEEDS, NET SECURITIES
                  Proceeds and Certain Payments from Consolidated Excess Cash Flow. Any such mandatory prepayments pursuant to subsections 2.4B(iii) (b), (c), and (d)(x) shall be applied to reduce such scheduled installments in inverse order of maturity.

                  (d) APPLICATION OF PREPAYMENTS TO BASE RATE LOANS AND
            Eurodollar Rate Loans. Considering Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

      C.   GENERAL PROVISIONS REGARDING PAYMENTS.

             (i) MANNER AND TIME OF PAYMENT. All payments by Company of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 10:00 A.M. (Los Angeles time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

            (ii) APPLICATION OF PAYMENTS TO PRINCIPAL AND INTEREST. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

           (iii) APPORTIONMENT OF PAYMENTS. Aggregate principal and interest payments in respect of Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

            (iv) PAYMENTS ON BUSINESS DAYS. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

             (v) NOTATION OF PAYMENT. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; PROVIDED that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

      D.   APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS UNDER GUARANTIES

             (i) APPLICATION OF PROCEEDS OF COLLATERAL. Except as provided in subsection 2.4B(iii)(a) with respect to prepayments from Net Asset Sale Proceeds, all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in such Collateral Document) in the following order of priority:

                  (a) To the payment of all reasonable costs and expenses of such sale, collection or other realization, including reasonable compensation to Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to indemnification under such Collateral Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy under such Collateral Document, all in accordance with the terms of this Agreement and such Collateral Document;

                  (b) thereafter, to the extent of any excess such proceeds, to the payment of all other such Secured Obligations for the ratable benefit of the holders thereof; and

                  (c) thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

            (ii) APPLICATION OF PAYMENTS UNDER GUARANTIES. All payments received by Administrative Agent under any Guaranty shall be applied promptly from time to time by Administrative Agent in the following order of priority:

                  (a) To the payment of the reasonable costs and expenses of any collection or other realization under such Guaranty, including reasonable compensation to Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, all in accordance with the terms of this Agreement and such Guaranty;

                  (b) thereafter, to the extent of any excess such payments, to the payment of all other Guarantied Obligations (as defined in such Guaranty) for the ratable benefit of the holders thereof; and

                  (c) thereafter, to the extent of any excess such payments, to the payment to Holdings or the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5  USE OF PROCEEDS.

      A. TENDER LOANS. The proceeds of the Tender Loans made on the Closing Date shall be applied by Company, together with other funds, as follows: (i) to purchase the Tendered Target Shares; (ii) to pay Transaction Fees in an aggregate amount not to exceed $6,000,000; and (iii) to deposit an amount equal to four months' estimated interest (using the Base Rate and the Applicable Base Rate Margin then in effect) into an account to be used solely to pay interest on the Tender Loans. The proceeds of any Tender Loans made on May 15, 1996 shall be applied to pay interest on the Subordinated Notes due on May 15, 1996 in an aggregate amount not to exceed $276,250.

      B. TERM LOANS. The proceeds of the Term Loans shall be applied by Company, together with up to $7,800,000 in proceeds of the initial Revolving Loans (the "REFINANCING REVOLVING LOANS") and other funds, as follows: (i) to repay the outstanding principal amount of the Tender Loans; (ii) to pay the purchase price of any shares of Target Common Stock not purchased in the Tender Offer; (iii) to cash out up to 573,000 Target Stock Options for an aggregate purchase price not to exceed $4,300,000; and (iv) to pay Transaction Fees in an aggregate amount (including amounts paid pursuant to subsection 2.5A) not to exceed $6,000,000.

      C. REVOLVING LOANS. The proceeds of the Refinancing Revolving Loans shall be applied by Company as provided in subsection 2.5B. The proceeds of any other Revolving Loans shall be applied by Company for general corporate purposes.

      D. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6  SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.

            Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

      A. DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 10:00 A.M. (Los Angeles time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

      B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

      C. ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR RATE LOANS. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar

Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

     D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Company shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or reemployment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment (including, without limitation, any prepayment pursuant to subsection 2.4B(i)) or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

      E. BOOKING OF EURODOLLAR RATE LOANS. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender; PROVIDED, HOWEVER, that Lenders shall use their best efforts to refrain from making, carrying or transferring Eurodollar Rate Loan at, to, or for the account of any branch or office if the effect thereof would be to materially increase the amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7B.

      F.   ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR RATE LOANS.
Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; PROVIDED, HOWEVER, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

      G. EURODOLLAR RATE LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default,
(i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Company.

2.7  INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

      A. COMPENSATION FOR INCREASED COSTS AND TAXES. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

             (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any franchise Tax or Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;


            (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar
      Rate); or

           (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

      B.   WITHHOLDING OF TAXES.

             (i) PAYMENTS TO BE FREE AND CLEAR. All sums payable by Company under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

            (ii) GROSSING-UP OF PAYMENTS. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

                  (a) Company shall notify Administrative Agent of any such
            requirement or any change in any such requirement as soon as Company becomes aware of it;

                  (b) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

                  (c) the sum payable by Company in respect of which the
            relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                  (d) within 30 days after paying any sum from which it is
            required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

      PROVIDED that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

           (iii)  EVIDENCE OF EXEMPTION FROM U.S. WITHHOLDING TAX.

                  (a) Each Lender that is organized under the laws of any
            jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "NON-US LENDER") shall deliver to Administrative
            Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (x) two original copies of Internal Revenue Service Form 1001 or 4224 (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (y) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (x) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

                  (b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (x) deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form 1001 or 4224, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (y) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

                  (c) Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(x) of this subsection 2.7B(iii); PROVIDED that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Company of its obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

      C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.


2.8  OBLIGATION OF LENDERS AND ISSUING LENDER TO MITIGATE.

            Each Lender and the Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or the Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or the Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or the

Issuing Lender to receive payments under subsection 2.7 or subsection 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or the Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit of such Lender or the Issuing Lender through another lending or letter of credit office of such Lender or the Issuing Lender, or (ii) take such other measures as such Lender or the Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or the Issuing Lender pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as determined by such Lender or the Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; PROVIDED that such Lender or the Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Company agrees to pay all incremental expenses incurred by such Lender or the Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or the Issuing Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.


2.9  RIGHT TO REPLACE LENDER.

      If Company receives a notice pursuant to subsection 2.7C, so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par such Lender's Loans, Commitments and other Obligations and to assume all obligations of the Lender to be replaced and (ii) such Lender to be replaced is unwilling to withdraw the notice delivered to Company, upon 30 days prior written notice to such Lender and Administrative Agent, Company may require the Lender giving such notice to assign all of its Loans, Commitments and other Obligations to such other Lender or Eligible Assignee pursuant to the provisions of subsection 10.1B; PROVIDED that, prior to or concurrently with such replacement (i) Company has paid to the Lender giving such notice all amounts under subsections 2.6D, 2.7A, 2.7C and 3.6 through such date of replacement, (ii) Company or the applicable assignee has paid to Administrative Agent the processing and recordation fee required to be paid by subsection 10.1B(i) and (iii) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled.


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SECTION 3. LETTERS OF CREDIT

3.1  ISSUANCE OF LETTERS OF CREDIT AND LENDERS' PURCHASE OF PARTICIPATIONS
      Therein.

      A. LETTERS OF CREDIT. In addition to Company requesting that Lenders make Revolving Loans pursuant to subsection 2.1A(iii), Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date, that the Issuing Lender issue Letters of Credit for the account of Company for the purposes specified in the definitions of Commercial Letters of Credit and Standby Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, the Issuing Lender shall issue such Letters of Credit in accordance with the provisions of this subsection 3.1; PROVIDED that Company shall not request that any Lender issue (and the Issuing Lender shall not issue):

             (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the lesser of (x) the Revolving Loan Commitments then in effect and (y) the Borrowing Base then in effect;

            (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $3,000,000;

           (iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) the Revolving Loan Commitment Termination Date and
      (b) the date which is one year from the date of issuance of such Standby Letter of Credit; PROVIDED that the immediately preceding clause (b) shall not prevent the Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless the Issuing Lender elects not to extend for any such additional period; and PROVIDED, FURTHER that the Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time the Issuing Lender must elect whether or not to allow such extension; or

            (iv) any Commercial Letter of Credit having an expiration date later than the earlier of (a) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (b) the date which is 180 days from the date of issuance of such Commercial Letter of Credit.



                                        65
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      B.  MECHANICS OF ISSUANCE.

             (i) NOTICE OF ISSUANCE. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Notice of Issuance of Letter of Credit substantially in the form of EXHIBIT III annexed hereto no later than 10:00 A.M., Los Angeles time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) whether the Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit, (c) the face amount of the Letter of Credit, (d) in the case of a Letter of Credit which Company requests to be denominated in a currency other than Dollars, the currency in which Company requests such Letter of Credit to be issued, (e) the expiration date of the Letter of Credit, (f) the name and address of the beneficiary, and (g) either the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; PROVIDED that the Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents; and PROVIDED, FURTHER that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.

                  Company shall notify the Issuing Lender prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit.

            (ii) ISSUANCE OF LETTER OF CREDIT. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.4, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender's standard operating procedures.



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



           (iii) NOTIFICATION TO LENDERS. Upon the issuance of any Letter of Credit the Issuing Lender shall promptly notify Administrative Agent and each other Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit, and shall notify each Lender of the amount of such Lender's respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.

      C. LENDERS' PURCHASE OF PARTICIPATIONS IN LETTERS OF CREDIT. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

3.2  LETTER OF CREDIT FEES.

            Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

             (i) with respect to each Letter of Credit, (a) a fronting fee, payable directly to the Issuing Lender for its own account, equal to 0.25% per annum of the daily amount available to be drawn under such Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Lenders, equal to the Applicable Eurodollar Margin per annum of the amount available to be drawn under such Letter of Credit, each such fronting fee or letter of credit fee to be payable in advance on the date of issuance and computed on the basis of a 360-day year for the actual number of days; and

            (ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to the Issuing Lender for its own account in accordance with the Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clause (i) of this subsection 3.2, any amount which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination. The Applicable Eurodollar Rate Margin shall be determined on the first day of the calendar month following the delivery of each Compliance Certificate pursuant to subsection 6.1(iv), commencing with the Compliance Certificate for the Fiscal Year ended June 30, 1997, by reference to such Compliance Certificate (without regard to any subsequent corrections to reflect year-end audit adjustments). The Applicable Eurodollar Rate Margin shall apply to all Letters of Credit for the period from and including the


                                        67
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Margin Determination Date to and excluding the first day of the calendar month following the delivery of the next Compliance Certificate; PROVIDED, HOWEVER, that (x) if the Company fails to deliver any Compliance Certificate in a timely manner pursuant to subsection 6.1(iv), or (y) upon the occurrence and during the continuation of any Event of Default, the highest percentage per annum set forth in the definition of Applicable Eurodollar Rate Margin shall apply for the period from and including the first day of the calendar month following the date on which such Compliance Certificate was required to be delivered to and excluding the date on which Administrative Agent receives such Compliance Certificate or during the continuation of such Event of Default, as the case may be. Promptly upon receipt by Administrative Agent of any amount described in clause (i)(b) of this subsection 3.2, Administrative Agent shall distribute to each Lender its Pro Rata Share of such amount.

3.3  DRAWINGS AND REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF CREDIT.

      A. RESPONSIBILITY OF ISSUING LENDER WITH RESPECT TO DRAWINGS. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

      B.   REIMBURSEMENT BY COMPANY OF AMOUNTS PAID UNDER LETTERS OF CREDIT.
In the event the Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, the Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse the Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "REIMBURSEMENT DATE") in an amount in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) and in same day funds equal to the amount of such honored drawing; PROVIDED that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and the Issuing Lender prior to 10:00 A.M. (Los Angeles time) on the date such drawing is honored that Company intends to reimburse the Issuing Lender for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) equal to the amount of such honored drawing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.3B, Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse the Issuing Lender for the amount of such honored drawing; and PROVIDED, FURTHER that if for any reason proceeds of


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Revolving Loans are not received by the Issuing Lender on the Reimbursement Date in an amount equal to the amount of such honored drawing, Company shall reimburse the Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this subsection 3.3B.

      C.   PAYMENT BY LENDERS OF UNREIMBURSED AMOUNTS PAID UNDER LETTERS OF
Credit.

             (i) PAYMENT BY LENDERS. In the event that Company shall fail for any reason to reimburse the Issuing Lender as provided in subsection 3.3B in an amount (calculated, in the case of a drawing under a Letter of Credit denominated in a currency other than Dollars, by reference to the applicable Exchange Rate) equal to the amount of any drawing honored by the Issuing Lender under a Letter of Credit issued by it, the Issuing Lender shall promptly notify each other Lender of the unreimbursed amount of such honored drawing and of such other Lender's respective participation therein based on such Lender's Pro Rata Share. Each Lender shall make available to the Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of the Issuing Lender specified in such notice, not later than 12:00 Noon (Los Angeles time) on the first business day (under the laws of the jurisdiction in which such office of the Issuing Lender is located) after the date notified by the Issuing Lender. In the event that any Lender fails to make available to the Issuing Lender on such business day the amount of such Lender's participation in such Letter of Credit as provided in this subsection 3.3C, the Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by the Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from the Issuing Lender any amounts made available by such Lender to the Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by the Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Lender.

            (ii) DISTRIBUTION TO LENDERS OF REIMBURSEMENTS RECEIVED FROM Company. In the event the Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by the Issuing Lender under a Letter of Credit issued by it, the Issuing

      Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender's Pro Rata Share of all payments subsequently received by the Issuing Lender from Company in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

      D.   INTEREST ON AMOUNTS PAID UNDER LETTERS OF CREDIT.

             (i) PAYMENT OF INTEREST BY COMPANY. Company agrees to pay to the Issuing Lender, with respect to drawings honored under any Letters of Credit issued by it, interest on the amount paid by the Issuing Lender in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

            (ii)  DISTRIBUTION OF INTEREST PAYMENTS BY ISSUING LENDER.
      Promptly upon receipt by the Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing honored under a Letter of Credit issued by it, (a) the Issuing Lender shall distribute to each other Lender, out of the interest received by the Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Lender is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event the Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such honored drawing, the Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender's Pro Rata Share of any interest received by the Issuing Lender in respect of that portion of such honored drawing so reimbursed by other Lenders for the period from the date on which the Issuing


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      Lender was so reimbursed by other Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Company. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

3.4  OBLIGATIONS ABSOLUTE.

            The obligation of Company to reimburse the Issuing Lender for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to subsection 3.3B and the obligations of Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, any of the following circumstances:

             (i) any lack of validity or enforceability of any Letter of Credit;

            (ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Lender or other Lender or any other Person or, in the case of a Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

           (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (iv) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

             (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

            (vi) any breach of this Agreement or any other Loan Document by any party thereto;

           (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

          (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

PROVIDED, in each case, that payment by the Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5  INDEMNIFICATION; NATURE OF ISSUING LENDER'S DUTIES.

      A. INDEMNIFICATION. In addition to amounts payable as provided in subsection 3.6, Company hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of the Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by the Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of the Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "GOVERNMENTAL Acts").

      B. NATURE OF ISSUING LENDER'S DUTIES. As between Company and the Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes

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beyond the control of the Issuing Lender, including without limitation any
Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender's rights or powers hereunder.

            In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by the Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender under any resulting liability to Company.

            Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against the Issuing Lender for any liability arising out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

3.6  INCREASED COSTS AND TAXES RELATING TO LETTERS OF CREDIT.

            Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that the Issuing Lender or Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by the Issuing Lender or Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

             (i) subjects the Issuing Lender or Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of the Issuing Lender or Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by the Issuing Lender;

            (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by the Issuing Lender or participations therein purchased by any Lender; or

           (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting the Issuing Lender or Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to the Issuing Lender or Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by the Issuing Lender or Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Company shall promptly pay to the Issuing Lender or Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate the Issuing Lender or Lender for any such increased cost or reduction in amounts received or receivable hereunder. The Issuing Lender or Lender shall deliver to Company a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to the Issuing Lender or Lender under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.


SECTION 4. CONDITIONS TO LOANS AND LETTERS OF CREDIT

            The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1  CONDITIONS TO TENDER LOANS.

            The obligations of Lenders to make the Tender Loans to be made on the Closing Date and any Tender Loans to be made on May 15, 1996 are, in addition to the conditions precedent specified in subsection 4.3, subject to prior or concurrent satisfaction of the following conditions:

      A. LOAN PARTY DOCUMENTS. On or before the Closing Date, Merger Sub shall, and shall cause Holdings and Target to, deliver to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to Merger Sub, Holdings or Target, as the case may be, each, unless otherwise noted, dated the Closing Date:

             (i) Certified copies of the Certificate or Articles of Incorporation of such Person, together with a good standing certificate from the Secretary of State of its jurisdiction of incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

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            (ii)  Copies of the Bylaws of such Person, certified as of the
      Closing Date by such Person's corporate secretary or an assistant secretary;

           (iii) Resolutions of the Board of Directors of such Person approving and authorizing the execution, delivery and performance of the Closing Date Loan Documents and Related Agreements to which it is a party, and approving and authorizing the consummation of the Tender Offer and the Merger in the manner contemplated by the Tender Offer Materials, certified as of the Closing Date by the corporate secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;

            (iv) Signature and incumbency certificates of the officers of such Person executing the Closing Date Loan Documents and the Related Agreements to which it is a party;

             (v) Executed originals of the Closing Date Loan Documents to which such Person is a party; and

            (vi) Such other documents as Administrative Agent may reasonably request.


      B.   CORPORATE AND CAPITAL STRUCTURE.

             (i) CORPORATE STRUCTURE. The corporate organizational structure of Holdings and its Subsidiaries, both before and immediately after giving effect to the Tender Offer and the Merger, shall be as set forth on
      SCHEDULE 4.1B annexed hereto.

            (ii) CAPITAL STRUCTURE AND OWNERSHIP. The capital structure and ownership of Holdings and Company, both before and immediately after giving effect to the Tender Offer and the Merger, shall be as set forth on
      SCHEDULE 4.1B annexed hereto.

      C.   PROCEEDS OF DEBT AND EQUITY CAPITALIZATION OF HOLDINGS AND COMPANY.

             (i) EQUITY CAPITALIZATION OF HOLDINGS. On or before the Closing Date, Genstar shall have purchased all of the outstanding shares of Holdings Common Stock for cash consideration of not less than $17,000,000. On or before the Closing Date, certain members of management of Target shall have entered into agreements to surrender Target Stock Options to purchase approximately 98,400 shares of Target Common Stock in exchange for equity units with respect to Holdings Common Stock.

            (ii) DEBT AND EQUITY CAPITALIZATION OF COMPANY. On or before the Closing Date, (a) Holdings shall have contributed to Company, as common equity, all of the consideration received by Holdings from the sale of Holdings Common Stock and (b) Company shall have issued and sold not less than $15,000,000 in aggregate principal amount of Subordinated Notes.

           (iii) USE OF PROCEEDS BY COMPANY. Company shall have provided evidence satisfactory to Administrative Agent that all proceeds of the debt and equity capitalization of Company described in the immediately preceding clause (ii) have been applied, prior to or simultaneously with the application of the proceeds of the Tender Loans, to the purchase of the Tendered Target Shares.

      D. TENDERED TARGET SHARES. The Tendered Target Shares purchased with receipt of the proceeds of the Tender Loans shall represent, in the aggregate, more than 50% and less than 90% of the outstanding shares of Target Common Stock but, in any case, the Minimum Shares, and Company and Target shall have delivered to Administrative Agent an Officers' Certificate to such effect and setting forth the calculation set forth in subsection 2.1A(i).

      E. MAXIMUM CONSIDERATION FOR TENDERED TARGET SHARES. The aggregate consideration for the Tendered Target Shares to be acquired on the Closing Date shall not exceed $83,300,000 plus an amount equal to $18.00 multiplied by the number of Target Stock Options exercised on or prior to the Closing Date and after the date of the Merger Agreement, if any.

      F. MAXIMUM TRANSACTION FEES. Administrative Agent shall have received evidence satisfactory to it that the Transaction Fees will not exceed $6,000,000.

      G.   RELATED AGREEMENTS AND TENDER OFFER MATERIALS.

             (i) FORM OF SUBORDINATED NOTE PURCHASE AGREEMENT. The Subordinated Note Purchase Agreement shall be in the form delivered to Administrative Agent on May 25, 1996, with such changes thereto, if any, that have been approved by Administrative Agent and Requisite Lenders or that would otherwise have been permitted to be made pursuant to subsection 7.15B if the Subordinated Notes were issued and outstanding at the time of any such change.

            (ii) FORM OF NOTEHOLDER WARRANTS. The Noteholder Warrants shall be in form and substance reasonably satisfactory to Administrative Agent.

           (iii) TENDER OFFER MATERIALS. Administrative Agent shall have received a copy of all Tender Offer Materials and other documents filed by Company and Target with the Securities and Exchange Commission.

            (iv) APPROVAL OF RELATED AGREEMENTS. Administrative Agent shall have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith, and the Related Agreements shall each be reasonably satisfactory in form and substance to Administrative Agent and Requisite Lenders.

             (v) MANAGEMENT AGREEMENT. The Management Agreement shall be in form and substance satisfactory to Administrative Agent.

            (vi) RELATED AGREEMENTS IN FULL FORCE AND EFFECT. Each Related Agreement shall be in full force and effect and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent and Requisite Lenders. Without limiting the foregoing, any modification or waiver of any "Conditions of the Offer" annexed as Annex I to the Merger Agreement shall be considered material.

           (vii) OFFICERS' CERTIFICATES. Administrative Agent shall have received an Officers' Certificate from Target to the effect that the representations and warranties pertaining to Target in the Merger Agreement are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date. Administrative Agent shall have received Officers' Certificates from each of the parties to the Merger Agreement to the effect that (a) the Merger Agreement is in full force and effect and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material without the consent of Administrative Agent and Requisite Lenders and (b) each such party has complied with all agreements and conditions contained in the Merger Agreement and any agreements or documents referred to therein required to be performed or complied with by each of them on or before the Closing Date and none of such corporations shall be in default in the performance or compliance with any of the terms or provisions thereof.

      H. INTERCREDITOR AGREEMENT. Administrative Agent, Company and the holders of the Subordinated Notes shall have executed and delivered to each other counterparts of the Intercreditor Agreement.

      I.   LENDER WARRANTS.  Holdings shall have issued the Lender Warrants.

      J. SECURITY INTERESTS IN PLEDGED STOCK. Administrative Agent shall have received evidence reasonably satisfactory to it that Holdings and Merger Sub shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on the outstanding shares of capital stock of Merger Sub and the Tendered Target Shares. Such actions shall include, without limitation, the following:

             (i)  SCHEDULES TO COLLATERAL DOCUMENTS.  Delivery to
      Administrative Agent of accurate and complete schedules to the Holdings Pledge Agreement and the Company Pledge Agreement;

            (ii) STOCK CERTIFICATES AND INSTRUMENTS. Delivery to Administrative Agent of certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all capital stock pledged pursuant to the Holdings Pledge Agreement and [describe mechanics of purchase of] Tendered Target Shares pledged pursuant to the Company Pledge Agreement; and

           (iii) FORM U-1. Delivery to Administrative Agent of properly completed Form U-1 executed by Merger Sub and Target.

      K. PLEDGE BY TARGET OF CASH COLLATERAL. Target shall have deposited not less that $25,000,000 in cash into the Cash Accounts established pursuant to the Target Pledge Agreement.

      L. GENSTAR CONTRIBUTION AGREEMENT. Genstar, Holdings, Administrative Agent and Documentation Agent shall have entered into an agreement, in form and substance satisfactory to Administrative Agent, pursuant to which Genstar and Holdings shall agree to make a capital contribution to Merger Sub immediately prior to the payment of the Tender Loans pursuant to subsection 2.4A(i)(b) in an amount equal to the lesser of (i) $3,000,000 and (ii) the amount, if any, by which $28,000,000 exceeds the sum of (a) the aggregate amount in the Cash Accounts on such date and (b) the Cash and Cash Equivalents on deposit in a demand deposit or similar account maintained by Andros on such date (the "GENSTAR CONTRIBUTION AGREEMENT").

      M. NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS; EXPIRATION OF Waiting Periods, Etc. Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the Tender Offer and the Merger, the other transactions contemplated by the Loan Documents and the Related Agreements, and the continued operation of the business conducted by Target and its Subsidiaries in substantially the same manner as conducted prior to the consummation of the Tender Offer and the Merger, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Tender Offer or the Merger or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

      N. FINANCIAL STATEMENTS; PRO FORMA BALANCE SHEET. On or before the Closing Date, Lenders shall have received from Company (i) audited financial statements of Target and its Subsidiaries for Fiscal Years 1993, 1994 and 1995, consisting of consolidated and consolidating balance sheets and the related consolidated and consolidating statements of income, stockholders' equity and cash flows for such Fiscal Years, (ii) unaudited financial statements of Target and its Subsidiaries for (a) each of the Fiscal Quarters of Target ended during the Fiscal Year 1996 and before the Closing Date and (b) each month that shall have ended after the most recently ended Fiscal Quarter, consisting of a consolidated and consolidating balance sheet and the related consolidated and consolidating statements of income, stockholders' equity and cash flows for the period ending on each such date, all in reasonable detail and certified by the chief financial officer of Target that they fairly present, in all material respects, the financial condition of Target and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (iii) pro forma consolidated and consolidating balance sheets of Company and its Subsidiaries as at the Closing Date, prepared in accordance with GAAP and reflecting the consummation of the Tender Offer and the Merger, the related financings and the other transactions contemplated by the Loan Documents and the Related Agreements, which pro forma financial statements shall be in form and substance satisfactory to Lenders, and (iv) a consolidated and consolidating plan and financial forecast for Company and its Subsidiaries for the five Fiscal Year period ending on December 31, 2000 (the "FINANCIAL Projections" for such Fiscal Years), including, without limitation, (a) forecasted consolidated and consolidating balance sheets and forecasted consolidated and consolidating statements of income and cash flows of Company and its Subsidiaries for each such Fiscal Year, and (b) forecasted consolidated and consolidating balance sheets and forecasted consolidated and consolidating statements of income and cash flows of Company and its Subsidiaries for each month of the 1996 Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, such financial statements and Financial Projections to be substantially consistent with the financial statements and projections for the periods covered by the Financial Projections delivered to Administrative Agent before February 14, 1996;

      O. NO MATERIAL ADVERSE EFFECT. Since December 31, 1995 no material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Target and its Subsidiaries taken as a whole (in the sole opinion of Administrative Agent) shall have occurred.

      P. SOLVENCY ASSURANCES. On the Closing Date, Administrative Agent and Lenders shall have received (i) a letter from Valuation Research Corporation, dated the Closing Date and addressed to Administrative Agent and Lenders, in form and substance reasonably satisfactory to Administrative Agent and with appropriate attachments, and (ii) a Financial Condition Certificate dated the Closing Date, in form and substance satisfactory to Requisite Lenders and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the Tender Offer and the Merger, the related financings and the other transactions contemplated by the Loan Documents and the Related Agreements, Company will be Solvent.

      Q. OPINIONS OF COUNSEL TO LOAN PARTIES. Lenders and their respective counsel shall have received originally executed copies of one or more favorable written opinions of Shearman & Sterling, in form and substance satisfactory to Administrative Agent and its counsel, dated as of the Closing Date.

      R. FEES. Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

      S. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Company shall have delivered to Administrative Agent an Officers' Certificate, in form and substance reasonably satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent and Requisite Lenders.

      T. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

4.2  CONDITIONS TO TERM LOANS AND INITIAL REVOLVING LOANS.

            The obligations of Lenders to make the Term Loans and any Refinancing Revolving Loans to be made on the Merger Date are, in addition to the conditions


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



precedent specified in subsection 4.3, subject to the prior or concurrent satisfaction of the following conditions:

      A. LOAN PARTY DOCUMENTS. On or before the Merger Date, Company shall, and shall cause each other Loan Party (including Target) to, deliver to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to as the case may be, each, unless otherwise noted, dated the Merger
Date:

             (i) Certified copies of the Certificate or Articles of Incorporation of such Person, together with a good standing certificate from the Secretary of State of its jurisdiction of incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Merger Date;

            (ii) Copies of the Bylaws of such Person, certified as of the Merger Date by such Person's corporate secretary or an assistant secretary;

           (iii) Resolutions of the Board of Directors of such Person approving and authorizing the execution, delivery and performance of the Merger Date Loan Documents and Related Agreements to which it is a party, and approving and authorizing the consummation of the Tender Offer and the Merger in the manner contemplated by the Tender Offer Materials, certified as of the Merger Date by the corporate secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;

            (iv) Signature and incumbency certificates of the officers of such Person executing the Merger Date Loan Documents and the Related Agreements to which it is a party;

             (v) Executed originals of the Merger Date Loan Documents to which such Person is a party; and

            (vi) Such other documents as Administrative Agent may reasonably request.

      B. SATISFACTION OF CONDITIONS IN SUBSECTION 4.1; TENDER LOANS. On or before the Merger Date, all conditions precedent set forth in subsection 4.1 shall have been satisfied or waived in writing by Lenders and (unless the Closing Date is also the Merger Date) Lenders shall have made the initial Tender Loans.

      C. REFINANCING OF TENDER LOANS. Concurrently with the making of the Term Loans and any Refinancing Revolving Loans, the Tender Loans and all accrued interest thereon shall be repaid in full.

      D. RELATED AGREEMENTS. The Merger Agreement and each other Related Agreement shall be in full force and effect and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent and Requisite Lenders.

      E.   CONSUMMATION OF MERGER.

             (i) All conditions to the Merger set forth in the Merger Agreement shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent and Requisite Lenders;

            (ii) the Merger shall have become effective in accordance with the terms of the Merger Agreement and the laws of the State of Delaware;

           (iii) Administrative Agent shall have received satisfactory evidence of the filing of the documents with the Delaware Secretary of State effecting the Merger on the Merger Date;

            (iv) the aggregate cash consideration for the shares of Target Common Stock and the Target Stock Options to be acquired or cashed out in connection with the Tender Offer and the Merger shall not exceed $87,600,000;

             (v) Transaction Fees shall not exceed $6,000,000, and Administrative Agent shall have received evidence to its satisfaction to such effect; and

            (vi) Administrative Agent shall have received an Officers' Certificate of Company to the effect set forth in clauses (i)-(v) above.

      F.   CORPORATE AND CAPITAL STRUCTURE, OWNERSHIP, MANAGEMENT, ETC.

             (i) CORPORATE STRUCTURE. The corporate organizational structure of Holdings and its Subsidiaries, both before and after giving effect to the Tender Offer and the Merger, shall be as set forth on SCHEDULE 4.1B annexed hereto.

            (ii) CAPITAL STRUCTURE AND OWNERSHIP. The capital structure and ownership of Holdings and Company, both before and after giving effect to the Tender Offer and the Merger, shall be as set forth on SCHEDULE 4.1B annexed hereto.



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



      G. USE OF CASH IN CASH ACCOUNT AND GENSTAR CONTRIBUTION. Company shall have provided evidence satisfactory to Administrative Agent that (i) cash in an amount not less than $25,000,000, deposited in the Cash Accounts, and (ii) any required additional capital contribution by Genstar pursuant to the Genstar Contribution Agreement has been used, prior to the application of the proceeds of the Term Loans and any Refinancing Revolving Loans made on the Merger Date, to the payment of a portion of the Acquisition Financing Requirements.

      H. SECURITY INTERESTS IN PERSONAL AND MIXED PROPERTY. To the extent not otherwise satisfied pursuant to subsection 4.1J, Administrative Agent shall have received evidence satisfactory to it that Holdings, Company and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (iii), (iv) and (v) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral. Such actions shall include, without limitation, the following:

             (i) SCHEDULES AND AMENDMENT TO COLLATERAL DOCUMENTS. Delivery to Administrative Agent of accurate and complete schedules to all of the applicable Collateral Documents and a pledge amendment to the Company Pledge Agreement.

            (ii) STOCK CERTIFICATES AND INSTRUMENTS. Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all capital stock pledged pursuant to the Holdings Pledge Agreement, the Company Pledge Agreement and the Subsidiary Pledge Agreements and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral;

           (iii) LIEN SEARCHES AND UCC TERMINATION STATEMENTS. Delivery to Administrative Agent of (a) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).


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



            (iv) UCC FINANCING STATEMENTS AND FIXTURE FILINGS. Delivery to Administrative Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents; and

             (v) PTO COVER SHEETS, ETC. Delivery to Administrative Agent of all cover sheets or other documents or instruments required to be filed with the PTO in order to create or perfect Liens in respect of any IP Collateral.

      I. ENVIRONMENTAL REPORTS. Administrative Agent shall have received reports and other information, in form, scope and substance satisfactory to Administrative Agent, regarding environmental matters relating to Company and its Subsidiaries and the Facilities.

      J. FINANCIAL STATEMENTS; PRO FORMA BALANCE SHEET. On or before the Merger Date, Lenders shall have received from Company (i) unaudited financial statements of Target and its Subsidiaries for each month and Fiscal Quarter of Target that shall have ended after the date of the most recent financial statements of Target and its Subsidiaries delivered to Lenders pursuant to subsection 4.1, consisting of a consolidated and consolidating balance sheet and the related consolidated and consolidating statements of income, stockholders' equity and cash flows for the period ending on each such date, all in reasonable detail and certified by the chief financial officer of Target that they fairly present the financial condition of Target and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and (ii) pro forma consolidated and consolidating balance sheets of Company and its Subsidiaries as at the Merger Date, prepared in accordance with GAAP and reflecting the consummation of the Tender Offer and the Merger, the related financings and the other transactions contemplated by the Loan Documents and the Related Agreements, which pro forma financial statements shall be in form and substance satisfactory to Lenders.

      K. NO MATERIAL ADVERSE EFFECT. Since December 31, 1995 no material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Target and its Subsidiaries taken as a whole shall have occurred.

      L. EVIDENCE OF INSURANCE. Administrative Agent shall have received a certificate from Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

      M. NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS; EXPIRATION OF Waiting Periods, Etc. Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the Tender Offer and the Merger, the other transactions contemplated by the Loan Documents and the Related Agreements, and the continued operation of the business conducted by Target and its Subsidiaries in substantially the same manner as conducted prior to the consummation of the Tender Offer and the Merger, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Tender Offer or the Merger or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

      N. OPINIONS OF COUNSEL TO LOAN PARTIES. Lenders and their respective counsel shall have received originally executed copies of one or more favorable written opinions of Shearman & Sterling, in form and substance satisfactory to Administrative Agent and its counsel, dated as of the Merger Date.

      O. OPINIONS OF ADMINISTRATIVE AGENT'S COUNSEL. Lenders shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers, counsel to Administrative Agent, dated as of the Merger Date, in form and substance satisfactory to Administrative Agent.

      P. FEES. Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Merger Date referred to in subsection 2.3.

      Q. BORROWING BASE CERTIFICATE. Company shall have delivered a Borrowing Base Certificate as of the end of the most recent month prior to the Merger Date.

      R. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Company shall have delivered to Administrative Agent an Officers' Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 hereof are true, correct and complete in all material respects on and as of the Merger Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Merger Date except as otherwise disclosed to and agreed to in writing by Administrative Agent and Requisite Lenders.

      S. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

4.3  CONDITIONS TO ALL LOANS.

            The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

      A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent.

      B.  As of that Funding Date:

             (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

            (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

           (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

            (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

             (v) The making of the Loans requested on such Funding Date shall not violate any law including, without limitation, Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and

            (vi) There shall not be pending or, to the knowledge of Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that has not been disclosed by Company in writing pursuant to subsection 5.6 or 6.1(xii) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Administrative Agent or of Requisite Lenders, would be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

4.4  CONDITIONS TO LETTERS OF CREDIT.

            The issuance of any Letter of Credit hereunder is subject to the following conditions precedent:

      A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the Term Loans shall have been made.

      B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

      C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.3B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

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SECTION 5. COMPANY'S REPRESENTATIONS AND WARRANTIES

            In order to induce Lenders to enter into this Agreement and to make the Loans, to induce the Issuing Lender to issue Letters of Credit and to induce other Lenders to purchase participations therein, Company represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

5.1  ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND
      Subsidiaries.

      A. ORGANIZATION AND POWERS. Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as specified in SCHEDULE 5.1 annexed hereto.
Each Loan Party has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and Related Agreements to which it is a party and to carry out the transactions contemplated thereby.

      B. QUALIFICATION AND GOOD STANDING. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

      C. CONDUCT OF BUSINESS. Holdings and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsections 7.14 and 8.14.

      D.   SUBSIDIARIES.  All of the Subsidiaries of Company are identified in
SCHEDULE 5.1 annexed hereto. The capital stock of each of the Subsidiaries of Company identified in SCHEDULE 5.1 annexed hereto is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock. Each of the Subsidiaries of Company identified in SCHEDULE 5.1 annexed hereto is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and will not have a Material Adverse Effect.

      E. CAPITALIZATION. As of the Closing Date, SCHEDULE 5.1 annexed hereto correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in each of the Subsidiaries of Holdings identified therein and of Target and each of its Subsidiaries in each of the Subsidiaries of Target identified therein. SCHEDULE 5.1 correctly sets forth, as of the Closing
Date, the authorized classes of capital stock of Holdings and each of its Subsidiaries and of Target and each of its Subsidiaries, the par value of each share of such class, the number of authorized shares of each such class, and the number of outstanding shares of each such class. As of the Closing Date, no other class of capital stock of Holdings, Company or Target is outstanding. The capital stock of Holdings, Company and Target is duly authorized, validly issued, fully paid and nonassessable.

      F. OPTIONS AND OTHER RIGHTS. As of the Closing Date, except as set forth on SCHEDULE 5.1 annexed hereto, there are no outstanding subscriptions, warrants, calls, options, rights (including unsatisfied preemptive rights), commitments or agreements to which Holdings or any of its Subsidiaries or Target or any of its Subsidiaries is bound that permit or entitle any Person to purchase or otherwise to receive from or to be issued any shares of capital stock of Holdings or any of its Subsidiaries or Target or any of its Subsidiaries or any security or obligation of any kind convertible into any class of capital stock of Holdings or any of its Subsidiaries or Target or any of its Subsidiaries. Except as set forth on SCHEDULE 5.1, neither Holdings, Target nor any of their respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

5.2  AUTHORIZATION OF BORROWING, ETC.

      A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents and the Related Agreements have been duly authorized by all necessary corporate action on the part of each Loan Party that is a party thereto.

      B.   NO CONFLICT.  The execution, delivery and performance by Loan
Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and such Related Agreements do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its

Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

      C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and such Related Agreements do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

      D. BINDING OBLIGATION. Each of the Loan Documents and Related Agreements has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

      E.   VALID ISSUANCE OF HOLDINGS COMMON STOCK, WARRANTS AND SUBORDINATED
Notes.

             (i) HOLDINGS COMMON STOCK. The Holdings Common Stock to be sold on or before the Closing Date, when issued and delivered, will be duly and validly issued, fully paid and nonassessable. Except as set forth on
      SCHEDULE 5.1 annexed hereto, no stockholder of Holdings has or will have any preemptive rights to subscribe for any additional equity Securities of Holdings. The issuance and sale of such Holdings Common Stock, upon such issuance and sale, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

            (ii) WARRANTS. Holdings has the corporate power and authority to issue the Warrants. The Warrants, when issued, will be the legally valid and binding obligations of Holdings, enforceable against Holdings in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The Holdings Common Stock to be issued upon exercise of the Warrants, when issued and delivered, will be duly and validly issued, fully paid and nonassessable.

           (iii) SUBORDINATED NOTES. Company has the corporate power and authority to issue the Subordinated Notes. The Subordinated Notes, when issued and paid for, will be the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The subordination provisions of the Intercreditor Agreement will be enforceable against the holders of the Subordinated Notes and the Loans and all other monetary Obligations hereunder are and will be within the definition of "Senior Debt" included in such provisions. The Subordinated Notes, when issued and sold, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

5.3  FINANCIAL CONDITION.

            Company has heretofore delivered to Lenders, at Lenders' request, the following financial statements and information: (i) the audited consolidated balance sheet of Target and its Subsidiaries as at July 31, 1995 and the related consolidated statements of income, stockholders' equity and cash flows of Target and its Subsidiaries for the fiscal year of Target then ended and (ii) the unaudited consolidated balance sheet of Target and its Subsidiaries as at January 31, 1996 and the related unaudited consolidated statements of income, stockholders' equity and cash flows of Target and its Subsidiaries for the three months then ended. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Target does not (and will not following the funding of the initial Loans) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Target or any of its Subsidiaries.

5.4  NO MATERIAL ADVERSE CHANGE; NO RESTRICTED JUNIOR PAYMENTS.

            Since December 31, 1995, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.

5.5  TITLE TO PROPERTIES; LIENS; REAL PROPERTY.

      A. TITLE TO PROPERTIES; LIENS. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

      B. REAL PROPERTY. As of the Closing Date, SCHEDULE 5.5 annexed hereto contains a true, accurate and complete list of (i) all Fee Properties and
(ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in SCHEDULE 5.5 annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

      C. LEASES. Each lease of real property under which Company is a lessee is accounted for as an operating lease in conformity with GAAP.

5.6   LITIGATION; ADVERSE FACTS.

            Except as set forth on SCHEDULE 5.6 annexed hereto, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.



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5.7  PAYMENT OF TAXES.

            Except to the extent permitted by subsection 6.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against Company or any of its Subsidiaries which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; PROVIDED that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8  PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS; MATERIAL
      Contracts.

      A. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

      B. Neither Company nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

      C. SCHEDULE 5.8 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. Except as described on
SCHEDULE 5.8, all such Material Contracts are in full force and effect and no material defaults currently exist thereunder.

5.9  GOVERNMENTAL REGULATION.

            Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.



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



5.10 SECURITIES ACTIVITIES.

      A. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

      B. After giving effect to the Merger, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11 EMPLOYEE BENEFIT PLANS.

      A. Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

      B.  No ERISA Event has occurred or is reasonably expected to occur.

      C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in SCHEDULE 5.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

      D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $50,000.

      E. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $50,000.

5.12 CERTAIN FEES.

            No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, other than fees payable to Donaldson, Lufkin & Jenrette Securities Corporation and disclosed to Lenders on or prior to the date hereof, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13 ENVIRONMENTAL PROTECTION.

             (i) Neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to
      (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

            (ii) Neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive
Section 11001 ET       Environmental Response, Compensation, and Liability Act
      or any comparable state law;

           (iii) There are and, to Company's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

            (iv) Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect.

            Notwithstanding anything in this subsection 5.13 to the contrary, no event or condition has occurred or is occurring with respect to Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

5.14 EMPLOYEE MATTERS.

            There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

5.15 SOLVENCY.

            Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

5.16 MATTERS RELATING TO COLLATERAL.

      A. Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to the Merger Date pursuant to subsections 4.1J, 4.2H,
6.8 and 6.9 and (ii) the delivery to Administrative Agent of any Pledged Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

      B. GOVERNMENTAL AUTHORIZATIONS. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents, (ii) the conditional assignment pursuant to any of the Collateral Documents or (iii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

      C. ABSENCE OF THIRD-PARTY FILINGS. Except such as may have been filed in favor of Administrative Agent as contemplated by subsection 5.16A or in connection with Liens permitted by this Agreement, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

      D. MARGIN REGULATIONS. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

      E. INFORMATION REGARDING COLLATERAL. All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.17 RELATED AGREEMENTS.

      A. DELIVERY OF RELATED AGREEMENTS. Company has delivered to Lenders complete and correct copies of each Related Agreement and of all exhibits and schedules thereto.

      B. WARRANTIES. Subject to the qualifications set forth therein, each of the representations and warranties given by Holdings and Merger Sub to Target and by Target to Holdings and Merger Sub in the Merger Agreement is true and correct in all material respects as of the date hereof (or as of any earlier date to which such representation and warranty specifically relates) and will be true and correct in all material respects as of the Closing Date and the Merger Date (or such earlier date as the case may be).

      C. SURVIVAL. Notwithstanding anything in the Merger Agreement to the contrary, the representations and warranties of Holdings and Company set forth in subsection 5.17B shall, solely for purposes of this Agreement, survive the Closing Date and the Merger Date for the benefit of Lenders.

5.18 DISCLOSURE.

      A. LOAN DOCUMENTS. No representation or warranty of Holdings or any of its Subsidiaries contained in any Loan Document or Related Agreement or in any other document, certificate or written statement furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. As of the date hereof, there are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

      B. TENDER OFFER MATERIALS. The Tender Offer Materials do not contain any untrue statement of a material fact or omit to state a material fact (known to Holdings, Target or any of their respective Subsidiaries, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.


SECTION 6. COMPANY'S AFFIRMATIVE COVENANTS

            Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1  FINANCIAL STATEMENTS AND OTHER REPORTS.

            Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Administrative Agent and Lenders:

             (i) MONTHLY FINANCIALS: as soon as available and in any event within 30 days after the end of each month ending after the Closing Date, the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

            (ii) QUARTERLY FINANCIALS: as soon as available and in any event within 40 days after the end of each Fiscal Quarter, the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

           (iii) YEAR-END FINANCIALS: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of Coopers & Lybrand or other independent certified public accountants of recognized national standing selected by Company and reasonably satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts about the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;


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            (iv)  OFFICERS' AND COMPLIANCE CERTIFICATES:  (a) together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (i), (ii) and (iii) above, an Officers' Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) together with each delivery of financial statements of Company and its Subsidiaries (x) pursuant to subdivision (i) above for the months ended April 30, 1996, May 31, 1996 and June 30, 1996 and subdivisions (ii) and (iii) above and (y) 40 days after the end of each Fiscal Year, a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7;

             (v) RECONCILIATION STATEMENTS: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (i), (ii), (iii) or (xv) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xv) of this subsection 6.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and
      (b) together with each delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xv) of this subsection 6.1 following such change, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including without limitation any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

            (vi) ACCOUNTANTS' CERTIFICATION: together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (iii) above, a written statement by the independent certified public


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



      accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; PROVIDED that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

           (vii) ACCOUNTANTS' REPORTS: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit;

          (viii) BORROWING BASE CERTIFICATE: within 20 days after the end of each month, a completed Borrowing Base Certificate for that month;

            (ix) AGING ACCOUNTS REPORT. within 20 days after the end of each month, an aging report with respect to Company's Accounts;

             (x) SEC FILINGS AND PRESS RELEASES: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries;

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            (xi)  EVENTS OF DEFAULT, ETC.:  promptly upon any officer of
      Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

           (xii) LITIGATION OR OTHER PROCEEDINGS: promptly upon any officer of Company obtaining knowledge of (a) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries (collectively, "PROCEEDINGS") not previously disclosed in writing by Company to Lenders or (b) any material development in any Proceeding that, in any case:

                  (1) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

                  (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

      written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

          (xiii) ERISA EVENTS: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

           (xiv) ERISA NOTICES: with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

            (xv) FINANCIAL PLANS: as soon as practicable and in any event no later than 30 days prior to the beginning of each Fiscal Year, a consolidated and consolidating plan and financial forecast for such Fiscal Year (the "FINANCIAL PLAN" for such Fiscal Year), including, without limitation, (a) forecasted consolidated and consolidating balance sheets and forecasted consolidated and consolidating statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year, together with PRO FORMA Compliance Certificates for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated and consolidating statements of income and cash flows of Company and its Subsidiaries for each month of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (c) such other information and projections as any Lender may reasonably request;

           (xvi) INSURANCE: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

          (xvii) BOARD OF DIRECTORS: with reasonable promptness, written notice of any change in the Board of Directors of Company;

            (xviii)MATERIAL CONTRACTS: promptly, and in any event within ten Business Days after any Material Contract of Company or any of its Subsidiaries is terminated (other than by normal course expiration) or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or any new Material Contract is entered into, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

            (xix) SUBORDINATED DEBT NOTICES: promptly upon receipt by Company or any of its Subsidiaries of any notice under the Subordinated Note Purchase Agreement, and promptly upon the giving of notice by Company or any of its

      Subsidiaries under the Subordinated Note Purchase Agreement, a copy of such notice;

            (xx) UCC SEARCH REPORT: As promptly as practicable after the date of delivery to Administrative Agent of any UCC financing statement executed by any Loan Party pursuant to subsection 4.2H(iv) or 6.8A, copies of completed UCC searches evidencing the proper filing, recording and indexing of all such UCC financing statement and listing all other effective financing statements that name such Loan Party as debtor, together with copies of all such other financing statements not previously delivered to Administrative Agent by or on behalf of Company or such Loan Party; and

           (xxi) OTHER INFORMATION: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

6.2  CORPORATE EXISTENCE, ETC.

            Except as permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business; PROVIDED, HOWEVER that neither Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Board of Directors of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Company, such Subsidiary or Lenders.

6.3  PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION.

      A. Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; PROVIDED that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.



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      B.  Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

6.4  MAINTENANCE OF PROPERTIES; INSURANCE; APPLICATION OF NET
      Insurance/Condemnation Proceeds.

      A. MAINTENANCE OF PROPERTIES. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including, without limitation, all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

      B. INSURANCE. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $5,000,000 and provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.

      C.   APPLICATION OF NET INSURANCE/CONDEMNATION PROCEEDS.

             (i) BUSINESS INTERRUPTION INSURANCE. Upon receipt by Company or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default or Potential

      Event of Default shall have occurred and be continuing, Company or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(iii)(b);

            (ii) CASUALTY INSURANCE/CONDEMNATION PROCEEDS. Upon receipt by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance and other than Net Insurance/ Condemnation Proceeds in an aggregate amount not exceeding $100,000 with respect to any occurrence, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, to prepay the Loans (and or to the extent not so applied, to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(iii)(b), and
      (b) if an Event of Default of Potential Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(iii)(b);

           (iii)  NET INSURANCE/CONDEMNATION PROCEEDS RECEIVED BY
      Administrative Agent. Upon receipt by Administrative Agent of any Net Insurance/Condemnation Proceeds as loss payee, (a) if the aggregate amount of Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) by Administrative Agent in respect of any covered loss exceeds $5,000,000, Administrative Agent shall, and Company hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(iii)(b), and (b) if the aggregate amount of such Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) by Administrative Agent in respect of any covered loss does not exceed $5,000,000, Administrative Agent shall deliver such Net Insurance/Condemnation Proceeds to Company, and Company shall, or shall cause one or more of its Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received; PROVIDED, HOWEVER that if at any time Administrative Agent reasonably determines (x) that Company or such Subsidiary is not proceeding diligently with such repair, restoration or replacement or (y) that such repair, restoration or replacement cannot be completed with such Net Insurance/

      Condemnation Proceeds, or that such repair, restoration or replacement cannot be completed within 180 days after the receipt by Administrative Agent of such Net Insurance/Condemnation Proceeds, Administrative Agent shall, and Company hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(iii)(b).

6.5 INSPECTION RIGHTS; AUDITS OF INVENTORY AND ACCOUNTS RECEIVABLE; LENDER Meeting.

      A. INSPECTION RIGHTS. Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

      B. AUDITS OF INVENTORY AND ACCOUNTS RECEIVABLE. Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent to conduct up to four audits of all Inventory and Accounts of Loan Parties during each twelve-month period after the Closing Date, all upon reasonable notice and at such reasonable times during normal business hours as may reasonably be requested.

      C. LENDER MEETING. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company's corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

6.6  COMPLIANCE WITH LAWS, ETC.

            Company shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all Environmental Laws), noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

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6.7  ENVIRONMENTAL REVIEW, DISCLOSURE, ETC.; COMPANY'S ACTIONS REGARDING
      Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

      A. ENVIRONMENTAL REVIEW. Company agrees that Administrative Agent may, from time to time and in its reasonable discretion, retain, at Company's expense, an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for Company.

      B. ENVIRONMENTAL DISCLOSURE. Company will deliver to Administrative Agent and Lenders:

             (i) ENVIRONMENTAL AUDITS AND REPORTS. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

            (ii) NOTICE OF CERTAIN RELEASES, REMEDIAL ACTIONS, ETC. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (b) any remedial action taken by Company or any other Person in response to (x) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (y) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (c) Company's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

           (iii) WRITTEN COMMUNICATIONS REGARDING ENVIRONMENTAL CLAIMS, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its

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      Subsidiaries may be potentially responsible for any Hazardous Materials
      Activity which could reasonably be expected to have a Material Adverse Effect;

            (iv) NOTICE OF CERTAIN PROPOSED ACTIONS HAVING ENVIRONMENTAL Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (x) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (y) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

             (v) OTHER INFORMATION. With reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this subsection 6.7.

      C. COMPANY'S ACTIONS REGARDING HAZARDOUS MATERIALS ACTIVITIES, Environmental Claims and Violations of Environmental Laws. Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, (i) any and all abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) any and all actions necessary to (y) cure any violation of applicable Environmental Laws by Company or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (z) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.8 EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL Documents by Certain Subsidiaries and Future Subsidiaries.

      A. EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL Documents. In the event that any Person becomes a Domestic Subsidiary of Company after the date hereof, Company will promptly notify Administrative Agent of that fact and


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cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and a Subsidiary Pledge Agreement, a Subsidiary Security Agreement, a Subsidiary Patent Security Agreement and a Subsidiary Trademark Security Agreement and to take all such further actions and execute all such further documents and instruments (including, without limitation, actions, documents and instruments comparable to those described in subsection 4.2H) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents.

      B. SUBSIDIARY CHARTER DOCUMENTS, LEGAL OPINIONS, ETC. Company shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary's Certificate or Articles of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a copy of such Subsidiary's Bylaws, certified by its corporate secretary or an assistant secretary as of a recent date prior to their delivery to Administrative Agent, (iii) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (a) the fact that the attached resolutions of the Board of Directors of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iv) if reasonably requested by Administrative Agent, a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents,
(c) the enforceability of such Loan Documents against such Subsidiary, (d) such other matters (including, without limitation, matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

6.9  MATTERS RELATING TO ADDITIONAL REAL PROPERTY COLLATERAL.

            From and after the Merger Date, in the event that (i) Company or any Subsidiary Guarantor acquires any fee interest in real property or any Leasehold Property or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in real property or any Leasehold Property, in either case excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or (in the case of clause (ii) above) then-existing senior lienholder,


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where Company and its Subsidiaries are unable to obtain such lessor's or senior lienholder's consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an "ADDITIONAL MORTGAGED PROPERTY"), Company or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, the following:

             (i)  ADDITIONAL MORTGAGE.  A fully executed and notarized
Mortgage (an "ADDITIONAL MORTGAGE"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property;

            (ii) OPINIONS OF COUNSEL. If reasonably requested by Administrative Agent (a) a favorable opinion of counsel to such Loan Party, in form and substance satisfactory to Administrative Agent and its counsel, as to the due authorization, execution and delivery by such Loan Party of such Additional Mortgage and such other matters as Administrative Agent may reasonably request, and (b) an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in the state in which such Additional Mortgaged Property is located with respect to the enforceability of the form of Additional Mortgage to be recorded in such state and such other matters (including, without limitation, any matters governed by the laws of such state regarding personal property security interests in respect of any Collateral) as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

           (iii) LANDLORD CONSENT AND ESTOPPEL; RECORDED LEASEHOLD INTEREST. In the case of an Additional Mortgaged Property consisting of a Leasehold Property, (a) a Landlord Consent and Estoppel and (b) evidence that such Leasehold Property is a Recorded Leasehold Interest;

            (iv) TITLE INSURANCE. (a) If required by Administrative Agent, an ALTA mortgagee title insurance policy or an unconditional commitment therefor (an "ADDITIONAL MORTGAGE POLICY") issued by the Title Company with respect to such Additional Mortgaged Property, in an amount satisfactory to Administrative Agent, insuring fee simple title to, or a valid leasehold interest in, such Additional Mortgaged Property vested in such Loan Party and assuring Administrative Agent that such Additional Mortgage creates a valid and enforceable First Priority mortgage Lien on such Additional Mortgaged Property, subject only to a standard survey exception, which Additional Mortgage Policy (y) shall include an endorsement for mechanics' liens, for future advances under this Agreement and for any other matters reasonably requested by Administrative Agent and
      (z) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably


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      satisfactory to Administrative Agent; and (b) evidence satisfactory to
      Administrative Agent that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Additional Mortgage Policy and (ii) paid to the Title Company or to the appropriate governmental authorities all expenses and premiums of the Title Company in connection with the issuance of the Additional Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Additional Mortgage in the appropriate real estate records;

             (v) TITLE REPORT. If no Additional Mortgage Policy is required with respect to such Additional Mortgaged Property, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the date such Additional Mortgage is to be recorded and satisfactory in form and substance to Administrative Agent;

            (vi) COPIES OF DOCUMENTS RELATING TO TITLE EXCEPTIONS. If reasonably requested by Administrative Agent, copies of all recorded documents listed as exceptions to title or otherwise referred to in the Additional Mortgage Policy or title report delivered pursuant to clause
      (iv) or (v) above;

           (vii) MATTERS RELATING TO FLOOD HAZARD PROPERTIES. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to (x) whether such Additional Mortgaged Property is a Flood Hazard Property and (y) if so, whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if such Additional Mortgaged Property is a Flood Hazard Property, such Loan Party's written acknowledgement of receipt of written notification from Administrative Agent (x) that such Additional Mortgaged Property is a Flood Hazard Property and (y) as to whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event such Additional Mortgaged Property is a Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

          (viii) ENVIRONMENTAL AUDIT. If required by Administrative Agent, reports and other information, in form, scope and substance satisfactory to Administrative Agent and prepared by environmental consultants satisfactory to Administrative Agent, concerning any environmental hazards or liabilities to which Company or any of its Subsidiaries may be subject with respect to such Additional Mortgaged Property.



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6.10 INTEREST RATE PROTECTION.

            At all times after the date which is 90 days after the Closing Date and prior to the date which is three years after the Closing Date, Company shall maintain in effect one or more Interest Rate Agreements with respect to the Loans, in an aggregate notional principal amount of not less than 50% of the aggregate amount of Term Loans which Interest Rate Agreements shall have the effect of establishing a maximum interest rate of not more than [12]% per annum with respect to such notional principal amount, each such Interest Rate Agreement to be in form and substance satisfactory to Administrative Agent.

6.11 CONDUCT OF BUSINESS OF MERGER SUB.

            Until consummation of the Merger, Merger Sub will engage in only those activities that are necessary or advisable to effect the Tender Offer upon the terms set forth in the Tender Offer Materials, to effect the Merger and to effect the transactions contemplated by this Agreement.

6.12 CONDUCT OF BUSINESS OF TARGET.

            Until consummation of the Merger, Merger Sub will cause Target and its Subsidiaries to conduct their respective businesses in a manner consistent with their past practices, and to comply with the terms of the Merger Agreement.

6.13 MERGER.

            Company shall comply with, and cause Target to comply with, all covenants set forth in the Merger Agreement applicable prior to the consummation of the Merger. During the period prior to consummation of the Merger, Company shall retain the Minimum Shares and shall cause Target to maintain cash in the amount of at least $25,000,000 in the Cash Accounts. Company shall cause the Merger to be consummated in accordance with the terms and conditions of the Merger Agreement and the Tender Offer Materials as soon as practicable and, in any event, no later than June 30, 1996, and shall cause each of the conditions set forth in subsection 4.2 to be fulfilled on or prior to June 30, 1996. In the event that the Tendered Target Shares to be purchased concurrently with receipt of the proceeds of the Tender Loans on the Closing Date shall represent, in the aggregate, not less than 90% of the outstanding shares of Target Common Stock and, in any case, the number of shares of Target Common Stock required to permit Company to cause the Merger to occur in accordance with the terms of the Merger Agreement and Section 253 of the Delaware General Corporation law, Company shall cause the Merger to occur under Section 253 of the Delaware General Corporation law on the Closing Date, which shall in that event also be the Merger Date.

6.14 LEASEHOLDS.



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      Within 30 days following the Closing Date, Administrative Agent shall have received from Company and each applicable Subsidiary Guarantor:

             (i) MORTGAGES. Fully executed and notarized Mortgages (each an "ORIGINAL MORTGAGE" and, collectively, the "ORIGINAL MORTGAGES"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Property Asset listed in SCHEDULE
      6.14 annexed hereto (each an "ORIGINAL MORTGAGED PROPERTY" and, collectively, the "ORIGINAL MORTGAGED PROPERTIES");

            (ii) OPINIONS OF LOCAL COUNSEL. An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Original Mortgaged Property is located with respect to the enforceability of the form(s) of Original Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

           (iii) LANDLORD CONSENTS AND ESTOPPELS; RECORDED LEASEHOLD Interests. In the case of each Original Mortgaged Property consisting of a Leasehold Property, (a) a Landlord Consent and Estoppel with respect thereto and (b) evidence that such Leasehold Property is a Recorded Leasehold Interest;

            (iv) TITLE INSURANCE. If requested by Administrative Agent (a) ALTA mortgagee title insurance policies or unconditional commitments therefor (the "ORIGINAL MORTGAGE POLICIES") issued by the Title Company with respect to the Original Mortgaged Properties listed in Part A of
      SCHEDULE 6.14 annexed hereto, in amounts not less than the respective amounts designated therein with respect to any particular Original Mortgaged Properties, insuring fee simple title to, or a valid leasehold interest in, each such Original Mortgaged Property vested in such Loan Party and assuring Administrative Agent that the applicable Original Mortgages create valid and enforceable First Priority mortgage Liens on the respective Original Mortgaged Properties encumbered thereby, subject only to a standard survey exception, which Original Mortgage Policies (x) shall include an endorsement for mechanics' liens, for future advances under this Agreement and for any other matters reasonably requested by Administrative Agent and (y) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent; and (b) evidence satisfactory to Administrative Agent that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Original Mortgage Policies and (ii) paid to the Title Company or to the appropriate governmental authorities all expenses and premiums of the Title Company in connection with the issuance of the Original Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes)


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      payable in connection with recording the Original Mortgages in the appropriate real estate records;

             (v) TITLE REPORTS. With respect to each Original Mortgaged Property listed in Part B of SCHEDULE 6.14 annexed hereto, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the Closing Date and satisfactory in form and substance to Administrative Agent;

            (vi) MATTERS RELATING TO FLOOD HAZARD PROPERTIES. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (x) any Original Mortgaged Property is a Flood Hazard Property and (y) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Loan Party's written acknowledgement of receipt of written notification from Administrative Agent (x) as to the existence of each such Flood Hazard Property and (y) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System;

           (vii) ENVIRONMENTAL INDEMNITY. If requested by Administrative Agent, an environmental indemnity agreement, satisfactory in form and substance to Administrative Agent and its counsel, with respect to the indemnification of Administrative Agent and Lenders for any liabilities that may be imposed on or incurred by any of them as a result of any Hazardous Materials Activity; and

          (viii) COLLATERAL ACCESS AGREEMENT. Duly executed copies of the Collateral Access Agreement.

6.15 TRANSACTION COSTS.

            Company shall not pay Transaction Costs in excess of $7,200,000.


SECTION 7. COMPANY'S NEGATIVE COVENANTS

            Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.


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7.1  INDEBTEDNESS.

            Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

             (i) Company may become and remain liable with respect to the Obligations;

            (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

           (iii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases permitted by subsection 7.9;

            (iv) Company may become and remain liable with respect to Indebtedness evidenced by the Subordinated Notes;

             (v) Scitech Corporation may become and remain liable with respect to Indebtedness to Company provided that (a) such intercompany Indebtedness is evidenced by a promissory note in form and substance satisfactory to Administrative Agent that is pledged to Administrative Agent on behalf of Lender pursuant to the Company Pledge Agreement, (b) such intercompany Indebtedness is subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of an intercompany subordination agreement in form and substance satisfactory to Administrative Agent, and (c) any payment under the Subsidiary Guaranty by Scitech Corporation shall result in a PRO TANTO reduction of the amount of such intercompany Indebtedness;

            (vi) Company and its Subsidiaries may become and remain liable with respect to Indebtedness in an aggregate principal amount not to exceed $500,000 secured by Liens permitted by subsection 7.2A(iv); and

           (vii) Company and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $500,000 at any time outstanding.

7.2  LIENS AND RELATED MATTERS.

      A. PROHIBITION ON LIENS. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or


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instrument in respect of goods or accounts receivable) of Company or any of its
Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

             (i)  Permitted Encumbrances;

            (ii)  Liens granted pursuant to the Collateral Documents;

           (iii) Other Liens securing Indebtedness in an aggregate amount not to exceed $250,000 at any time outstanding; and

            (iv) Liens created to secure the purchase price of property or assets, PROVIDED that (a) any such Liens attach only to the property or assets so purchased, (b) the Indebtedness secured by any such Lien shall not exceed 100% of the lesser of the fair market value or the purchase price of the property or assets purchased, (c) any such Liens shall be created within twelve months following the acquisition of such property or assets, and (d) the Indebtedness secured by all such Liens shall not exceed $500,000 in the aggregate at any time outstanding.

      B. NO FURTHER NEGATIVE PLEDGES. Except with respect to specific property encumbered to secure payment of particular Indebtedness (including Capital Leases permitted by subsection 7.9) or to be sold pursuant to an executed agreement with respect to an Asset Sale, neither Company nor any of its Subsidiaries shall enter into any agreement (other than the Subordinated Note Purchase Agreement or any other agreement prohibiting only the creation of Liens securing Subordinated Indebtedness) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

      C. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO COMPANY OR OTHER Subsidiaries. Except as provided herein, Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company.



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7.3  INVESTMENTS; JOINT VENTURES.

            Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

             (i) Company and its Subsidiaries may make and own Investments in Cash Equivalents;

            (ii)  Merger Sub may acquire and own the Tendered Target Shares;

           (iii)  Company may make and own Investments in Scitech Corporation;

            (iv) Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

             (v)  Company may make acquisitions permitted by subsection 7.7(v);
      and

            (vi) Company and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $250,000.

7.4  CONTINGENT OBLIGATIONS.

            Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

             (i) Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

            (ii) Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

           (iii) Company may become and remain liable with respect to Contingent Obligations under Hedge Agreements required under subsection 6.10; and

            (iv) Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations arising under their subordinated guaranties of the Subordinated Notes as set forth in the Subordinated Note Purchase Agreement.



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7.5  RESTRICTED JUNIOR PAYMENTS.

            Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; PROVIDED (i) following the Merger, Company may make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the Intercreditor Agreement, the Subordinated Note Purchase Agreement and the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent permitted under subsection 7.15B, and (ii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, Company may make Restricted Junior Payments to Holdings to the extent necessary to permit Holdings to (a) discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose and
(b) purchase Lender Warrants pursuant to an exercise of the put or call option contained therein.

7.6  FINANCIAL COVENANTS.

      A. MINIMUM INTEREST COVERAGE RATIO. Company shall not permit the ratio of (i) Consolidated Adjusted EBITDA for any four-Fiscal Quarter period ending during any of the periods set forth below to (ii) Consolidated Interest Expense for such period to be less than the correlative ratio indicated:

                                                         MINIMUM
                        PERIOD                   INTEREST COVERAGE RATIO

      September 30, 1996                                            1.8
      October 1, 1996 through December 31, 1997                     2.0
      January 1, 1998 through December 31, 1999                     2.5
      Thereafter                                                    3.0

      B. MINIMUM FIXED CHARGE COVERAGE RATIO. Company shall not permit the ratio of (i) Consolidated Adjusted EBITDA for any four-Fiscal Quarter period ending during any of the periods set forth below to (ii) Consolidated Fixed Charges for such period to be less than the correlative ratio indicated:

                                                          MINIMUM FIXED
                         PERIOD                   CHARGE COVERAGE RATIO

      September 30, 1996 through December 31, 1996                 1.25
      Thereafter                                                   1.50



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      C.   MAXIMUM SENIOR DEBT RATIO.  Company shall not permit the ratio of
(i) Consolidated Senior Debt as of the last day of any Fiscal Quarter ending during any of the periods set forth below to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such day to exceed the correlative ratio indicated:

                    PERIOD                 MAXIMUM SENIOR DEBT RATIO

      September 30, 1996                                            3.5
      October 1, 1996 through December 31, 1998                     3.0
      January 1, 1999 through December 31, 1999                     2.0
      January 1, 2000 through December 31, 2000                     1.5
      Thereafter                                                    1.0


     D. MAXIMUM TOTAL DEBT RATIO. Company shall not permit the ratio of (i) Consolidated Total Debt as of the last day of any Fiscal Quarter ending during any of the periods set forth below to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such day to exceed the correlative ratio indicated:

                    PERIOD                 MAXIMUM TOTAL DEBT RATIO

      September 30, 1996 to December 31, 1998                       5.0
      January 1, 1999 to December 31, 1999                          4.0
      January 1, 2000 to December 31, 2000                          3.5
      Thereafter                                                    3.0


      E. MINIMUM CONSOLIDATED ADJUSTED EBITDA. Company shall not permit Consolidated Adjusted EBITDA for any period set forth below to be less than the correlative amount indicated:

                                                      MINIMUM CONSOLIDATED
                         PERIOD                       ADJUSTED EBITDA

      One-month period ended April 30, 1996                  $  400,000
      Two-month period ended May 31, 1996                     1,000,000
      Three-month period ended June 30, 1996                  2,000,000
      Three-month period ended September 30, 1996             3,000,000

     F. MAXIMUM RESEARCH AND DEVELOPMENT EXPENSES. Company shall not permit Consolidated Research and Development Expenses for any four-Fiscal Quarter Period ending on or after December 31, 1996 to exceed an amount equal to 8.5% of Consolidated Total Sales for such period.



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7.7  RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES AND ACQUISITIONS.

            Company shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

             (i) Merger Sub may be merged into Target, any Subsidiary of Company may be merged with or into Company or any wholly owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly owned Subsidiary Guarantor; PROVIDED that, in the case of such a merger, Company or such wholly owned Subsidiary Guarantor shall be the continuing or surviving corporation;

            (ii) Company and its Subsidiaries may make Consolidated Capital Expenditures permitted under subsection 7.8;

           (iii) Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

            (iv) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; PROVIDED that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

             (v) from and after March 31, 1997, Company and its Subsidiaries may acquire the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person; PROVIDED that (a) the aggregate amount of cash and noncash consideration paid by the Company and its Subsidiaries shall not exceed $5,000,000 for any single such acquisition, (b) the aggregate amount of cash and noncash consideration paid by the Company and its Subsidiaries in each calendar year for all such acquisitions shall not exceed $10,000,000 and (c) the aggregate amount of cash and noncash consideration paid by the Company and its Subsidiaries for each such acquisition shall not exceed an amount equal to 400% of the pro forma earnings before interest, depreciation, amortization and taxes (calculated in the manner of Consolidated Adjusted EBITDA and giving effect on a pro forma basis to


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      restructuring arrangements to be effected on or prior to the acquisition date) for the business acquired for the most recently completed fiscal year of such business; and

            (vi) subject to subsection 7.13, Company and its Subsidiaries may make in each Fiscal Year Asset Sales of assets having a fair market value not in excess of $1,000,000; PROVIDED that (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (y) the sole consideration received shall be cash; and (z) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a).

7.8  CONSOLIDATED CAPITAL EXPENDITURES.

            Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount in excess of the corresponding amount set forth below opposite such Fiscal Year;

                                                      MAXIMUM CONSOLIDATED
            FISCAL YEAR                         CAPITAL EXPENDITURES

      Fiscal Year 1996                                       $1,200,000
      Each Fiscal Year thereafter                            $  790,000


7.9  RESTRICTION ON LEASES.

            Company shall not, and shall not permit any of its Subsidiaries to, become liable in any way, whether directly or by assignment or as a guarantor or other surety, (i) for the obligations of the lessee under any Capital Lease unless the portion of all such obligations that is properly classified as a liability on a balance sheet in conformity with GAAP does not exceed $1,000,000 at any time or (ii) for the obligations of the lessee under any Operating Lease unless, immediately after giving effect to the incurrence of liability with respect to such lease, the Consolidated Rental Payments at the time in effect during the then current Fiscal Year or any future period of 12 consecutive calendar months shall not exceed $500,000.

7.10 SALES AND LEASE-BACKS.

            Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) which Company or


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any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease.

7.11 SALE OR DISCOUNT OF RECEIVABLES.

            Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or Accounts.

7.12 TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

            Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; PROVIDED that the foregoing restriction shall not apply to reasonable and customary fees paid to members of the Boards of Directors of Company and its Subsidiaries or to the management fee payable to Holdings pursuant to the Management Agreement in accordance with subsection 7.17.

7.13 DISPOSAL OF SUBSIDIARY STOCK.

            Company shall not:

             (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except (a) 100% of the capital stock or other equity Securities of any Subsidiary of Company in accordance with subsection 7.7(vi) and (b) to qualify directors if required by applicable law; or

            (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries (including such Subsidiary), except to Company, another Subsidiary of Company, or to qualify directors if required by applicable law.

7.14 CONDUCT OF BUSINESS.

            From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in


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by Target and its Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

7.15 AMENDMENTS OR WAIVERS OF CERTAIN RELATED AGREEMENTS; AMENDMENTS OF Documents Relating to Subordinated Indebtedness.

      A.   AMENDMENTS OR WAIVERS OF CERTAIN RELATED AGREEMENTS.  Neither
Company nor any of its Subsidiaries will agree to any material amendment to, or waive any of its material rights under, any Related Agreement, or terminate or agree to terminate the Merger Agreement, after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment, waiver or termination.

      B. AMENDMENTS OF DOCUMENTS RELATING TO SUBORDINATED DEBTHOLDER WARRANTS and Subordinated Indebtedness. Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Company or Lenders.

7.16 FISCAL YEAR

            Company shall not change its Fiscal Year-end from December 31 of each calendar year.

7.17 MANAGEMENT FEE

            Neither Holdings nor any of its Subsidiaries shall pay to Genstar or any of its Affiliates management fees in excess of $450,000 during any Fiscal Year. During the period from and including the Closing Date to the end of the 1999 Fiscal Year, (i) $100,000 of such fee shall be payable quarterly so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby and (ii) $350,000 of such fee shall be payable annually (a) solely from that portion of Excess Cash Flow for any such Fiscal Year not required to be applied to prepayment of the Loans pursuant to subsection 2.4B(iii)(d) and (b) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be


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caused thereby; provided, however, that no payment of any portion of such fee shall be payable until the third Business Day following delivery by Company to Administrative Agent of a Compliance Certificate for the Fiscal Quarter of Company in respect of which such payment is proposed to be made demonstrating, on a pro forma basis, compliance with the covenants set forth in subsection 7.6.

SECTION 8. EVENTS OF DEFAULT

            If any of the following conditions or events ("Events of Default") shall occur:

8.1  FAILURE TO MAKE PAYMENTS WHEN DUE.

            Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to the Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within three days after the date due; or

8.2  DEFAULT IN OTHER AGREEMENTS.

             (i) Failure of Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $100,000 or more or with an aggregate principal amount of $100,000 or more, in each case beyond the end of any grace period provided therefor; or

            (ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or



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8.3  BREACH OF CERTAIN COVENANTS.

            Failure of Company to perform or comply with any term or condition contained in subsection 2.5, 6.1(xi), or 6.2, 6.13 or Section 7 of this Agreement; or

8.4  BREACH OF WARRANTY.

            Any representation, warranty, certification or other statement made by Holdings or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Holdings or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5  OTHER DEFAULTS UNDER LOAN DOCUMENTS.

            Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 15 days after the earlier of (i) an officer of Company or such Loan Party becoming aware of such default or (ii) receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6  INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

             (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

            (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such


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      event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7  VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

             (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

            (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8  JUDGMENTS AND ATTACHMENTS.

            Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $100,000 or (ii) in the aggregate at any time an amount in excess of $100,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9  DISSOLUTION.

            Any order, judgment or decree shall be entered against Company or any of its Subsidiaries decreeing the dissolution or split up of Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10 EMPLOYEE BENEFIT PLANS.

            There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $100,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit


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liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $100,000; or

8.11 CHANGE IN CONTROL.

            (i) Genstar or any of its Affiliates shall cease to beneficially own and control at least 51% of the issued and outstanding shares of capital stock of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Company free and clear of all Liens; or

            (ii) Prior to the Merger, Holdings shall cease to beneficially own and control 100% of each class of outstanding capital stock of Merger Sub free and clear of all Liens (other than any Lien created or permitted hereunder);

            (iii) After consummation of the Tender Offer and prior to the Merger, Merger Sub shall cease to beneficially own and control the Minimum Shares free and clear of all Liens (other than any Lien created by the Merger Sub Pledge Agreement); or

            (iv) After the Merger, Holdings shall cease to beneficially own and control 100% of each class of outstanding capital stock of Company free and clear of all Liens (other than any Lien created by the Holdings Pledge Agreement); or

8.12 INVALIDITY OF GUARANTIES; FAILURE OF SECURITY; REPUDIATION OF
      Obligations.

            At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered thereby having a fair market value, individually or in the aggregate, exceeding $100,000, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or
(iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including without limitation with respect to future advances by Lenders, under any Loan Document to which it is a party; or



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8.13 UNWINDING OF MERGER.

            The Merger shall be unwound, reversed or otherwise rescinded in whole or in part for any reason; or

8.14 CONDUCT OF BUSINESS BY HOLDINGS.

            Holdings shall (i) engage in any business other than entering into and performing its obligations under and in accordance with the Loan Documents and Related Agreements to which it is a party or (ii) own any assets other than
(a) the capital stock of Company and (b) Cash and Cash Equivalents in an amount not to exceed $100,000 at any one time for the purpose of paying general operating expenses of Holdings:

THEN (i) upon the occurrence of any Event of Default described in subsection
8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; PROVIDED that the foregoing shall not affect in any way the obligations of Lenders under subsection 3.3C(i).

            Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Collateral Account Agreement and shall be applied as therein provided.


SECTION 9. ADMINISTRATIVE AGENT

9.1  APPOINTMENT.

      A. APPOINTMENT OF ADMINISTRATIVE AGENT. Paribas is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender


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hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders, and Company shall have no rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.

      B. APPOINTMENT OF SUPPLEMENTAL COLLATERAL AGENTS. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "SUPPLEMENTAL COLLATERAL Agent" and collectively as "SUPPLEMENTAL COLLATERAL AGENTS").

            In the event that Administrative Agent appoints a Supplemental Collateral Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Administrative Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Administrative Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Administrative Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Administrative Agent, as the context may require.

            Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Administrative Agent so appointed by


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Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Administrative Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Administrative Agent.

9.2  POWERS AND DUTIES; GENERAL IMMUNITY.

      A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

      B. NO RESPONSIBILITY FOR CERTAIN MATTERS. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of Company to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.



                                        131
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      C.   EXCULPATORY PROVISIONS.  Neither Administrative Agent nor any of
its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent's gross negligence or willful misconduct. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

      D. ADMINISTRATIVE AGENT ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.



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9.3  REPRESENTATIONS AND WARRANTIES; NO RESPONSIBILITY FOR APPRAISAL OF
      Creditworthiness.

            Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4  RIGHT TO INDEMNITY.

            Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, to the extent that Administrative Agent shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; PROVIDED that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent's gross negligence or willful misconduct.
If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5  SUCCESSOR ADMINISTRATIVE AGENT.

            Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall


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thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this
Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

9.6  COLLATERAL DOCUMENTS AND GUARANTIES.

            Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under each Guaranty and each Lender agrees to be bound by the terms of each Collateral Document and Guaranty; PROVIDED that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); PROVIDED FURTHER, HOWEVER, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented or (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the capital stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (x) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranties may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (y) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.



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SECTION 10.MISCELLANEOUS

10.1 ASSIGNMENTS AND PARTICIPATIONS IN LOANS AND LETTERS OF CREDIT.

      A. GENERAL. Subject to subsection 10.1B, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or
(ii) sell participations to any Person in, all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; PROVIDED that no such sale, assignment, transfer or participation shall, without the consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; PROVIDED, FURTHER that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Administrative Agent as provided in subsection 10.1B(ii); PROVIDED, FURTHER that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Lender effecting such sale, assignment, transfer or participation. Except as otherwise provided in this subsection 10.1, no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender.

      B.   ASSIGNMENTS.

             (i) AMOUNTS AND TERMS OF ASSIGNMENTS. Each Commitment, Loan, Letter of Credit or participation therein, or other Obligation may (a) be assigned in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender, with the giving of notice to Company and Administrative Agent or (b) be assigned in an aggregate amount of not less than $5,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participations therein, and other Obligations of the assigning Lender) to any other Eligible Assignee with the consent of Company and Administrative Agent (which consent of Company and Administrative Agent shall not be unreasonably withheld or delayed); PROVIDED that any such assignment in accordance with either clause (a) or (b) above shall effect a pro rata assignment (based on the respective principal amounts thereof then outstanding or in effect) of both the Term Loan Commitment or the Term Loan of the assigning Lender, on the one hand, and the Revolving Loan Commitment and the Revolving Loans of the assigning Lender, on the other hand. To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of


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      Credit or participations therein, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance, an Assignment Agreement, together with a processing fee of $2,500 and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery and acceptance, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto; PROVIDED that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is the Issuing Lender with respect to any outstanding Letters of Credit such Lender shall continue to have all rights and obligations of the Issuing Lender with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of the Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon new Notes shall be issued to the assignee and to the assigning Lender, substantially in the form of EXHIBIT IV, EXHIBIT V or EXHIBIT VI annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Term Loans, as the case may be, of the assignee and the assigning Lender.

            (ii) ACCEPTANCE BY ADMINISTRATIVE AGENT. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein

      (which acceptance shall evidence any required consent of Administrative Agent to such assignment) and (b) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

      C. PARTICIPATIONS. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, and all amounts payable by Company hereunder (including, without limitation, amounts payable to such Lender pursuant to subsections 2.6D, 2.7 and 3.6) shall be determined as if such Lender had not sold such participation. Company and each Lender hereby acknowledge and agree that, solely for purposes of subsections 10.4 and 10.5, (a) any participation will give rise to a direct obligation of Company to the participant and (b) the participant shall be considered to be a "Lender".

      D. ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; PROVIDED that (i) no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

      E. INFORMATION. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

      F. REPRESENTATIONS OF LENDERS. Each Lender listed on the signature pages hereof hereby represents and warrants (i) that it is an Eligible Assignee described in clause (i) of the definition thereof; (ii) that it has experience and expertise in the making of loans such as the Loans; and (iii) that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.


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10.2 EXPENSES.

            Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Company (including, without limitation, any opinions requested by Lenders as to any legal matters arising hereunder) and of Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including, without limitation, with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including, without limitation, filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including, without limitation, the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any environmental audits or reports provided for under subsection 4.2I or 6.9B(ix) and any audits or reports provided for under subsection 6.5B with respect to Inventory and Accounts of Company and its Subsidiaries; (vi) the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Administrative Agent and Arrangers in connection with the syndication of the Commitments (which syndication expenses shall not exceed $25,000 and shall only be reimbursable if incurred prior to March 25, 1997) and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (viii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including, without limitation, in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.



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10.3 INDEMNITY.

            In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Administrative Agent, Lenders and Arrangers, and the officers, directors, employees, agents and affiliates of Administrative Agent and Lenders (collectively called the "INDEMNITEES"), from and against any and all Indemnified Liabilities (as hereinafter defined); PROVIDED that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

            As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the Related Agreements or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

            Anything contained herein to the contrary notwithstanding, if Indemnitees (or any of them) acquire title to any Facility and Company and its Subsidiaries are no longer in possession of such Facility (the date when both such conditions are in effect at such Facility being referred to herein as the "CUT-OFF DATE"), Company shall not have an obligation to Indemnitees hereunder for any Indemnified Liabilities relating to or arising


                                        139
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out of any Hazardous Materials Activity which occurs at such Facility after the
Cut-off Date unless such Indemnified Liabilities arise out of or as a result of
(a) the existence or occurrence at any time prior to the Cut-off Date of any Hazardous Materials Activity at such Facility, (b) any violation, prior to the Cut-off Date, of any applicable Environmental Laws relating to such Facility or to the ownership, use, occupancy or operation thereof, (c) any investigation, inquiry, order, hearing, action or other proceeding by or before any governmental authority in connection with any Hazardous Materials Activity at such Facility prior to the Cut-off Date, (d) any Environmental Claim relating to such Facility prior to the Cut-off Date, or (e) the inaccuracy or breach of any representation, warranty, or covenant set forth in this Agreement or any of the other Loan Documents.

            To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4 SET-OFF.

            In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Company against and on account of the obligations and liabilities of Company to that Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Notwithstanding the foregoing, each Lender agrees to give notice to Company promptly after any exercise by it of any such set off right, provided that the failure to give any such notice shall not affect any of Lenders' rights hereunder or otherwise.



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10.5 RATABLE SHARING.

            Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; PROVIDED that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

10.6 AMENDMENTS AND WAIVERS.

            No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; PROVIDED that any such amendment, modification, termination, waiver or consent which: increases the amount of any of the Commitments or reduces the principal amount of any of the Loans; increases the maximum amount of Letters of Credit; changes in any manner the definition of "Pro Rata Share" or the definition of "Requisite Lenders"; changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; postpones the date or reduces the amount of any scheduled payment (but not prepayment) of principal of any of the Loans; postpones the date on which any interest or any fees are payable; decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to


                                        141
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any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder; increases the maximum duration of Interest Periods permitted hereunder; reduces the amount or postpones the due date of any amount payable in respect of, or extends the required expiration date of, any Letter of Credit; changes in any manner the obligations of Lenders relating to the purchase of participations in Letters of Credit; releases any Lien granted in favor of Administrative Agent with respect to the Cash Accounts or 25% or more in aggregate fair market value of the Collateral; releases Holdings from its obligations under the Holdings Guaranty, releases Target from its obligations under the Target Guaranty or releases any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents; or changes in any manner the provisions contained in subsection 8.1 or this subsection 10.6 shall be effective only if evidenced by a writing signed by or on behalf of all Lenders. In addition, (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 4 shall be effective only if evidenced by a writing signed by or on behalf of Administrative Agent and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note and (iii) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

10.7 INDEPENDENCE OF COVENANTS.

            All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8 NOTICES.

            Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt


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of telefacsimile or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; PROVIDED that notices to Administrative Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

10.9 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

      A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

      B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 3.5A, 3.6, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in subsections 9.2C, 9.4 and 10.5 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

            No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11MARSHALLING; PAYMENTS SET ASIDE.

            Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12SEVERABILITY.

            In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS.

            The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.14HEADINGS.

            Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.15APPLICABLE LAW.

            THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (INCLUDING, WITHOUT LIMITATION, SECTION 1646.5 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.16SUCCESSORS AND ASSIGNS.

            This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 10.1). Neither Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders.

10.17WAIVER OF JURY TRIAL.

            EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION
10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.18CONFIDENTIALITY.

            Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Company that in any event a Lender may make disclosures to Affiliates of such Lender or disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein or disclosures required or requested by any governmental agency or representative thereof or pursuant to legal process; PROVIDED that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and PROVIDED, FURTHER that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.

10.19COUNTERPARTS; EFFECTIVENESS.

            This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.20ORIGINAL ISSUE DISCOUNT.

            As required by Treasury Regulation Section 1.1275-3(b), the name and address of the representative of Company who will promptly make available information regarding issue price, amount of original issue discount, yield to maturity, and issue date is Jean-Pierre L. Conte, Andors Holdings Inc., Metro Tower, Suite 1170, 950 Tower Lane, Foster City, California 94404-2121.

            [Remainder of page intentionally left blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

            COMPANY:

                      ANDROS ACQUISITION INC.


                      By:
                          -----------------------------------------------
                      Name:
                      Title:

                      By:
                          -----------------------------------------------
                      Name:
                      Title:

                      Notice Address:

                          Metro Tower, Suite 1170
                          950 Tower Lane
                          Foster City, California 94404

                          Attention:
                          Fax:  (415) 286-2383

            LENDERS:

                      BANQUE PARIBAS, individually and as Administrative Agent


                      By:
                          -----------------------------------------------
                      Name:  Lee S. Buckner
                      Title: Group Vice President

                      By:
                          -----------------------------------------------
                      Name:  Patrick Yount
                      Title: Vice President


                      Notice Address:

                          101 California Street, Suite 3150
                          San Francisco, California 94111

                          Attention:Mr. Patrick Yount
                          Fax:   (415)  398-4240

                      Operations Notice Address:

                          2029 Century Park East, Suite 3900
                          Los Angeles, California 90067

                          Attention:Ms. Shirley Williams
                          Fax:   (310) 553-1504

                      Letter of Credit Notice Address:

                          2029 Century Park East, Suite 3900
                          Los Angeles, California 90067

                          Attention:Ms. Tessie Xander
                          Fax:   (310) 553-1504

                      THE BANK OF NOVA SCOTIA, individually and as
                      Documentation Agent


                      By:
                          -----------------------------------------------
                      Name:  Eric Knight
                      Title:



                      Notice Address:  2 copies to:

                          101 California Street, 48th Floor
                          San Francisco, CA 94111

                          Attention:  Mr. Eric Knight
                          Fax:  (415) 397-0791


                      LIBOR Notice Address:

                          600 Peachtree Street, N.E.
                          Suite 2700
                          Atlanta, GA 30308

                          Attention:  Ms. Amanda Norsworthy
                          Fax:  (404) 888-8998

                               SCHEDULE 2.1

                                  EXHIBIT I

                        [FORM OF NOTICE OF BORROWING]

                             NOTICE OF BORROWING


                        Pursuant to that certain Credit Agreement dated as of March 25, 1996, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Andros Acquisition Inc., a Delaware corporation ("COMPANY"), the financial institutions listed therein as Lenders ("LENDERS"), The Bank of Nova Scotia, as Documentation Agent, and Banque Paribas, as Administrative Agent ("ADMINISTRATIVE AGENT"), this represents Company's request to borrow as follows:

         1.   FUNDING DATE:   ___________________, _________

         2.   AMOUNT OF BORROWING:$___________________

         3.   TYPE OF LOANS:  / / a.   Tender Loans (No Interest Rate Option
Available)
                                / / b.   Term Loans
                                / / c.   Revolving Loans

         4.   INTEREST RATE OPTION:/ / a.Base Rate Loan(s)
                                / / b.   Eurodollar Rate Loan(s) with an initial
                                       Interest Period of ____________ month(s)

            The undersigned officer, to the best of his or her knowledge, and Company certify that:

            (i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

            (ii) No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default; and

            (iii)Company has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

DATED:                           [ANDROS ACQUISITION INC.][ANDROS
                                   INCORPORATED]


                                   By:
                                      --------------------------------------
                                   Title:

                                 EXHIBIT II

                 [FORM OF NOTICE OF CONVERSION/CONTINUATION]

                      NOTICE OF CONVERSION/CONTINUATION


            Pursuant to that certain Credit Agreement dated as of March 25, 1996, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Andros Acquisition Inc., a Delaware corporation ("COMPANY"), the financial institutions listed therein as Lenders, The Bank of Nova Scotia, as Documentation Agent, and Banque Paribas, as Administrative Agent, this represents Company's request to convert or continue Loans as follows:

      1.    DATE OF CONVERSION/CONTINUATION:__________________, _______

      2.    AMOUNT OF LOANS BEING CONVERTED/CONTINUED:  $___________________

      3.    Type of Loans being          / /  a.Term Loans
            CONVERTED/CONTINUED:       / /  b.Revolving Loans

      4.    NATURE OF CONVERSION/CONTINUATION:
                 / / a. Conversion of Base Rate Loans to Eurodollar Rate Loans / / b. Conversion of Eurodollar Rate Loans to Base Rate Loans / / c. Continuation of Eurodollar Rate Loans as such

      5. If Loans are being continued as or converted to Eurodollar Rate Loans, the duration of the new Interest Period that commences on the
            conversion/ continuation date:   _______________ month(s)

            In the case of a conversion to or continuation of Eurodollar Rate Loans, the undersigned officer, to the best of his or her knowledge, and Company certify that no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement.

DATED: _____________________             ANDROS INCORPORATED


                                         By:
                                            --------------------------------
                                         Title:

                                 EXHIBIT III

              [FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT]

                   NOTICE OF ISSUANCE OF LETTER OF CREDIT

            Pursuant to that certain Credit Agreement dated as of March 25, 1996, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Andros Acquisition Inc., a Delaware corporation ("COMPANY"), the financial institutions listed therein as Lenders, The Bank of Nova Scotia, as Documentation Agent, and Banque Paribas, as Administrative Agent, this represents Company's request for the issuance of a Letter of Credit as follows:


      1.    DATE OF ISSUANCE OF LETTER OF CREDIT:  ________________, ________

      2.    TYPE OF LETTER OF CREDIT:/ /  a.Commercial Letter of Credit
                                   / /  b. Standby Letter of Credit

      3.    FACE AMOUNT OF LETTER OF CREDIT:  $________________________

      4.    EXPIRATION DATE OF LETTER OF CREDIT:  ________________, ________

      5.    NAME AND ADDRESS OF BENEFICIARY:
                       ___________________________________________
                       ___________________________________________
                       ___________________________________________
                       ___________________________________________

      6.    ATTACHED HERETO IS:
            / /  a.the verbatim text of such proposed Letter of Credit
            / / b.a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.

            The undersigned officer, to the best of his or her knowledge, and Company certify that:

            (i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

            (ii) No event has occurred and is continuing or would result from the issuance of the Letter of Credit contemplated hereby that would constitute an Event of Default or a Potential Event of Default; and

            (iii)Company has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

DATED: ____________________              ANDROS INCORPORATED


                                         By:
                                            --------------------------------
                                         Title:

                                 EXHIBIT IV

                            [FORM OF TENDER NOTE]

                           ANDROS ACQUISITION INC.

                      PROMISSORY NOTE DUE JUNE 30, 1996

$______________                                      San Francisco, California
                                                                March 25, 1996

            FOR VALUE RECEIVED, ANDROS ACQUISITION INC., a Delaware corporation ("COMPANY"), promises to pay to the order of _______________ ("PAYEE") on the earlier of (i) June 30, 1996 and (ii) the Merger Date, the lesser of (x) ________ Million United States Dollars ($____________) and (y) the unpaid principal amount of all advances made by Payee to Company as Tender Loans under the Credit Agreement referred to below.

            Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of March 25, 1996 by and among Company, the financial institutions listed therein as Lenders, The Bank of Nova Scotia, as Documentation Agent, and Banque Paribas, as Administrative Agent (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

            This Note is one of Company's "Tender Notes" in the aggregate principal amount of $________ and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Tender Loan evidenced hereby was made and is to be repaid.

            All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent as provided in subsection 10.1B(ii) of the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loan evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; PROVIDED, HOWEVER, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

            Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

            This Note is subject to mandatory prepayment as provided in subsection 2.4B(iii) of the Credit Agreement and to prepayment at the option of Company as provided in subsection 2.4B(i) of the Credit Agreement.

            THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (INCLUDING, WITHOUT LIMITATION, SECTION 1646.5 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

            Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

            The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

            This Note is subject to restrictions on transfer or assignment as provided in subsections 10.1 and 10.16 of the Credit Agreement.

            No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

            Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 10.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

            IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                         ANDROS ACQUISITION INC.


                                         By: __________________________
                                         Title: ________________________



            THIS SECURITY WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT
                 FOR UNITED STATES FEDERAL INCOME TAX PURPOSES

                                  EXHIBIT V

                             [FORM OF TERM NOTE]

                           ANDROS ACQUISITION INC.

                     PROMISSORY NOTE DUE MARCH 31, 2001

$_____________                                       San Francisco, California
                                                                ________, 1996

            FOR VALUE RECEIVED, ANDROS ACQUISITION INC., a Delaware corporation ("COMPANY"), promises to pay to the order of __________
("PAYEE") the principal amount of ______________ Million United States Dollars ($__________) in the installments referred to below.

            Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of March 25, 1996 by and among Company, the financial institutions listed therein as Lenders, The Bank of Nova Scotia, as Documentation Agent, and Banque Paribas, as Administrative Agent (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

            Company shall make principal payments on this Note in consecutive quarterly installments, commencing on June 30, 1996 and ending on March 31, 2001. Each such installment shall be due on the date specified in the Credit Agreement and in an amount determined in accordance with the provisions thereof; PROVIDED that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.

            This Note is one of Company's "Term Notes" in the aggregate principal amount of $27,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

            All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent as provided in subsection 10.1B(ii) of the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loan evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; PROVIDED, HOWEVER, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

            Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

            This Note is subject to mandatory prepayment as provided in subsection 2.4B(iii) of the Credit Agreement and to prepayment at the option of Company as provided in subsection 2.4B(i) of the Credit Agreement.

            THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (INCLUDING, WITHOUT LIMITATION, SECTION 1646.5 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

            Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

            The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

            This Note is subject to restrictions on transfer or assignment as provided in subsections 10.1 and 10.16 of the Credit Agreement.

            No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

            Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 10.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

            IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                         ANDROS ACQUISITION INC.


                                         By: __________________________
                                         Title: ________________________


           ANDROS INCORPORATED, a Delaware corporation, hereby assumes all of the obligations of Company hereunder.

                                         ANDROS INCORPORATED


                                         By: __________________________
                                         Title: ________________________


            THIS SECURITY WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT
                 FOR UNITED STATES FEDERAL INCOME TAX PURPOSES

                                 EXHIBIT VI

                          [FORM OF REVOLVING NOTE]

                           ANDROS ACQUISITION INC.

                     PROMISSORY NOTE DUE MARCH 31, 2001

$_______________                                     San Francisco, California
                                                                ________, 1996

            FOR VALUE RECEIVED, ANDROS ACQUISITION INC., a Delaware corporation ("COMPANY"), promises to pay to the order of _______________ ("PAYEE"), on or before March 31, 2001, the lesser of (x) ______________ Million United States Dollars ($____________) and (y) the unpaid principal amount of all advances made by Payee to Company as Revolving Loans under the Credit Agreement referred to below.

            Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of March 25, 1996 by and among Company, the financial institutions listed therein as Lenders, The Bank of Nova Scotia, as Documentation Agent, and Banque Paribas, as Administrative Agent (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

            This Note is one of Company's "Revolving Notes" in the aggregate principal amount of $15,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

            All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent as provided in subsection 10.1B(ii) of the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; PROVIDED, HOWEVER, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

            Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.
            This Note is subject to mandatory prepayment as provided in subsection 2.4B(iii) of the Credit Agreement and to prepayment at the option of Company as provided in subsection 2.4B(i) of the Credit Agreement.

            THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (INCLUDING, WITHOUT LIMITATION, SECTION 1646.5 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

            Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

            The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

            This Note is subject to restrictions on transfer or assignment as provided in subsections 10.1 and 10.16 of the Credit Agreement.

            No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

            Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 10.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

            IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                         ANDROS ACQUISITION INC.


                                         By: __________________________
                                         Title: ________________________


           ANDROS INCORPORATED, a Delaware corporation, hereby assumes all of the obligations of Company hereunder.

                                         ANDROS INCORPORATED


                                         By: __________________________
                                         Title: ________________________


            THIS SECURITY WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT
                 FOR UNITED STATES FEDERAL INCOME TAX PURPOSES

                                 EXHIBIT VII

                      [FORM OF COMPLIANCE CERTIFICATE]

                           COMPLIANCE CERTIFICATE


THE UNDERSIGNED HEREBY CERTIFY THAT:

            (1) We are the duly elected [Title] and [Title] of Andros Incorporated, a Delaware corporation ("COMPANY");

            (2) We have reviewed the terms of that certain Credit Agreement dated as of March 25, 1996, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Andros Acquisition Inc., a Delaware corporation, the financial institutions listed therein as Lenders, The Bank of Nova Scotia, as Documentation Agent, and Banque Paribas, as Administrative Agent, and the terms of the other Loan Documents, and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements; and

            (3) The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

            Set forth below are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event:

            The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this __________ day of _____________, 199_ pursuant to subsection 6.1(iv) of the Credit Agreement.

                                         ANDROS INCORPORATED


                                         By: __________________________
                                         Title: ________________________


                                         By: __________________________
                                         Title: ________________________

                               ATTACHMENT NO. 1
                           TO COMPLIANCE CERTIFICATE


            This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of ____________, 199_ and pertains to the period from ____________, 199_ to ____________, 199_. Subsection references herein relate to subsections of the Credit Agreement.

A.   INDEBTEDNESS

      1.    Indebtedness permitted under subsection 7.1(vi):$_____________

      2.    Maximum permitted under subsection 7.1(vi):     $500,000

B.   LIENS

      1.    Liens securing Indebtedness permitted under
            subsection 7.2A(iii):                           $_____________

      2.    Maximum permitted under subsection 7.2A(iii):   $250,000

      3. Liens securing the purchase price of property or assets permitted under subsection 7.2A(iv): $_____________

      4.    Maximum permitted under subsection 7.2A(iv):    $250,000

C.   INVESTMENTS

      1.    Investments permitted under subsection 7.3(vi): $_____________

      2.    Maximum permitted under subsection 7.3(vi):     $250,000

D.   MINIMUM INTEREST COVERAGE RATIO (for the four-Fiscal
      Quarter period ending _____________, 199_)

      1.    Consolidated Net Income:                        $_____________

      2.    Consolidated Interest Expense:                  $_____________

      3.    Provisions for taxes based on income:           $_____________

      4.    Total depreciation expense:                     $_____________

      5.    Total amortization expense:                     $_____________

      6.    Other non-cash items reducing Consolidated
            Net Income:                                     $_____________

      7.    Other non-cash items increasing Consolidated
            Net Income:                                     $_____________

      8.    Consolidated Adjusted EBITDA
            (D1+D2+D3+D4+D5+D6-D7):                         $_____________

      9.    Interest Coverage Ratio (D8:D2):                  ____:1.00

      10.   Minimum ratio required under subsection 7.6A:     ____:1.00

E.   MINIMUM FIXED CHARGE COVERAGE RATIO (for the four-Fiscal
      Quarter period ending _____________, 199_)

      1.    Consolidated Adjusted EBITDA (D8 above):        $_____________

      2.    Consolidated Interest Expense (D2 above):       $_____________

      3.    Consolidated Capital Expenditures:              $_____________

      4.    Consolidated Scheduled Principal Payments:      $_____________

      5.    Consolidated Fixed Charges (E2+E3+E4):          $_____________

      6.    Fixed Charge Coverage Ratio (E1:E5):              ____:1.00

      7.    Minimum ratio required under subsection 7.6B:     ____:1.00

F. MAXIMUM SENIOR DEBT RATIO (for the four-Fiscal Quarter period ending _____, 199__)

      1.    Aggregate stated balance sheet amount of all
            Indebtedness of Company and its Subsidiaries:   $_____________

      2.    Aggregate stated balance sheet amount of all
            Subordinated Indebtedness:                      $_____________

      3.    Consolidated Senior Debt (F1-F2):               $_____________

      4.    Consolidated Adjusted EBITDA (D8 above):        $_____________

      5.    Senior Debt Ratio (F3:F4):                      ____:1.00

      6.    Maximum ratio permitted under subsection        ____:1.00

            7.6C:

G. MAXIMUM TOTAL DEBT RATIO (for the four-Fiscal Quarter period ending _____, 199__)

      1.    Consolidated Total Debt:                        $_____________

      2.    Consolidated Adjusted EBITDA (D8 above):        $_____________

      3.    Total Debt Ratio (G1:G2):                       $_____________

      4.    Maximum ratio permitted under subsection 7.6D:  $_____________

H.   MINIMUM CONSOLIDATED ADJUSTED EBITDA (for
      ________, 199__)

      1.    Consolidated Adjusted EBITDA (D8 above):        $_____________

      2.    Minimum required under subsection 7.6E:         $_____________

I. MAXIMUM RESEARCH AND DEVELOPMENT EXPENSES (for the four-Fiscal Quarter Period ending __________, 199_):

      1.    Consolidated Research and Development Expenses: $_____________

      2.    Consolidated Total Sales:                       $_____________

      3.    Maximum Consolidated Research and Development
            Expenses permitted under subsection 7.6F
            (I2 x .085):                                    $_____________

J.   FUNDAMENTAL CHANGES

      1.    Aggregate amount of cash and noncash consideration
            paid for each acquisition after March 31, 1997 of
            the business, property or fixed assets of, or stock
            or other evidence of beneficial ownership of any
            Person or any division, or line of business during
            the current Fiscal Year:                        $_____________

      2.    Maximum amount permitted for any such acquisition
            under subsection 7.7(v)(a):                     $5,000,000

      3.    Aggregate amount of cash and noncash consideration
            paid for all such acquisitions after March 31, 1997
            for Fiscal Year-to-date:                        $_____________

      4.    Maximum amount permitted for all such acquisitions
            under subsection 7.7(v)(b):                     $10,000,000

      5.    Pro forma EBITDA (calculated as in E above) for
            business acquired for the most recently completed
            fiscal year of such business:                   $_____________

      6.    Maximum amount permitted under subsection 7.7(v)(c)
            (J5 x J4):                                      $_____________

      7. Aggregate fair market value of assets sold in any one or more Asset Sales for Fiscal Year-to-date:$_____________

      8.    Maximum permitted under subsection 7.7(vi):     $1,000,000

K.   CONSOLIDATED CAPITAL EXPENDITURES

      1.    Consolidated Capital Expenditures for Fiscal
            Year-to-date:                                   $_____________

      2.    Maximum amount of Consolidated Capital
            Expenditures permitted under subsection 7.8:    $_____________

L.   LEASES

      1.    Liability for obligations of the lessee under
            Capital Leases properly classified as a liability
            on a balance sheet:                             $_____________

      2.    Maximum permitted under subsection 7.9(i):      $1,000,000

      3.    Consolidated Rental Payments (for (12
            consecutive calendar months)
            (Fiscal Year) ending ______, 199_):             $_____________

      4.    Maximum Consolidated Rental Payments permitted
            under subsection 7.9(ii):                       $  500,000

M.   MANAGEMENT FEES

      1.    Management fees paid to Genstar for
            Fiscal Year-to-date:                            $____________

      2.    Maximum permitted under subsection 7.17:        $  450,000

                                 EXHIBIT VIII

                   [FORM OF BORROWING BASE CERTIFICATE]

                         BORROWING BASE CERTIFICATE

            Pursuant to that certain Credit Agreement dated as of March 25, 1996, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto) being used in this Certificate as therein defined), by and among Andros Acquisition Inc., a Delaware corporation ("COMPANY"), the financial institutions listed therein as Lenders, The Bank of Nova Scotia, as Documentation Agent, and Banque Paribas, as Administrative Agent, Company hereby submits this Borrowing Base Certificate, together with the computations in the Attachment annexed hereto, which sets forth the Company's current calculations of the Borrowing Base.

            The undersigned officer and Company certify that (i) the computations set forth in Attachment No. 1 annexed hereto have been computed in good faith by Company in accordance with the terms of the Credit Agreement and, to the best of Company's knowledge, are true, accurate and complete as of the date hereof; and (ii) no item included in the calculation of the Borrowing Base presently fails to qualify for such inclusion pursuant to the terms and conditions of the Credit Agreement.

Dated:  ____________________

                                        ANDROS INCORPORATED



                                        By:  _____________________________
                                        Title:  ___________________________

                               ATTACHMENT NO. 1
                         TO BORROWING BASE CERTIFICATE


            The computations set forth in this Attachment No. 1 relate to the Eligible Accounts and Eligible Inventory of Andros Incorporated, as of _______________, 199_.

A.   ELIGIBLE ACCOUNTS            Domestic                Foreign

      1.a   Total Accounts          $___________            $___________

      1.b   Less:
            Unauthentic Accounts    $___________            $___________
            Progress Billings       $___________            $___________
            Conditional Accounts    $___________            $___________
            Chattel Accounts        $___________            $___________
            Past Due Accounts       $___________            $___________
            Non-Invoiced Accounts   $___________            $___________
            Affiliate Accounts      $___________            $___________
            Concentrated Accounts   $___________            $___________
            Late-Payor Accounts     $___________            $___________
            Governmental Accounts   $___________            $___________
            Uncollected Accounts    $___________            $___________
            Setoff Accounts         $___________            $___________
            Bankrupt Accounts       $___________            $___________
            Impaired Accounts       $___________            $___________
            Rebilling Accounts      $___________            $___________
            Unperfected Accounts    $___________            $___________

      1.c   Total Exclusions        $___________            $___________

      1.d   Eligible Domestic Accounts                      $___________

      1.e   80% of Eligible Domestic Accounts               $___________

      1.f   Eligible Foreign Accounts                       $___________

      1.g   Lesser of (i) 70% of Eligible Foreign
            Accounts and (ii) $8,000,000                    $___________

      1.h   Eligible Foreign Other Accounts                 $___________

      1.i   Total Accounts included in Borrowing Base
            (1.e + 1.h)                                     $___________

B.   ELIGIBLE INVENTORY

      1.a   Total Inventory                                 $___________

      1.b   Less:
             Obsolete and Unmerchantable        $___________
             Foreign Inventory                  $___________
             Uninsured Inventory                $___________
             Unperfected Inventory              $___________
             Repair and Maintenance Inventory   $___________
             Consignment Inventory              $___________

      1.c   Total Exclusions                                $___________

      1.d   Eligible Inventory (1.a - 1.c)                  $___________

      1.e   Lesser of (i) 50% of Eligible
            Inventory and (ii) $7,500,000                   $___________


C.    TOTAL AMOUNT OF ELIGIBLE ACCOUNTS
      AND ELIGIBLE INVENTORY INCLUDABLE
      IN THE BORROWING BASE (A.1.I + B.L.E)               $___________

                                 EXHIBIT IX

                       [FORM OF ASSIGNMENT AGREEMENT]

                            ASSIGNMENT AGREEMENT


            This ASSIGNMENT AGREEMENT (this "AGREEMENT") is entered into by and between the parties designated as Assignor ("ASSIGNOR") and Assignee ("ASSIGNEE") above the signatures of such parties on the Schedule of Terms attached hereto and hereby made an integral part hereof (the "SCHEDULE OF Terms") and relates to that certain Credit Agreement described in the Schedule of Terms (said Credit Agreement, as amended, supplemented or otherwise modified to the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

            IN CONSIDERATION of the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

            SECTION 1.  ASSIGNMENT AND ASSUMPTION.

            (a) Effective upon the Settlement Date specified in Item 4 of the Schedule of Terms (the "SETTLEMENT DATE"), Assignor hereby sells and assigns to Assignee, without recourse, representation or warranty (except as expressly set forth herein), and Assignee hereby purchases and assumes from Assignor, that percentage interest in all of Assignor's rights and obligations as a Lender arising under the Credit Agreement and the other Loan Documents with respect to Assignor's Commitments and outstanding Loans, if any, which represents, as of the Settlement Date, the percentage interest specified in Item 3 of the Schedule of Terms of all rights and obligations of Lenders arising under the Credit Agreement and the other Loan Documents with respect to the Commitments and any outstanding Loans (the "ASSIGNED SHARE"). Without limiting the generality of the foregoing, the parties hereto hereby expressly acknowledge and agree that any assignment of all or any portion of Assignor's rights and obligations relating to Assignor's Revolving Loan Commitment shall include (i) in the event Assignor is an Issuing Lender with respect to any outstanding Letters of Credit (any such Letters of Credit being "ASSIGNOR LETTERS OF CREDIT"), the sale to Assignee of a participation in the Assignor Letters of Credit and any drawings thereunder as contemplated by subsection 3.1C of the Credit Agreement and (ii) the sale to Assignee of a ratable portion of any participations previously purchased by Assignor pursuant to said subsection 3.1C with respect to any Letters of Credit other than the Assignor Letters of Credit.

            (b) In consideration of the assignment described above, Assignee hereby agrees to pay to Assignor, on the Settlement Date, the principal amount of any outstanding Loans included within the Assigned Share, such payment to be made by wire transfer of immediately available funds in accordance with the applicable payment instructions set forth in Item 5 of the Schedule of Terms.

            (c) Assignor hereby represents and warrants that Item 3 of the Schedule of Terms correctly sets forth the amount of the Commitments, the outstanding Term Loan and the Pro Rata Share corresponding to the Assigned Share.

            (d) Assignor and Assignee hereby agree that, upon giving effect to the assignment and assumption described above, (i) Assignee shall be a party to the Credit Agreement and shall have all of the rights and obligations under the Loan Documents, and shall be deemed to have made all of the covenants and agreements contained in the Loan Documents, arising out of or otherwise related to the Assigned Share, and (ii) Assignor shall be absolutely released from any of such obligations, covenants and agreements assumed or made by Assignee in respect of the Assigned Share. Assignee hereby acknowledges and agrees that the agreement set forth in this Section 1(d) is expressly made for the benefit of Company, Administrative Agent, Assignor and the other Lenders and their respective successors and permitted assigns.

            (e) Assignor and Assignee hereby acknowledge and confirm their understanding and intent that (i) this Agreement shall effect the assignment by Assignor and the assumption by Assignee of Assignor's rights and obligations with respect to the Assigned Share, (ii) any other assignments by Assignor of a portion of its rights and obligations with respect to the Commitments and any outstanding Loans shall have no effect on the Commitments, the outstanding Term Loan and the Pro Rata Share corresponding to the Assigned Share as set forth in
Item 3 of the Schedule of Terms or on the interest of Assignee in any outstanding Revolving Loans corresponding thereto, and (iii) from and after the Settlement Date, Administrative Agent shall make all payments under the Credit Agreement in respect of the Assigned Share (including, without limitation, all payments of principal and accrued but unpaid interest, commitment fees and letter of credit fees with respect thereto) (a) in the case of any such interest and fees that shall have accrued prior to the Settlement Date, to Assignor, and
(b) in all other cases, to Assignee; PROVIDED that Assignor and Assignee shall make payments directly to each other to the extent necessary to effect any appropriate adjustments in any amounts distributed to Assignor and/or Assignee by Administrative Agent under the Loan Documents in respect of the Assigned Share in the event that, for any reason whatsoever, the payment of consideration contemplated by Section 1(b) occurs on a date other than the Settlement Date.

            SECTION 2.  CERTAIN REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

            (a) Assignor represents and warrants that it is the legal and beneficial owner of the Assigned Share, free and clear of any adverse claim.

            (b) Assignor shall not be responsible to Assignee for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of any of the Loan Documents or for any representations, warranties, recitals or statements made therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Assignor to Assignee or by or on behalf of Company or any of its Subsidiaries to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall Assignor be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default.

            (c) Assignee represents and warrants that it is an Eligible Assignee; that it has experience and expertise in the making of loans such as the Loans; that it has acquired the Assigned Share for its own account in the ordinary course of its business and without a view to distribution of the Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of subsection 10.1 of the Credit Agreement, the disposition of the Assigned Share or any interests therein shall at all times remain within its exclusive control); and that it has received, reviewed and approved a copy of the Credit Agreement (including all Exhibits and Schedules thereto).

            (d) Assignee represents and warrants that it has received from Assignor such financial information regarding Company and its Subsidiaries as is available to Assignor and as Assignee has requested, that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the assignment evidenced by this Agreement, and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Assignor shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Assignee or to provide Assignee with any other credit or other information with respect thereto, whether coming into its possession before the making of the initial Loans or at any time or times thereafter, and Assignor shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Assignee.

            (e) Each party to this Agreement represents and warrants to the other party hereto that it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Agreement has been duly authorized, executed and delivered by such party and that this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity.

            SECTION 3.  MISCELLANEOUS.

            (a) Each of Assignor and Assignee hereby agrees from time to time, upon request of the other such party hereto, to take such additional actions and to execute and deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Agreement.

            (b) Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.

            (c) Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the notice address of each of Assignor and Assignee shall be as set forth on the Schedule of Terms or, as to either such party, such other address as shall be designated by such party in a written notice delivered to the other such party. In addition, the notice address of Assignee set forth on the Schedule of Terms shall serve as the initial notice address of Assignee for purposes of subsection 10.8 of the Credit Agreement.

            (d) In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

            (e) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (INCLUDING, WITHOUT LIMITATION, SECTION 1646.5 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

            (f) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

            (g) This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

            (h) This Agreement shall become effective upon the date (the "EFFECTIVE DATE") upon which all of the following conditions are satisfied:
(i) the execution of a counterpart hereof by each of Assignor and Assignee, (ii) the execution of a counterpart hereof by Company as evidence of its consent hereto to the extent required under subsection 10.1B(i) of the Credit Agreement,
(iii) the receipt by Agent of the processing fee referred to in subsection 10.1B(i) of the Credit Agreement, (iv) in the event Assignee is a Non-US Lender (as defined in subsection 2.7B(iii)(a) of the Credit Agreement), the delivery by Assignee to Administrative Agent of such forms, certificates or other evidence with respect to United States federal income tax withholding matters as Assignee may be required to deliver to Administrative Agent pursuant to said subsection 2.7B(iii)(a), (v) the execution of a counterpart hereof by Administrative Agent as evidence of its acceptance hereof in accordance with subsection 10.1B(ii) of the Credit Agreement, and (vi) the receipt by Administrative Agent of originals or telefacsimiles of the counterparts described above and authorization of delivery thereof.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, such execution being made as of the Effective Date in the applicable spaces provided on the Schedule of Terms.

                              SCHEDULE OF TERMS

1.   BORROWER:   Andros Acquisition Inc.

2.   NAME AND DATE OF CREDIT AGREEMENT:  Credit Agreement dated as of March
     25, 1996 by and among Andros Acquisition Inc., the financial institutions listed therein as Lenders, The Bank of Nova Scotia, as Documentation Agent, and Banque Paribas, as Administrative Agent.

3.   AMOUNTS:
                                                      Re: Term   Re: Revolving
                                                        LOANS     LOANS
     (a)   Aggregate Commitments of all Lenders:      $27,000,000  $15,000,000
     (b)   Assigned Share/Pro Rata Share:               _____%         _____%
     (c)   Amount of Assigned Share of Commitments:   $________      $________
     (d)   Amount of Assigned Share of Term Loans:    $________

4.   SETTLEMENT DATE:   ____________, 199_

5.   PAYMENT INSTRUCTIONS:
     ASSIGNOR:                                ASSIGNEE:
     ____________________________             ____________________________
     ____________________________             ____________________________
     ____________________________             ____________________________
     Attention: __________________            Attention: __________________
     Reference: _________________             Reference: _________________

6.   NOTICE ADDRESSES:
     ASSIGNOR:                                ASSIGNEE:
     ____________________________             ____________________________
     ____________________________             ____________________________
     ____________________________             ____________________________
     ____________________________             ____________________________

7.   SIGNATURES:

[NAME OF ASSIGNOR],                   [NAME OF ASSIGNEE],
as Assignor                             as Assignee

 By:                                      By:
    --------------------------------------------------------------------------
Title:                                  Title:


Consented to in accordance with subsectionAccepted in accordance with subsection
10.1B(i) of the Credit Agreement        10.1B(ii) of the Credit Agreement

ANDROS ACQUISITION INC.               BANQUE PARIBAS, as Administrative
                                        Agent

   By:                                      By:
    --------------------------------------------------------------------------
Title:                                  Title:

                                  EXHIBIT X

                  [FORM OF CERTIFICATE RE NON-BANK STATUS]


                       CERTIFICATE RE NON-BANK STATUS


           Reference is hereby made to that certain Credit Agreement dated as of March 25, 1996 (said Credit Agreement, as amended, supplemented or otherwise modified to the date hereof, being the "CREDIT AGREEMENT") by and among Andros Acquisition Inc., a Delaware corporation, the financial institutions listed therein as Lenders, The Bank of Nova Scotia, as Documentation Agent, and Banque Paribas, as Administrative Agent. Pursuant to subsection 2.7B(iii) of the Credit Agreement, the undersigned hereby certifies that it is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.



                                              [NAME OF LENDER]

                                              By: ____________________
                                              Title: __________________

                                 EXHIBIT XI

                    [FORM OF COMPANY SECURITY AGREEMENT]

                         COMPANY SECURITY AGREEMENT


           This COMPANY SECURITY AGREEMENT (this "AGREEMENT") is dated as of ________, 1996 and entered into by and between ANDROS INCORPORATED, a Delaware corporation ("GRANTOR"), and BANQUE PARIBAS, as Administrative Agent for and representative of (in such capacity herein called "SECURED PARTY") the financial institutions ("LENDERS") party to the Credit Agreement referred to below.


                            PRELIMINARY STATEMENTS

           A. Secured Party, Lenders and The Bank of Nova Scotia, as Documentation Agent, have entered into a Credit Agreement dated as of March 25, 1996 (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Grantor pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Grantor.

           B. It is a condition precedent to the making of the Term Loans and Revolving Loans by Lenders under the Credit Agreement that Grantor shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

           NOW, THEREFORE, in consideration of the premises and in order to induce Lenders to make the Term Loans, the Revolving Loans and other extensions of credit under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor hereby agrees with Secured Party as follows:


           SECTION 1. GRANT OF SECURITY. Grantor hereby assigns to Secured Party, and hereby grants to Secured Party a security interest in, all of Grantor's right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the "COLLATERAL"):

           (a) all equipment in all of its forms, all parts thereof and all accessions thereto (any and all such equipment, parts and accessions being the "EQUIPMENT");

           (b) all inventory in all of its forms (including, but not limited to, (i) all goods held by Grantor for sale or lease or to be furnished under contracts of service or so leased or furnished, (ii) all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in Grantor's business, (iii) all goods in which Grantor has an interest in mass or a joint or other interest or right of any kind, and (iv) all goods which are returned to or repossessed by Grantor and all accessions thereto and products thereof (all such inventory, accessions and products being the "INVENTORY") and all negotiable documents of title (including, without limitation, warehouse receipts, dock receipts and bills of lading) issued by any Person covering any Inventory (any such negotiable document of title being a "NEGOTIABLE DOCUMENT OF TITLE");

           (c) all accounts, contract rights, chattel paper, documents, instruments, general intangibles and other rights and obligations of any kind and all rights in, to and under all security agreements, leases and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, documents, instruments, general intangibles or other obligations, in each case to the maximum extent that a security interest can be taken therein without violating the terms thereof, as such terms may be modified by applicable law including, but not limited to, Section 9-318 of the California Uniform Commercial Code (any and all such accounts, contract rights, chattel paper, documents, instruments, general intangibles and other obligations being the "ACCOUNTS", and any and all such security agreements, leases and other contracts being the "RELATED CONTRACTS");

           (d) all deposit accounts, including, without limitation, the deposit accounts listed on SCHEDULE I annexed hereto;

           (e)   to the extent not included in any other paragraph of this
Section 1, all other general intangibles (including, without limitation, tax refunds, rights to payment or performance, CHOSES IN ACTION and judgments taken on any rights or claims included in the Collateral);

           (f) all plant fixtures, business fixtures and other fixtures and storage and office facilities, and all accessions thereto and products thereof;

           (g) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

           (h) all proceeds, products, rents and profits of or from any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral. For purposes of this Agreement, the term "PROCEEDS" includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

           SECTION 2. SECURITY FOR OBLIGATIONS. This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), of all obligations and liabilities of every nature of Grantor now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents and all extensions or renewals thereof, whether for principal, interest (including, without limitation, interest that, but for the filing of a petition in bankruptcy with respect to Grantor, would accrue on such obligations), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Lender as a preference, fraudulent transfer or otherwise and all obligations of every nature of Grantor now or hereafter existing under this Agreement (all such obligations of Grantor being the "SECURED OBLIGATIONS").

           SECTION 3. GRANTOR REMAINS LIABLE. Anything contained herein to the contrary notwithstanding, (a) Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under any contracts and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

           SECTION 4. REPRESENTATIONS AND WARRANTIES. Grantor represents and warrants as follows:

           (a) OWNERSHIP OF COLLATERAL. Except for the security interest created by this Agreement and Liens permitted under the Credit Agreement, Grantor owns the Collateral free and clear of any Lien. Except such as may have been filed in favor of Secured Party relating to this Agreement, no effective financing statement covering all or any part of the Collateral is on file in any filing or recording office.

           (b) LOCATION OF EQUIPMENT AND INVENTORY. All of the Equipment and Inventory is, as of the date hereof, located at the places specified in
SCHEDULE II annexed hereto.

           (c) OFFICE LOCATIONS; OTHER NAMES. The chief place of business, the chief executive office and the office where Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts is, and has been for the four-month period preceding the date hereof, located at the addresses set forth in SCHEDULE III annexed hereto. Grantor has not in the past done, and does not now do, business under any other name (including any trade-name or fictitious business name) except as set forth in SCHEDULE III.

           (d) DELIVERY OF CERTAIN COLLATERAL. All notes and other instruments (excluding checks) comprising any and all items of Collateral have been delivered to Secured Party duly endorsed and accompanied by duly executed instruments of transfer or assignment in blank.

           SECTION 5.  FURTHER ASSURANCES.

           (a) Grantor agrees that from time to time, at the expense of Grantor, Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Grantor will: (i) mark conspicuously each item of chattel paper included in the Accounts, each Related Contract and, at the request of Secured Party, each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to Secured Party, indicating that such Collateral is subject to the security interest granted hereby, (ii) at the request of Secured Party, deliver and pledge to Secured Party hereunder all promissory notes and other instruments (including checks) and all original counterparts of chattel paper constituting Collateral, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Secured Party, (iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Secured Party may request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (iv) at any reasonable time, upon request by Secured Party, exhibit the Collateral to and allow inspection of the Collateral by Secured Party, or persons designated by Secured Party, and (v) at Secured Party's request, appear in and defend any action or proceeding that may affect Grantor's title to or Secured Party's security interest in all or any part of the Collateral.

           (b) Grantor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Grantor. Grantor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement signed by Grantor shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

           (c) Grantor will furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail.

           SECTION 6.  CERTAIN COVENANTS OF GRANTOR.  Grantor shall:

           (a) not sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except as permitted by the Credit Agreement; or

           (b) except for the security interest created by this Agreement and Liens permitted under the Credit Agreement, not create or suffer to exist any Lien upon or with respect to any of the Collateral to secure the indebtedness or other obligations of any Person;

           (c) notify Secured Party of any change in Grantor's name, identity or corporate structure within 15 days of such change; and

           (d) give Secured Party 30 days' prior written notice of any change in Grantor's chief place of business or chief executive office or the office where Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts.


           SECTION 7. SPECIAL COVENANTS WITH RESPECT TO EQUIPMENT AND Inventory. Grantor shall:

           (a) keep the Equipment and Inventory at the places therefor specified on SCHEDULE II annexed hereto or, upon 30 days' prior written notice to Secured Party, at such other places in jurisdictions where all action that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Secured Party to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory shall have been taken;

           (b) keep correct and accurate records of the Inventory, itemizing and describing the kind, type and quantity of Inventory, Grantor's cost therefor and (where applicable) the current list prices for the Inventory;

           (c) if any Inventory is in possession or control of any of Grantor's agents or processors, if the aggregate book value of all such Inventory exceeds $100,000, and in any event upon the occurrence of an Event of Default, instruct such agent or processor to hold all such Inventory for the account of Secured Party and subject to the instructions of Secured Party; and

           (d) promptly upon the issuance and delivery to Grantor of any Negotiable Document of Title, deliver such Negotiable Document of Title to Secured Party.

           SECTION 8. INSURANCE. Grantor shall, at its own expense, maintain insurance with respect to the Equipment and Inventory in accordance with the terms of the Credit Agreement.

           SECTION 9. SPECIAL COVENANTS WITH RESPECT TO ACCOUNTS AND RELATED Contracts.

           (a) Grantor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Accounts and Related Contracts, and all originals of all chattel paper that evidence Accounts, at the location therefor specified in Section 4 or, upon 30 days' prior written notice to Secured Party, at such other location in a jurisdiction where all action that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Secured Party to exercise and enforce its rights and remedies hereunder, with respect to such Accounts and Related Contracts shall have been taken. Grantor will hold and preserve such records and chattel paper and will permit representatives of Secured Party at any time during normal business hours to inspect and make abstracts from such records and chattel paper, and Grantor agrees to render to Secured Party, at Grantor's cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. Promptly upon the request of Secured Party, Grantor shall deliver to Secured Party complete and correct copies of each Related Contract.

           (b) Grantor shall, for not less than five years from the date on which such Account arose, maintain (i) complete records of each Account, including records of all payments received, credits granted and merchandise returned, and (ii) all documentation relating thereto.

           (c) Except as otherwise provided in this subsection (c), Grantor shall continue to collect, at its own expense, all amounts due or to become due to Grantor under the Accounts and Related Contracts. In connection with such collections, Grantor may take (and, at Secured Party's direction, shall take) such action as Grantor or Secured Party may deem necessary or advisable to enforce collection of amounts due or to become due under the Accounts; PROVIDED, HOWEVER, that Secured Party shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to Grantor of its intention to do so, to notify the account debtors or obligors under any Accounts of the assignment of such Accounts to Secured Party and to direct such account debtors or obligors to make payment of all amounts due or to become due to Grantor thereunder directly to Secured Party, to notify each Person maintaining a lockbox or similar arrangement to which account debtors or obligors under any Accounts have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to Secured Party and, upon such notification and at the expense of Grantor, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Grantor might have done. After receipt by Grantor of the notice from Secured Party referred to in the PROVISO to the preceding sentence, (i) all amounts and proceeds (including checks and other instruments) received by Grantor in respect of the Accounts and the Related Contracts shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by
Section 15, and (ii) Grantor shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.

           SECTION 10. DEPOSIT ACCOUNTS. Upon the occurrence and during the continuation of an Event of Default, Secured Party may exercise dominion and control over, and refuse to permit further withdrawals (whether of money, securities, instruments or other property) from any deposit accounts maintained with Secured Party constituting part of the Collateral.

           SECTION 11. SECURED PARTY APPOINTED ATTORNEY-IN-FACT. Grantor hereby irrevocably appoints Secured Party as Grantor's attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

           (a) to obtain and adjust insurance required to be maintained by Grantor or paid to Secured Party pursuant to Section 8;

           (b) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

           (c) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clauses (a) and (b) above;

           (d) to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Collateral;

           (e) to pay or discharge taxes or Liens (other than Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Secured Party in its sole discretion, any such payments made by Secured Party to become obligations of Grantor to Secured Party, due and payable immediately without demand;

           (f) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral; and

           (g) upon the occurrence and during the continuation of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party's option and Grantor's expense, at any time or from time to time, all acts and things that Secured Party deems necessary to protect, preserve or realize upon the Collateral and Secured Party's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as Grantor might do.

           SECTION 12. SECURED PARTY MAY PERFORM. If Grantor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Grantor under subsection 10.2 of the Credit Agreement.

           SECTION 13.  STANDARD OF CARE.  The powers conferred on Secured
Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property.

           SECTION 14. REMEDIES. If any Event of Default shall have occurred and be continuing, Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "CODE") (whether or not the Code applies to the affected Collateral), and also may (a) require Grantor to, and Grantor hereby agrees that it will at its expense and upon request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it available to Secured Party at a place to be designated by Secured Party that is reasonably convenient to both parties, (b) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (c) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Secured Party deems appropriate, (d) take possession of Grantor's premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of Grantor's equipment for the purpose of completing any work in process, taking any actions described in the preceding clause (c) and collecting any Secured Obligation, and (e) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable. Secured Party or any Lender may be the purchaser of any or all of the Collateral at any such sale and Secured Party, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Grantor, and Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Grantor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantor shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

           SECTION 15. APPLICATION OF PROCEEDS. Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied as provided in subsection 2.4D of the Credit Agreement.

           SECTION 16.  CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.
This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full of the Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, (b) be binding upon Grantor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 10.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Grantor. Upon any such termination Secured Party will, at Grantor's expense, execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

           SECTION 17.  SECURED PARTY AS ADMINISTRATIVE AGENT.

           (a) Secured Party has been appointed to act as Secured Party hereunder by Lenders. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement.

           (b) Secured Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; removal of Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute removal as Secured Party under this Agreement; and appointment of a successor Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

           SECTION 18. AMENDMENTS; ETC. No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party and, in the case of any such amendment or modification, by Grantor. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

           SECTION 19. NOTICES. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth on the signature pages hereof or to such other address as each party may in writing hereafter indicate.

           SECTION 20. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

           SECTION 21. HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

           SECTION 22.  GOVERNING LAW; TERMS.  THIS AGREEMENT AND THE RIGHTS
AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (INCLUDING, WITHOUT LIMITATION, SECTION 1646.5 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF CALIFORNIA. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of California are used herein as therein defined.

           SECTION 23. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

           IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                   ANDROS INCORPORATED



                                   By:
                                      --------------------------------
                                   Name:
                                   Title:

                                   Notice Address:



                                   BANQUE PARIBAS, as Administrative Agent


                                   By:
                                      --------------------------------
                                   Name:
                                   Title:

                                   Notice Address:

                                  SCHEDULE I
                         TO COMPANY SECURITY AGREEMENT


Deposit Accounts:

                                 SCHEDULE II
                        TO COMPANY SECURITY AGREEMENT


Locations of Equipment:


Locations of Inventory:

                                 SCHEDULE III
                        TO COMPANY SECURITY AGREEMENT



Chief Place of Business:

Chief Executive Office:

Records Office:

Trade-Names and Fictitious Business Names:

                                 EXHIBIT XII

                 [FORM OF COMPANY PATENT SECURITY AGREEMENT]

                     COMPANY PATENT COLLATERAL ASSIGNMENT
                            AND SECURITY AGREEMENT


            This COMPANY PATENT COLLATERAL ASSIGNMENT AND SECURITY AGREEMENT (this "AGREEMENT") is dated as of _______________, 1996 and entered into by and between ANDROS INCORPORATED, a Delaware corporation ("ASSIGNOR"), and BANQUE PARIBAS, as Administrative Agent for and representative of (in such capacity herein called "ASSIGNEE") the financial institutions ("LENDERS") party to the Credit Agreement referred to below.

                            PRELIMINARY STATEMENTS

            A. Assignee, Lenders and The Bank of Nova Scotia, as Documentation Agent, have entered into a Credit Agreement dated as of March 25, 1996 (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Assignor pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Assignor:

            B. Assignor has and may in the future have rights, title and interests in and to various Patents and other related Collateral (as such terms are hereinafter defined).

            C. Assignor is willing to grant to Assignee (i) a security interest in all such Collateral for the purpose of securing the complete and timely satisfaction of all of the Secured Obligations (as hereinafter defined) and (ii) effective upon the occurrence and during the continuation of an Event of Default, an assignment of Assignor's entire right, title and interest in and to all such Collateral.

            D. It is a condition precedent to the making of the Term Loans and Revolving Loans by Lenders under the Credit Agreement that Assignor shall have granted the security interests and made the conditional assignment and undertaken the obligations contemplated by this Agreement.

            NOW, THEREFORE, in consideration of the premises and in order to induce Lenders to make the Term Loans, the Revolving Loans and other extensions of credit under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor hereby agrees with Assignee as follows:

            SECTION 1. GRANT OF SECURITY. Assignor hereby assigns to Assignee, and hereby grants to Assignee a security interest in, all of Assignor's right, title and interest in and to the following, in each case whether now or hereafter existing or in which Assignor now has or hereafter acquires an interest and wherever the same may be located (the "COLLATERAL"):

            (a) all patents and patent applications and rights and interests in patents and patent applications under any law that are presently, or in the future may be, owned by Assignor and all patents and patent applications and rights and interests in patents and patent applications under any law that are presently, or in the future may be, held or used by Assignor in whole or in part (including, without limitation, the patents and patent applications listed in SCHEDULE I annexed hereto, as the same may be amended pursuant hereto from time to time), all rights (but not obligations) corresponding thereto (including, without limitation, the right (but not the obligation) to sue for past, present and future infringements in the name of Assignor or in the name of Assignee, and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof (all of the foregoing being collectively referred to as the "PATENTS"); it being understood that the rights and interest assigned hereby shall include, without limitation, all rights and interests pursuant to licensing or other contracts in favor of Assignor pertaining to patent applications and patents presently or in the future owned or used by third parties but, in the case of third parties which are not Affiliates of Assignor, only to the extent permitted by such licensing or other contracts and, if not so permitted, only with the consent of such third parties;

            (b)  All general intangibles relating to the Patents;

            (c) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

            (d) all proceeds, products, rents and profits (including, without limitation, license royalties and proceeds of infringement suits) of or from any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Assignee is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral. For purposes of this Agreement, the term "PROCEEDS" includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

            SECTION 2. CONDITIONAL ASSIGNMENT. In addition to, and not by way of limitation of, the granting of a security interest in the Collateral pursuant to Section 1, Assignor hereby, effective upon the occurrence of an Event of Default and upon written notice from Assignee, grants, sells, conveys, transfers, assigns and sets over to Assignee, for its benefit and the ratable benefit of Lenders, all of Assignor's right, title and interest in and to the Collateral, including, without limitation, Assignor's right, title and interest in and to the Patents identified in SCHEDULE I annexed hereto.

            SECTION 3. SECURITY FOR OBLIGATIONS. This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), of all obligations and liabilities of every nature of Assignor now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents and all extensions or renewals thereof, whether for principal, interest (including, without limitation, interest that, but for the filing of a petition in bankruptcy with respect to Assignor, would accrue on such obligations), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Assignee or any Lender as a preference, fraudulent transfer or otherwise and all obligations of every nature of Assignor now or hereafter existing under this Agreement (all such obligations of Assignor being the "SECURED OBLIGATIONS").

            SECTION 4. ASSIGNOR REMAINS LIABLE. Anything contained herein to the contrary notwithstanding, (a) Assignor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Assignee of any of its rights hereunder shall not release Assignor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Assignee shall not have any obligation or liability under any contracts and agreements included in the Collateral by reason of this Agreement, nor shall Assignee be obligated to perform any of the obligations or duties of Assignor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

            SECTION 5. REPRESENTATIONS AND WARRANTIES. Assignor represents and warrants as follows:

            (a) DESCRIPTION OF COLLATERAL. A true and complete list of all Patents owned, held (whether pursuant to a license or otherwise) or used by Assignor, in whole or in part, as of the date of this Agreement is set forth in
SCHEDULE I annexed hereto.

            (b) VALIDITY AND ENFORCEABILITY OF COLLATERAL. Each of the Patents is valid, subsisting and enforceable and Assignor is not aware of any pending or threatened claim by any third party that any of the Patents is invalid or unenforceable or that the use of any of the Patents violates the rights of any third person or of any basis for any such claim.

            (c) OWNERSHIP OF COLLATERAL. Except for the security interest and conditional assignment created by this Agreement and Liens permitted under the Credit Agreement, Assignor owns the Collateral free and clear of any Lien. Except such as may have been filed in favor of Assignee relating to this Agreement, (i) no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the Collateral is on file in the United States Patent and Trademark Office.

            (d) OFFICE LOCATIONS; OTHER NAMES. The chief place of business, the chief executive office and the office where Assignor keeps its records regarding the Collateral is, and has been for the four-month period preceding the date hereof, located at the address set forth in SCHEDULE II annexed hereto.

            SECTION 6.  FURTHER ASSURANCES; NEW PATENTS AND PATENT
Applications.

            (a) Assignor agrees that from time to time, at the expense of Assignor, Assignor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Assignee may request, in order to perfect and protect any security interest or conditional assignment granted or purported to be granted hereby or to enable Assignee to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Assignor will: (i) at the request of Assignee, mark conspicuously each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to Assignee, indicating that such Collateral is subject to the security interest granted hereby, (ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Assignee may request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (iii) use its best efforts to obtain any necessary consents of third parties to the grant and perfection of a security interest and assignment to Assignee with respect to any Collateral, (iv) at any reasonable time, upon request by Assignee, exhibit the Collateral to and allow inspection of the Collateral by Assignee, or persons designated by Assignee, and (v) at Assignee's request, appear in and defend any action or proceeding that may affect Assignor's title to or Assignee's security interest in all or any part of the Collateral.

            (b) Assignor hereby authorizes Assignee to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Assignor. Assignor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement signed by Assignor shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

            (c) Assignor hereby authorizes Assignee to modify this Agreement without obtaining Assignor's approval of or signature to such modification by amending SCHEDULE I annexed hereto to include reference to any right, title or interest in any existing Patent or any Patent acquired or developed by Assignor after the execution hereof or to delete any reference to any right, title or interest in any Patent in which Assignor no longer has or claims any right, title or interest.

            (d) Assignor will furnish to Assignee from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Assignee may reasonably request, all in reasonable detail.

            (e) If Assignor shall hereafter obtain rights to any patentable inventions, or become entitled to the benefit of any patent application or patent or any reissue, division, continuation, renewal, extension, or continuation-in-part of any Patent or any improvement on any Patent, the
provisions of this Agreement shall automatically apply thereto.   Assignor shall
promptly notify Assignee in writing of any of the foregoing rights or benefits acquired by Assignor after the date hereof. Concurrently with the filing of an application for any Patent, Assignor shall execute, deliver and record in all places where this Agreement is recorded an appropriate Patent Collateral Assignment and Security Agreement, substantially in the form hereof, with appropriate insertions, or an amendment to this Agreement, in form and substance satisfactory to Assignee, pursuant to which Assignor shall grant a security interest and conditional assignment to the extent of its interest in such Patent as provided herein to Assignee unless so doing would, in the reasonable judgment of Assignor, after due inquiry, result in the grant of a patent in the name of Assignee, in which event Assignor shall give written notice to Assignee as soon as reasonably practicable and the filing shall instead be undertaken as soon as practicable but in no case later than immediately following the grant of the Patent.

            SECTION 7. CERTAIN COVENANTS OF ASSIGNOR.  Assignor shall:

            (a) notify Assignee of any change in Assignor's name, identity or corporate structure within 15 days of such change;

            (b) give Assignee 30 days' prior written notice of any change in Assignor's chief place of business or chief executive office or the office where Assignor keeps its records regarding the Collateral;

            (c) not sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except as permitted by the Credit Agreement;

            (d) except for the security interest and conditional assignment created by this Agreement and Liens permitted under the Credit Agreement, not create or suffer to exist any Lien upon or with respect to any of the Collateral to secure the indebtedness or other obligations of any Person;

            (e) diligently keep reasonable records respecting the Collateral and at all times keep at least one complete set of its records concerning substantially all of the Patents at its chief executive office or principal place of business;

            (f) not permit the inclusion in any contract to which it becomes a party of any provision that could or might in any way impair or prevent the creation of a security interest in, or the assignment of, Assignor's rights and interests in any property included within the definition of any Patents acquired under such contracts;

            (g) take all steps necessary to protect the secrecy of all trade secrets relating to the products and services sold or delivered under or in connection with the Patents, including, without limitation, entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents;

            (h) use proper statutory notice in connection with its use of each of the Patents;

            (i) use consistent standards of high quality (which may be consistent with Assignor's past practices) in the manufacture, sale and delivery of products and services sold or delivered under or in connection with the Patents, including, to the extent applicable, in the operation and maintenance of its retail stores and other merchandising operations; and

            (j) upon any officer of Assignor obtaining knowledge thereof, promptly notify Assignee in writing of any event that may materially and adversely affect the value of the Collateral or any portion thereof, the ability of Assignor or Assignee to dispose of the Collateral or any portion thereof, or the rights and remedies of Assignee in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof.

            SECTION 8. CERTAIN INSPECTION RIGHTS. Assignor hereby grants to Assignee and its employees, representatives and agents the right to visit Assignor's and any of its Affiliate's or subcontractor's plants, facilities and other places of business that are utilized in connection with the manufacture, production, inspection, storage or sale of products and services sold or delivered under any of the Patents (or which were so utilized during the prior six month period), and to inspect the quality control and all other records relating thereto upon reasonable notice to Assignor and as often as may be reasonably requested.

            SECTION 9.  AMOUNTS PAYABLE IN RESPECT OF THE COLLATERAL.
Except as otherwise provided in this Section 9, Assignor shall continue to collect, at its own expense, all amounts due or to become due to Assignor in respect of the Collateral or any portion thereof. In connection with such collections, Assignor may take (and, at Assignee's direction, shall take) such action as Assignor or Assignee may deem necessary or advisable to enforce collection of such amounts; PROVIDED, HOWEVER, that Assignee shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to Assignor of its intention to do so, to notify the obligors with respect to any such amounts of the existence of the security interest created, and the conditional assignment effected hereby, and to direct such obligors to make payment of all such amounts directly to Assignee, and, upon such notification and at the expense of Assignor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Assignor might have done. After receipt by Assignor of the notice from Assignee referred to in the PROVISO to the preceding sentence, (i) all amounts and proceeds (including checks and other instruments) received by Assignor in respect of amounts due to Assignor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of Assignee hereunder, shall be segregated from other funds of Assignor and shall be forthwith paid over or delivered to Assignee in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 17, and (ii) Assignor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

            SECTION 10. PATENT APPLICATIONS AND LITIGATION.

            (a) Except as provided in Section 10(c) and notwithstanding Section 2, Assignor shall have the right to commence and prosecute in its own name, as real party in interest, for its own benefit and at its own expense, such suits, proceedings or other actions for infringement, unfair competition, or other damage or reexamination or reissue proceedings as are in its reasonable business judgment necessary to protect the Collateral. Assignee shall provide, at Assignor's expense, all reasonable and necessary cooperation in connection with any such suit, proceeding or action, including, without limitation, joining as a necessary party.

            (b) Assignor shall promptly, following its becoming aware thereof, notify Assignee of the institution of, or of any adverse determination in, any proceeding (whether in the United States Patent and Trademark Office or any federal, state, local or foreign court) described in Section 10(a) or regarding Assignor's interests in any Collateral. Assignor shall provide to Assignee any information with respect thereto requested by Assignee.

            (c) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, Assignee shall have the right (but not the obligation) to bring suit, in the name of Assignor, Assignee or otherwise, to enforce any Patent and any license thereunder, in which event Assignor shall, at the request of Assignee, do any and all lawful acts and execute any and all documents required by Assignee in aid of such enforcement and Assignor shall promptly, upon demand, reimburse and indemnify Assignee as provided in subsection 10.2 of the Credit Agreement in connection with the exercise of its rights under this Section 10. To the extent that Assignee shall elect not to bring suit to enforce any Patent or any license thereunder as provided in this Section 10(c), Assignor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any of the Patents by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing necessary to prevent such infringement.

            SECTION 11. NON-DISTURBANCE AGREEMENTS, ETC. If and to the extent that Assignor is permitted to license the Collateral, Assignee shall enter into a non-disturbance agreement or other similar arrangement, at Assignor's request and expense, with Assignor and any licensee of any Collateral permitted hereunder in form and substance satisfactory to Assignee pursuant to which (a) Assignee shall agree not to disturb or interfere with such licensee's rights under its license agreement with Assignor so long as such licensee is not in default thereunder and (b) such licensee shall acknowledge and agree that the Collateral licensed to it is subject to the security interest and conditional assignment created in favor of Assignee and the other terms of this Agreement.

            SECTION 12.  REASSIGNMENT OF COLLATERAL.  If (a) an Event of
Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (b) no other Event of Default shall have occurred and be continuing, (c) an assignment to Assignee of any rights, title and interests in and to the Collateral shall have been previously made and shall have become absolute and effective pursuant to Section 2, Section 13(f) or Section 16(b), and (d) the Secured Obligations shall not have become immediately due and payable, upon the written request of Assignor and the written consent of Assignee, Assignee shall promptly execute and deliver to Assignor such assignments as may be necessary to reassign to Assignor any such rights, title and interests as may have been assigned to Assignee as aforesaid, subject to any disposition thereof that may have been made by Assignee pursuant hereto; PROVIDED that, after giving effect to such reassignment, Assignee's security interest and conditional assignment granted pursuant to Section 1 and
Section 2, as well as all other rights and remedies of Assignee granted hereunder, shall continue to be in full force and effect; and PROVIDED, FURTHER that the rights, title and interests so reassigned shall be free and clear of all Liens other than Liens (if any) encumbering such rights, title and interest at the time of their assignment to Assignee and Liens permitted under the Credit Agreement.

            SECTION 13. ASSIGNEE APPOINTED ATTORNEY-IN-FACT. Assignor hereby irrevocably appoints Assignee as Assignor's attorney-in-fact, with full authority in the place and stead of Assignor and in the name of Assignor, Assignee or otherwise, from time to time in Assignee's discretion to take any action and to execute any instrument that Assignee may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

            (a) to endorse Assignor's name on all applications, documents, papers and instruments necessary for Assignee in the use or maintenance of the Collateral;

            (b) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

            (c) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

            (d) to file any claims or take any action or institute any proceedings that Assignee may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Assignee with respect to any of the Collateral;

            (e) to pay or discharge taxes or Liens (other than Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Assignee in its sole discretion, any such payments made by Assignee to become obligations of Assignor to Assignee, due and payable immediately without demand; and

            (f) upon the occurrence and during the continuation of an Event of Default, (i) to execute and deliver any of the assignments or documents requested by Assignee pursuant to Section 16(b), (ii) to grant or issue an exclusive or non-exclusive license to the Collateral or any portion thereof to any Person, and (iii) otherwise generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Assignee were the absolute owner thereof for all purposes, and to do, at Assignee's option and Assignor's expense, at any time or from time to time, all acts and things that Assignee deems necessary to protect, preserve or realize upon the Collateral and Assignee's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as Assignor might do.

            SECTION 14. ASSIGNEE MAY PERFORM. If Assignor fails to perform any agreement contained herein, Assignee may itself perform, or cause performance of, such agreement, and the expenses of Assignee incurred in connection therewith shall be payable by Assignor under subsection 10.2 of the Credit Agreement.

            SECTION 15. STANDARD OF CARE. The powers conferred on Assignee hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Assignee shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Assignee shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Assignee accords its own property.

            SECTION 16. REMEDIES. If any Event of Default shall have occurred and be continuing:

            (a) Assignee may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "CODE")
(whether or not the Code applies to the affected Collateral), and also may (i) require Assignor to, and Assignor hereby agrees that it will at its expense and upon request of Assignee forthwith, assemble all or part of the Collateral as directed by Assignee and make it available to Assignee at a place to be designated by Assignee that is reasonably convenient to both parties, (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (iii) prior to the disposition of the Collateral, store the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Assignee deems appropriate, (iv) take possession of Assignor's premises or place custodians in exclusive control thereof, remain on such premises and use the same for the purpose of taking any actions described in the preceding clause (iii) and collecting any Secured Obligation, (v) exercise any and all rights and remedies of Assignor under or in connection with the contracts related to the Collateral or otherwise in respect of the Collateral, including, without limitation, any and all rights of Assignor to demand or otherwise require payment of any amount under, or performance of any provision of, such contracts, and (vi) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Assignee's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Assignee may deem commercially reasonable. Assignee or any Lender may be the purchaser of any or all of the Collateral at any such sale and Assignee, as Administrative Agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Assignee at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Assignor, and Assignor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Assignor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to Assignor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Assignee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Assignee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Assignor hereby waives any claims against Assignee arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Assignee accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Assignor shall be liable for the deficiency and the fees of any attorneys employed by Assignee to collect such deficiency.

            (b) Upon written demand from Assignee, Assignor shall execute and deliver to Assignee an assignment or assignments of the Patents and such other documents as are necessary or appropriate to carry out the intent and purposes of this Agreement; PROVIDED that the failure of Assignor to comply with such demand will not impair or affect the validity of the conditional assignment effected by Section 2 or its effectiveness upon notice by Assignee as specified in Section 2. Assignor agrees that such an assignment (including, without limitation, the conditional assignment effected by Section 2) and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that Assignee (or any Lender) receives cash proceeds in respect of the sale of, or other realization upon, the Collateral.

            SECTION 17. APPLICATION OF PROCEEDS. Except as expressly provided elsewhere in this Agreement, all proceeds received by Assignee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied as provided in subsection 2.4D of the Credit Agreement.

            SECTION 18. CONTINUING ASSIGNMENT AND SECURITY INTEREST; TRANSFER of Loans. This Agreement shall create a continuing security interest in, and conditional assignment of, the Collateral and shall (a) remain in full force and effect until the payment in full of the Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, (b) be binding upon Assignor, its successors and assigns, and (c) inure, together with the rights and remedies of Assignee hereunder, to the benefit of Assignee and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 10.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, the security interest and conditional assignment granted hereby shall terminate and all rights to the Collateral shall revert to Assignor. Upon any such termination Assignee will, at Assignor's expense, execute and deliver to Assignor such documents as Assignor shall reasonably request to evidence such termination.

            SECTION 19.  ASSIGNEE AS ADMINISTRATIVE AGENT.

            (a) Assignee has been appointed to act as Assignee hereunder by Lenders. Assignee shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement.

            (b) Assignee shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Assignee under this Agreement; removal of Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute removal as Assignee under this Agreement; and appointment of a successor Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Assignee under this Agreement. Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Assignee under this Agreement, and the retiring or removed Assignee under this Agreement shall promptly (i) transfer to such successor Assignee all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Assignee under this Agreement, and (ii) execute and deliver to such successor Assignee such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Assignee of the security interests created hereunder, whereupon such retiring or removed Assignee shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as Assignee, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Assignee hereunder.

            SECTION 20. AMENDMENTS; ETC. No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by Assignor therefrom, shall in any event be effective unless the same shall be in writing and signed by Assignee and, in the case of any such amendment or modification, by Assignor. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

            SECTION 21. NOTICES. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or, as to either party, such other address as shall be designated by such party in a written notice delivered to the other party hereto.

            SECTION 22. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

            SECTION 23. HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

            SECTION 24. GOVERNING LAW; TERMS. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN

ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, (INCLUDING, WITHOUT LIMITATION, SECTION 1646.5 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF CALIFORNIA. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of California are used herein as therein defined.

          SECTION 25.  WAIVER OF JURY TRIAL.  ASSIGNOR AND ASSIGNEE HEREBY
AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Assignor and Assignee each acknowledge that this waiver is a material inducement for Assignor and Assignee to enter into a business relationship, that Assignor and Assignee have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Assignor and Assignee further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

            SECTION 26. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.


                 [Remainder of page intentionally left blank]

            IN WITNESS WHEREOF, Assignor and Assignee have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                   ANDROS INCORPORATED


                                   By:
                                      --------------------------------
                                   Name:
                                   Title:

                                   Notice Address:



                                   BANQUE PARIBAS, as Administrative Agent, as
                                   Assignee


                                   By:
                                      --------------------------------
                                   Name:
                                   Title:

                                   Notice Address:

STATE OF CALIFORNIA                )
                                   )  SS.:
COUNTY OF SAN FRANCISCO            )



            On ___________, 19___, before me,                     , a Notary
Public in and for said State, personally appeared ______________________________ __________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

            WITNESS my hand and official seal.

Signature   ________________________________ (Seal)

                                 SCHEDULE I

                   TO COMPANY PATENT COLLATERAL ASSIGNMENT
                            AND SECURITY AGREEMENT


                               PATENTS ISSUED

PATENT NO.        ISSUE DATE        INVENTION            INVENTOR



                               PATENTS PENDING

Applicant's            Date      Application
   NAME              FILED        NO.       INVENTION     INVENTOR

                                 SCHEDULE II

                         TO COMPANY PATENT COLLATERAL
                      ASSIGNMENT AND SECURITY AGREEMENT


Chief Place of Business:

Chief Executive Office:

Record Office:

                                EXHIBIT XIII

               [FORM OF COMPANY TRADEMARK SECURITY AGREEMENT]

               COMPANY TRADEMARK COLLATERAL SECURITY AGREEMENT
                         AND CONDITIONAL ASSIGNMENT


            This COMPANY TRADEMARK COLLATERAL SECURITY AGREEMENT AND CONDITIONAL ASSIGNMENT (this "AGREEMENT") is dated as of _______________, 1996 and entered into by and between ANDROS INCORPORATED, a Delaware corporation ("GRANTOR"), and BANQUE PARIBAS, as Administrative Agent for and representative of (in such capacity herein called "SECURED PARTY") the financial institutions ("LENDERS") party to the Credit Agreement referred to below.

                            PRELIMINARY STATEMENTS

            A. Secured Party, Lenders, and The Bank of Nova Scotia, as Documentation Agent, have entered into a Credit Agreement dated as of March 25, 1996 (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Grantor pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Grantor.

            B. Grantor owns and uses in its business, and will in the future adopt and so use, various intangible assets, including trademarks, service marks, designs, logos, indicia, tradenames, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto (collectively, the "TRADEMARKS").

            C. Secured Party desires to become a secured creditor with respect to and, under the circumstances described herein, an assignee of all of the existing and future Trademarks, all registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (the "REGISTRATIONS"), all common law and other rights in and to the Trademarks in the United States and any state thereof and in foreign countries (the "TRADEMARK RIGHTS"), all goodwill of Grantor's business symbolized by the Trademarks and associated therewith, including, without limitation, the documents and things described in Section 1(b) (the "ASSOCIATED GOODWILL"), and all proceeds of the Trademarks, the Registrations, the Trademark Rights and the Associated Goodwill, and Grantor agrees to create a secured and protected interest in the Trademarks, the Registrations, the Trademark Rights, the Associated Goodwill and all the proceeds thereof as provided herein.

            D. Pursuant to the Company Security Agreement, Grantor has granted to Secured Party a lien on and security interest in, among other assets, the equipment relating to the products and services sold or delivered under or in connection with the Trademarks such that, upon the occurrence and during the continuation of an Event of Default, Secured Party would be able to exercise its remedies consistent with the Security Agreement, this Agreement and applicable law to foreclose upon Grantor's business and use the Trademarks, the Registrations and the Trademark Rights in conjunction with the continued operation of such business, maintaining substantially the same product and service specifications and quality as maintained by Grantor, and benefit from the Associated Goodwill.

            E. Upon the occurrence and during the continuation of an Event of Default, and to permit Secured Party to operate Grantor's business without interruption and to use the Trademarks, Registrations, Trademark Rights and Associated Goodwill in conjunction therewith, Grantor is willing to grant to Secured Party the conditional assignment of Grantor's entire right, title and interest in and to the Collateral (as hereinafter defined) and to appoint Secured Party as Grantor's attorney-in-law and attorney-in-fact to execute documents and take actions to confirm said assignments.

            F. It is a condition precedent to the making of the Term Loans and Revolving Loans by Lenders under the Credit Agreement that Grantor shall have granted the security interests and made the conditional assignment and undertaken the obligations contemplated by this Agreement.

            NOW, THEREFORE, in consideration of the premises and in order to induce Lenders to make the Term Loans, the Revolving Loans and other extensions of credit under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor hereby agrees with Secured Party as follows:

            SECTION 1.  GRANT OF SECURITY.  Grantor hereby assigns to
Secured Party, and hereby grants to Secured Party a security interest in, all of Grantor's right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the "COLLATERAL"):

            (a) each of the Trademarks and rights and interests in Trademarks which are presently, or in the future may be, owned, held (whether pursuant to a license or otherwise) or used by Grantor, in whole or in part (including, without limitation, the Trademarks specifically identified in SCHEDULE I annexed hereto, as the same may be amended pursuant hereto from time to time), and including all Trademark Rights with respect thereto and all federal, state and foreign Registrations therefor heretofore or hereafter granted or applied for, the right (but not the obligation) to register claims under any state or federal trademark law or regulation or any trademark law or regulation of any foreign country and to apply for, renew and extend the Trademarks, Registrations and Trademark Rights, the right (but not the obligation) to sue or bring opposition or cancellation proceedings in the name of Grantor or in the name of Secured Party or otherwise for past, present and future infringements of the Trademarks, Registrations or Trademark Rights and all rights (but not obligations) corresponding thereto in the United States and any foreign country, and the Associated Goodwill; it being understood that the rights and interests included herein shall include, without limitation, all rights and interests pursuant to licensing or other contracts in favor of Grantor pertaining to the Trademarks, Registrations or Trademark Rights presently or in the future owned or used by third parties but, in the case of third parties which are not Affiliates of Grantor, only to the extent permitted by such licensing or other contracts and, if not so permitted, only with the consent of such third parties;

            (b) the following documents and things in Grantor's possession, or subject to Grantor's right to possession, related to (y) the production, sale and delivery by Grantor, or by any Affiliate, licensee or subcontractor of Grantor, of products or services sold or delivered by or under the authority of Grantor in connection with the Trademarks, Registrations or Trademark Rights (which products and services shall, for purposes of this Agreement, be deemed to include, without limitation, products and services sold or delivered pursuant to merchandising operations utilizing any Trademarks, Registrations or Trademark Rights); or (z) any retail or other merchandising operations conducted under the name of or in connection with the Trademarks, Registrations or Trademark Rights by Grantor or any Affiliate, licensee or subcontractor of Grantor:

                 (i) all lists and ancillary documents that identify and describe any of Grantor's customers, or those of its Affiliates, licensees or subcontractors, for products sold and services delivered under or in connection with the Trademarks or Trademark Rights, including, without limitation, any lists and ancillary documents that contain a customer's name and address, the name and address of any of its warehouses, branches or other places of business, the identity of the Person or Persons having the principal responsibility on a customer's behalf for ordering products or services of the kind supplied by Grantor, or the credit, payment, discount, delivery or other sale terms applicable to such customer, together with information setting forth the total purchases, by brand, product, service, style, size or other criteria, and the patterns of such purchases;

                 (ii) all product and service specification documents and production and quality control manuals used in the manufacture or delivery of products and services sold or delivered under or in connection with the Trademarks or Trademark Rights;

                 (iii) all documents which reveal the name and address of any source of supply, and any terms of purchase and delivery, for any and all materials, components and services used in the production of products and services sold or delivered under or in connection with the Trademarks or Trademark Rights; and

                 (iv) all documents constituting or concerning the then current or proposed advertising and promotion by Grantor or its Affiliates, licensees or subcontractors of products and services sold or delivered under or in connection with the Trademarks or Trademark Rights, including, without limitation, all documents which reveal the media used or to be used and the cost for all such advertising conducted within the described period or planned for such products and services;

            (c)  all general intangibles relating to the Collateral;

            (d) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

            (e) all proceeds, products, rents and profits (including, without limitation, license royalties and proceeds of infringement suits) of or from any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral. For purposes of this Agreement, the term "PROCEEDS" includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

            SECTION 2. CONDITIONAL ASSIGNMENT. In addition to, and not by way of limitation of, the granting of a security interest in the Collateral pursuant to Section 1, Grantor hereby, effective upon the occurrence of an Event of Default and upon written notice from Secured Party, grants, sells, conveys, transfers, assigns and sets over to Secured Party, for its benefit and the ratable benefit of Lenders, all of Grantor's right, title and interest in and to the Collateral, including, without limitation, Grantor's right, title and interest in and to the Trademarks identified in SCHEDULE I annexed hereto, the Associated Goodwill of the business symbolized by said Trademarks and all Registrations relating to said Trademarks.

            SECTION 3. SECURITY FOR OBLIGATIONS. This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), of all obligations and liabilities of every nature of Grantor now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents and all extensions or renewals thereof, whether for principal, interest (including, without limitation, interest that, but for the filing of a petition in bankruptcy with respect to Grantor, would accrue on such obligations), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Lender as a preference, fraudulent transfer or otherwise and all obligations of every nature of Grantor now or hereafter existing under this Agreement (all such obligations of Grantor being the "SECURED OBLIGATIONS").

            SECTION 4. GRANTOR REMAINS LIABLE. Anything contained herein to the contrary notwithstanding, (a) Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under any contracts and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

            SECTION 5. REPRESENTATIONS AND WARRANTIES. Grantor represents and warrants as follows:

            (a) DESCRIPTION OF COLLATERAL. A true and complete list of all Trademarks, Registrations and Trademark Rights owned, held (whether pursuant to a license or otherwise) or used by Grantor, in whole or in part, as of the date of this Agreement is set forth in SCHEDULE I annexed hereto.

            (b) VALIDITY AND ENFORCEABILITY OF COLLATERAL. Each of the Trademarks, Registrations and Trademark Rights is valid, subsisting and enforceable and Grantor is not aware of any pending or threatened claim by any third party that any of the Trademarks, Registrations or Trademark Rights is invalid or unenforceable or that the use of any of the Trademarks, Registrations or Trademark Rights violates the rights of any third person or of any basis for any such claim.

            (c) OWNERSHIP OF COLLATERAL. Except for the security interest and conditional assignment created by this Agreement and Liens permitted under the Credit Agreement, Grantor owns the Collateral free and clear of any Lien. Except such as may have been filed in favor of Secured Party relating to this Agreement, (i) no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the Collateral is on file in the United States Patent and Trademark Office.

            (d) OFFICE LOCATIONS; OTHER NAMES. The chief place of business, the chief executive office and the office where Grantor keeps its records regarding the Collateral is, and has been for the four-month period preceding the date hereof, located at the address set forth on SCHEDULE II annexed hereto.

            SECTION 6. FURTHER ASSURANCES; NEW TRADEMARKS, REGISTRATIONS AND Trademark Rights.

            (a) Grantor agrees that from time to time, at the expense of Grantor, Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest or conditional assignment granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Grantor will: (i) at the request of Secured Party, mark conspicuously each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to Secured Party, indicating that such Collateral is subject to the security interest granted hereby, (ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Secured Party may request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (iii) use its best efforts to obtain any necessary consents of third parties to the grant and perfection of a security interest and assignment to Secured Party with respect to any Collateral, (iv) at any reasonable time, upon request by Secured Party, exhibit the Collateral to and allow inspection of the Collateral by Secured Party, or persons designated by Secured Party, and (v) at Secured Party's request, appear in and defend any action or proceeding that may affect Grantor's title to or Secured Party's security interest in all or any part of the Collateral.

            (b) Grantor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Grantor. Grantor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement signed by Grantor shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

            (c) Grantor hereby authorizes Secured Party to modify this Agreement without obtaining Grantor's approval of or signature to such modification by amending SCHEDULE I annexed hereto to include reference to any right, title or interest in any existing Trademark, Registration or Trademark Right or any Trademark, Registration or Trademark Right acquired or developed by Grantor after the execution hereof or to delete any reference to any right, title or interest in any Trademark, Registration or Trademark Right in which Grantor no longer has or claims any right, title or interest.

            (d) Grantor will furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail.

            (e) If Grantor shall obtain rights to any new Trademarks, Registrations or Trademark Rights, the provisions of this Agreement shall automatically apply thereto. Grantor shall promptly notify Secured Party in writing of any rights to any new Trademarks or Trademark Rights acquired by Grantor after the date hereof and of any Registrations issued or applications for Registration made after the date hereof. Concurrently with the filing of an application for Registration for any Trademark, Grantor shall execute, deliver and record in all places where this Agreement is recorded an appropriate Trademark Collateral Security Agreement and Conditional Assignment, substantially in the form hereof, with appropriate insertions, or an amendment to this Agreement, in form and substance satisfactory to Secured Party, pursuant to which Grantor shall grant a security interest and conditional assignment to the extent of its interest in such Registration as provided herein to Secured Party unless so doing would, in the reasonable judgment of Grantor, after due inquiry, result in the grant of a Registration in the name of Secured Party, in which event Grantor shall give written notice to Secured Party as soon as reasonably practicable and the filing shall instead be undertaken as soon as practicable but in no case later than immediately following the grant of the Registration.

            SECTION 7. CERTAIN COVENANTS OF GRANTOR.  Grantor shall:

            (a) notify Secured Party of any change in Grantor's name, identity or corporate structure within 15 days of such change;

            (b) give Secured Party 30 days' prior written notice of any change in Grantor's chief place of business or chief executive office or the office where Grantor keeps its records regarding the Collateral;

            (c) not sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except as permitted by the Credit Agreement;

            (d) except for the security interest and conditional assignment created by this Agreement and Liens permitted under the Credit Agreement, not create or suffer to exist any Lien upon or with respect to any of the Collateral to secure the indebtedness or other obligations of any Person;

            (e) diligently keep reasonable records respecting the Collateral and at all times keep at least one complete set of its records concerning substantially all of the Trademarks, Registrations and Trademark Rights at its chief executive office or principal place of business;

            (f) not permit the inclusion in any contract to which it becomes a party of any provision that could or might in any way impair or prevent the creation of a security interest in, or the assignment of, Grantor's rights and interests in any property included within the definitions of any Trademarks, Registrations, Trademark Rights and Associated Goodwill acquired under such contracts;

            (g) take all steps necessary to protect the secrecy of all trade secrets relating to the products and services sold or delivered under or in connection with the Trademarks and Trademark Rights, including, without limitation, entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents;

            (h) use proper statutory notice in connection with its use of each of the Trademarks, Registrations and Trademark Rights;

            (i) use consistent standards of high quality (which may be consistent with Grantor's past practices) in the manufacture, sale and delivery of products and services sold or delivered under or in connection with the Trademarks, Registrations and Trademark Rights, including, to the extent applicable, in the operation and maintenance of its retail stores and other merchandising operations; and

            (j) upon any officer of Grantor obtaining knowledge thereof, promptly notify Secured Party in writing of any event that may materially and adversely affect the value of the Collateral or any portion thereof, the ability of Grantor or Secured Party to dispose of the Collateral or any portion thereof, or the rights and remedies of Secured Party in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof.

            SECTION 8. CERTAIN INSPECTION RIGHTS. Grantor hereby grants to Secured Party and its employees, representatives and agents the right to visit Grantor's and any of its Affiliate's or subcontractor's plants, facilities and other places of business that are utilized in connection with the manufacture, production, inspection, storage or sale of products and services sold or delivered under any of the Trademarks, Registrations or Trademark Rights (or which were so utilized during the prior six month period), and to inspect the quality control and all other records relating thereto upon reasonable notice to Grantor and as often as may be reasonably requested.

            SECTION 9.  AMOUNTS PAYABLE IN RESPECT OF THE COLLATERAL.
Except as otherwise provided in this Section 9, Grantor shall continue to collect, at its own expense, all amounts due or to become due to Grantor in respect of the Collateral or any portion thereof. In connection with such collections, Grantor may take (and, at Secured Party's direction, shall take) such action as Grantor or Secured Party may deem necessary or advisable to enforce collection of such amounts; PROVIDED, HOWEVER, that Secured Party shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to Grantor of its intention to do so, to notify the obligors with respect to any such amounts of the existence of the security interest created, and the conditional assignment effected hereby, and to direct such obligors to make payment of all such amounts directly to Secured Party, and, upon such notification and at the expense of Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Grantor might have done. After receipt by Grantor of the notice from Secured Party referred to in the PROVISO to the preceding sentence, (i) all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by
Section 17, and (ii) Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

            SECTION 10. TRADEMARK APPLICATIONS AND LITIGATION.

            (a) Except as provided in Section 10(c) and notwithstanding Section 2, Grantor shall have the right to commence and prosecute in its own name, as real party in interest, for its own benefit and at its own expense, such suits, proceedings or other actions for infringement, unfair competition, dilution or other damage as are in its reasonable business judgment necessary to protect the Collateral. Secured Party shall provide, at Grantor's expense, all reasonable and necessary cooperation in connection with any such suit, proceeding or action, including, without limitation, joining as a necessary party.

            (b) Grantor shall promptly, following its becoming aware thereof, notify Secured Party of the institution of, or of any adverse determination in, any proceeding (whether in the United States Patent and Trademark Office or any federal, state, local or foreign court) described in Section 10(a) or regarding Grantor's claim of ownership in or right to use any of the Trademarks, Registrations or Trademark Rights, its right to register the same, or its right to keep and maintain such Registration. Grantor shall provide to Secured Party any information with respect thereto requested by Secured Party.

            (c) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, Secured Party shall have the right (but not the obligation) to bring suit, in the name of Grantor, Secured Party or otherwise, to enforce any Trademark, Registration, Trademark Right, Associated Goodwill and any license thereunder, in which event Grantor shall, at the request of Secured Party, do any and all lawful acts and execute any and all documents required by Secured Party in aid of such enforcement and Grantor shall promptly, upon demand, reimburse and indemnify Secured Party as provided in subsection 10.2 of the Credit Agreement in connection with the exercise of its rights under this Section 10. To the extent that Secured Party shall elect not to bring suit to enforce any Trademark, Registration, Trademark Right, Associated Goodwill or any license thereunder as provided in this Section 10(c), Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any of the Trademarks, Registrations, Trademark Rights or Associated Goodwill by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing necessary to prevent such infringement.

            SECTION 11. NON-DISTURBANCE AGREEMENTS, ETC. If and to the extent that Grantor is permitted to license the Collateral, Secured Party shall enter into a non-disturbance agreement or other similar arrangement, at Grantor's request and expense, with Grantor and any licensee of any Collateral permitted hereunder in form and substance satisfactory to Secured Party pursuant to which (a) Secured Party shall agree not to disturb or interfere with such licensee's rights under its license agreement with Grantor so long as such licensee is not in default thereunder and (b) such licensee shall acknowledge and agree that the Collateral licensed to it is subject to the security interest and conditional assignment created in favor of Secured Party and the other terms of this Agreement.

            SECTION 12.  REASSIGNMENT OF COLLATERAL.  If (a) an Event of
Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (b) no other Event of Default shall have occurred and be continuing, (c) an assignment to Secured Party of any rights, title and interests in and to the Collateral shall have been previously made and shall have become absolute and effective pursuant to Section 2, Section 13(f) or Section 16(b), and (d) the Secured Obligations shall not have become immediately due and payable, upon the written request of Grantor and the written consent of Secured Party, Secured Party shall promptly execute and deliver to Grantor such assignments as may be necessary to reassign to Grantor any such rights, title and interests as may have been assigned to Secured Party as aforesaid, subject to any disposition thereof that may have been made by Secured Party pursuant hereto; PROVIDED that, after giving effect to such reassignment, Secured Party's security interest and conditional assignment granted pursuant to Section 1 and Section 2, as well as all other rights and remedies of Secured Party granted hereunder, shall continue to be in full force and effect; and PROVIDED, FURTHER that the rights, title and interests so reassigned shall be free and clear of all Liens other than Liens (if any) encumbering such rights, title and interest at the time of their assignment to Secured Party and Liens permitted under the Credit Agreement.

            SECTION 13. SECURED PARTY APPOINTED ATTORNEY-IN-FACT. Grantor hereby irrevocably appoints Secured Party as Grantor's attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

            (a) to endorse Grantor's name on all applications, documents, papers and instruments necessary for Secured Party in the use or maintenance of the Collateral;

            (b) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

            (c) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

            (d) to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Collateral;

            (e) to pay or discharge taxes or Liens (other than Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Secured Party in its sole discretion, any such payments made by Secured Party to become obligations of Grantor to Secured Party, due and payable immediately without demand; and

            (f) upon the occurrence and during the continuation of an Event of Default, (i) to execute and deliver any of the assignments or documents requested by Secured Party pursuant to Section 16(b), (ii) to grant or issue an exclusive or non-exclusive license to the Collateral or any portion thereof to any Person, and (iii) otherwise generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party's option and Grantor's expense, at any time or from time to time, all acts and things that Secured Party deems necessary to protect, preserve or realize upon the Collateral and Secured Party's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as Grantor might do.

            SECTION 14. SECURED PARTY MAY PERFORM. If Grantor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Grantor under subsection 10.2 of the Credit Agreement.

            SECTION 15. STANDARD OF CARE. The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property.

            SECTION 16. REMEDIES. If any Event of Default shall have occurred and be continuing:

            (a) Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "CODE") (whether or not the Code applies to the affected Collateral), and also may (i) require Grantor to, and Grantor hereby agrees that it will at its expense and upon request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it available to Secured Party at a place to be designated by Secured Party that is reasonably convenient to both parties, (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (iii) prior to the disposition of the Collateral, store the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Secured Party deems appropriate, (iv) take possession of Grantor's premises or place custodians in exclusive control thereof, remain on such premises and use the same for the purpose of taking any actions described in the preceding clause
(iii) and collecting any Secured Obligation, (v) exercise any and all rights and remedies of Grantor under or in connection with the contracts related to the Collateral or otherwise in respect of the Collateral, including without limitation any and all rights of Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, such contracts, and
(vi) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable. Secured Party or any Lender may be the purchaser of any or all of the Collateral at any such sale and Secured Party, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Grantor, and Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Grantor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantor shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

            (b) Upon written demand from Secured Party, Grantor shall execute and deliver to Secured Party an assignment or assignments of the Trademarks, Registrations, Trademark Rights and the Associated Goodwill and such other documents as are necessary or appropriate to carry out the intent and purposes of this Agreement; PROVIDED that the failure of Grantor to comply with such demand will not impair or affect the validity of the conditional assignment effected by Section 2 or its effectiveness upon notice by Secured Party as specified in Section 2. Grantor agrees that such an assignment (including, without limitation, the conditional assignment effected by Section 2) and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that Secured Party (or any Lender) receives cash proceeds in respect of the sale of, or other realization upon, the Collateral.

            (c) Within five Business Days after written notice from Secured Party, Grantor shall make available to Secured Party, to the extent within Grantor's power and authority, such personnel in Grantor's employ on the date of such Event of Default as Secured Party may reasonably designate, by name, title or job responsibility, to permit Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by Grantor under or in connection with the Trademarks, Registrations and Trademark Rights, such persons to be available to perform their prior functions on Secured Party's behalf and to be compensated by Secured Party at Grantor's expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default.

            SECTION 17. APPLICATION OF PROCEEDS. Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall, be applied as provided in subsection 2.4D of the Credit Agreement.

            SECTION 18. CONTINUING SECURITY INTEREST AND CONDITIONAL Assignment; Transfer of Loans. This Agreement shall create a continuing security interest in, and conditional assignment of, the Collateral and shall
(a) remain in full force and effect until the payment in full of the Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, (b) be binding upon Grantor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 10.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, the security interest and conditional assignment granted hereby shall terminate and all rights to the Collateral shall revert to Grantor. Upon any such termination Secured Party will, at Grantor's expense, execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

            SECTION 19.  SECURED PARTY AS ADMINISTRATIVE AGENT.

            (a) Secured Party has been appointed to act as Secured Party hereunder by Lenders. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement.

            (b) Secured Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; removal of Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute removal as Secured Party under this Agreement; and appointment of a successor Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

            SECTION 20. AMENDMENTS; ETC. No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party and, in the case of any such amendment or modification, by Grantor. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

            SECTION 21. NOTICES. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth on the signature pages hereof or to such other address as each party may in writing hereafter indicate.

            SECTION 22. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

            SECTION 23. HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

            SECTION 24. GOVERNING LAW; TERMS. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, (INCLUDING, WITHOUT LIMITATION, SECTION 1646.5 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA) WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES,
EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF CALIFORNIA. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of California are used herein as therein defined.

          SECTION 25.  WAIVER OF JURY TRIAL.  GRANTOR AND SECURED PARTY
HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Grantor and Secured Party each acknowledge that this waiver is a material inducement for Grantor and Secured Party to enter into a business relationship, that Grantor and Secured Party have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Grantor and Secured Party further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

            SECTION 26. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.


                 [Remainder of page intentionally left blank.]

            IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                   ANDROS INCORPORATED


                                   By:
                                      --------------------------------
                                   Name:
                                   Title:

                                   Notice Address:



                                   BANQUE PARIBAS, as Administrative Agent


                                   By:
                                      --------------------------------
                                   Name:
                                   Title:

                                   Notice Address:

STATE OF CALIFORNIA                )
                                   )  SS.:
COUNTY OF SAN FRANCISCO            )



            On ___________, 19___, before me,                     , a Notary
Public in and for said State, personally appeared ______________________________ ____________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

            WITNESS my hand and official seal.

Signature   ________________________________ (Seal)

                                      SCHEDULE I
                                          TO
                             COMPANY TRADEMARK COLLATERAL
                                SECURITY AGREEMENT AND
                                CONDITIONAL ASSIGNMENT


                         UNITED STATES
Registered                  Trademark           Registration        Registration
   OWNER                 DESCRIPTION            NUMBER            DATE

                               SCHEDULE II

                       TO COMPANY PATENT COLLATERAL
                    ASSIGNMENT AND SECURITY AGREEMENT


Chief Place of Business:

Chief Executive Office:

Record Office:

                               EXHIBIT XIV

                      [FORM OF ASSUMPTION AGREEMENT]

                          ASSUMPTION AGREEMENT



           This ASSUMPTION AGREEMENT (this "AGREEMENT") is dated as of ________, 1996, and entered into by and between ANDROS INCORPORATED, a Delaware corporation ("COMPANY"), and BANQUE PARIBAS, as Administrative Agent ("ADMINISTRATIVE AGENT") for the financial institutions ("LENDERS") party to the Credit Agreement referred to below.

                         PRELIMINARY  STATEMENTS

           A.   Andros Acquisition Inc., a Delaware corporation ("MERGER
Sub"), Lenders, The Bank of Nova Scotia, as Documentation Agent, and Administrative Agent have entered into a Credit Agreement dated as of March 25, 1996 (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time being the "CREDIT AGREEMENT", the terms used therein and not otherwise defined herein being used herein as therein defined) pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Merger Sub to provide financing in connection with the Tender Offer and the Merger and to provide credit for working capital purposes to the Surviving Corporation.

           B. The proceeds of the initial Loans under the Credit Agreement were applied by Merger Sub to purchase the shares of the common stock of Andros Incorporated, a Delaware corporation ("TARGET"), tendered in the Tender Offer.

           C. At the Effective Time, Merger Sub was merged with and into Target.

           D. Company, as the Surviving Corporation, desires to assume all obligations of Merger Sub under the Credit Agreement and the Company Pledge Agreement, as required by the terms of the Credit Agreement.

           E. In addition to the foregoing, pursuant to the General Corporation Law of the State of Delaware, and the Merger Agreement, at the Effective Time, all obligations of Merger Sub become obligations of Company.

           NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. ASSUMPTION OF OBLIGATIONS UNDER THE CREDIT AGREEMENT BY ANDROS
            INCORPORATED

     1.1 Company hereby unconditionally assumes all of the obligations of Merger Sub under the Credit Agreement and the Company Pledge Agreement (the "ASSUMED OBLIGATIONS").

     1.2 Company hereby conditionally assumes all of the agreements of Merger Sub relating to the Assumed Obligations to the same extent as though all references to Company in the Credit Agreement and the Company Pledge Agreement shall be understood as references to "Andros Incorporated".

     1.3 Company warrants and represents that it has reviewed the Credit Agreement and the other Loan Documents. Company hereby represents and warrants that all representations and warranties set forth in the Credit Agreement applicable to "Company", "Company and its Subsidiaries" or "Holdings and its Subsidiaries" are true, correct and complete in all material respects and that upon consummation of the Merger, Company and its Subsidiaries are in compliance with all agreements, affirmative covenants and negative covenants contained in the Credit Agreement applicable to "Company", "Company and its Subsidiaries" or "Holdings and its Subsidiaries."

SECTION 2. MISCELLANEOUS

     2.1 No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege, or be construed to be a waiver thereof. No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Lenders.

     2.2 THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

     2.3 This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Neither Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders.

     2.4 This Agreement shall become effective upon execution by Administrative Agent and Company and delivery of their respective counterparts to Administrative Agent.



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            IN WITNESS WHEREOF, Company and Administrative Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                   ANDROS INCORPORATED



                                   By:
                                      --------------------------------
                                   Name:
                                   Title:

                                   Notice Address:



                                   BANQUE PARIBAS, as Administrative Agent


                                   By:
                                      --------------------------------
                                   Name:
                                   Title:

                                   Notice Address: